Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.2

LICENSE AGREEMENT

This License Agreement (“Agreement”), made as of August 13, 2015 (“Effective Date”), is by and between Novartis International Pharmaceutical Ltd., a company incorporated under the laws of Bermuda, located at 131 Front Street, Hamilton HM 12, Bermuda (“Novartis”) and AVEO Pharmaceuticals, Inc., a corporation incorporated under the laws of Delaware, USA, located at One Broadway, 14th Floor, Cambridge, Massachusetts 02142 (“AVEO”).  Novartis and AVEO are each referred to individually as a “Party” and together as the “Parties.”

Background

AVEO Controls (as defined below) the AVEO Patents and AVEO Know-How (each as defined below) relating to the AVEO Antibodies (as defined below).  Novartis acknowledges that a portion of the AVEO Technology (as defined below) was licensed from St. Vincent’s Hospital Sydney Limited, a hospital established and operated by the Sisters of Charity that conducts itself in accordance with the Code of Ethical Standards for Catholic Health and Aged Care Services in Australia.  Novartis wishes to obtain, and AVEO wishes to grant, rights under the AVEO Technology to develop, make, use and sell biological products incorporating the AVEO Antibodies in the Field (as defined below), as set forth herein.

For good and valuable consideration, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1

Definitions.  Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, will have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

“Accounting Standards” means, with respect to AVEO, US GAAP (United States Generally Accepted Accounting Principles and means, with respect to Novartis, IFRS (International Financial Reporting Standards), in each case as generally and consistently applied throughout the Party’s organization. Each Party will promptly notify the other Party in the event that it changes the Accounting Standards pursuant to which its records relating to this Agreement are maintained; provided, however, that each Party may only use internationally recognized accounting principles (e.g., IFRS, US GAAP, etc).

“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” will mean, direct or indirect, ownership of 50% or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or 50% or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity, or otherwise has “control” over the relevant entity as set forth in applicable Accounting Standards, as amended from time to time.  In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Alliance Manager” will have the meaning set forth in Section 3.1.

“AVEO Antibodies” means any antibody that binds to Growth Differentiation Factor 15 (“GDF-15”) that is Controlled by AVEO, including AV-380 and the antibodies identified on Exhibit A, together with any modified or derivative form of any AVEO Antibody, including any fragment of, pegylated version of (whether or not including amino acid changes) and any other chemically modified versions (including associated amino acid substitutions) of such AVEO Antibody, and any fused or conjugated versions of any of the foregoing.

“AVEO Know-How” means any Know-How Controlled by AVEO or any of its Affiliates as of the Effective Date or, subject to Section 16.1(b), thereafter during the term of this Agreement relating to the AVEO Antibodies and/or Product and which is reasonably necessary or useful for the research, Development, manufacture, preparation, use or Commercialization of the AVEO Antibodies and/or Product in the Field, but excluding any Know-How that becomes Controlled by AVEO after the Effective Date for which a Party would owe a Third Party additional consideration if AVEO grants rights thereunder to Novartis, unless Novartis agrees in writing to assume the obligation of payment of such consideration resulting from the Development or Commercialization of Products.

“AVEO Patents” means any Patent Rights Controlled by AVEO or any of its Affiliates as of the Effective Date or, subject to Section 16.1(b), thereafter during the Term of this Agreement (a) having patent claims covering the AVEO Antibodies and/or Product, or their use, composition, formulation, preparation or manufacture, or (b) having patent claims that are reasonably necessary or useful for the research, Development, manufacture, preparation, use or Commercialization of the AVEO Antibodies and/or Product in the Field, but excluding any Patent Rights that become Controlled by AVEO after the Effective Date for which a Party would owe a Third Party additional consideration if AVEO grants rights thereunder to Novartis. The AVEO Patents described in clause (a) above that exist on the Effective Date are set forth in Exhibit B.

“AVEO Technology” means the AVEO Know-How and AVEO Patents.

“Biosimilar Product” means, with respect to a Product, a biological product that: (a) (i) is biosimilar to such Product based upon data derived from (A) analytical studies that demonstrate that such biological product is highly similar to such Product, (B) animal studies, or (C) one or more clinical studies that are sufficient to demonstrate safety, purity, and potency in one or more Indications for which a BLA for such Product has been approved; and (ii) utilizes the same mechanism of action as such Product; or (b) (i) (A) has the same amino acid sequence as the relevant Product, (B) in the United States, is “highly similar”, “fingerprint similar”, “similar” or “interchangeable,” with respect to such Product as evaluated by the FDA, or (C) outside the United States, “similar,” “comparable,” “interchangeable,” “bioequivalent,” or “biosimilar” to such Product, as determined by an applicable Regulatory Authority, and (ii) is not an Authorized Biosimilar of such Product; where

“Authorized Biosimilar” means any biological product that is sold under the BLA filed by Novartis or its Affiliate or sublicensee for such Product. A Product licensed or produced by Novartis or its Affiliates or sublicensees will not constitute a Biosimilar Product.

“BLA” means a Biologics License Application in the United States for authorization to market the Product, as defined in the applicable laws and regulations and filed with the FDA.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” means a period of twelve consecutive calendar months ending on December 31.

“Change of Control” means any of the following events: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the stock then outstanding of AVEO normally entitled to vote in elections of directors; (b) AVEO consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into AVEO, in either event pursuant to a transaction in which more than 50% of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least 50% of the outstanding shares of AVEO preceding such consolidation or merger; or (c) AVEO conveys, transfers or leases all or substantially all of its assets to any Third Party.

“Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.

“Code” means Title 11 of the U.S. Code.

“Combination Product” means any biologic product (in any formulation) containing one or more active biologic or pharmaceutical ingredients in addition to the AVEO Antibody.

“Commercialize” means to market, promote, distribute, import, export, offer to sell and/or sell Product, and “Commercialization” means commercialization activities relating to Product, including activities relating to marketing, promoting, distributing, importing, exporting, offering for sale and/or selling Product.

“Commercially Reasonable Efforts” means, in relation to an obligation or task of a Party, the level of effort required to carry out that obligation or task in a sustained manner consistent with the efforts that a reasonable person/entity in the same position as the applicable Party normally devotes to its products at a similar stage of development, based on conditions then prevailing.  Commercially Reasonable Efforts requires that the Party: (a) promptly assign responsibility for the relevant obligation or task to specific employees who are held accountable for progress, and monitor such progress on an ongoing basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out the obligation or task, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

“Competing Product” means a GDF-15 modulator.

“Control” or “Controlled” means, with respect to any Know-How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise, other than by a license granted under this Agreement) of a Party or, subject to Section 16.1(b), its Affiliates, to grant a license or a sublicense of or under such Know-How, Patent Rights, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party.

“Develop” or “Development” means drug development activities, including, without limitation, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of BLAs and MAAs.

“Effective Date” has the meaning in the preamble.

“EMA” means the European Medicines Agency or any successor entity thereto.

“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

“EU Regulatory Approval” means, with respect to a Product, (a) MAA approval from the EMA and pricing and reimbursement approval in three of the Major EU Countries, or (b) marketing, pricing, and reimbursement approvals in three of the Major EU Countries.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field” means (a) with respect to St. Vincent’s Technology, all human therapeutic, preventative and palliative applications that benefit from inhibition or decreased expression or activity of MIC-1, including from administration of a MIC-1 antagonist or MIC-1 receptor antagonist; and (b) with respect to AVEO Technology other than St. Vincent’s Technology, the treatment and prevention of diseases and other conditions in all indications in humans.

“First Commercial Sale” means, with respect to a Product in a particular country, the first arm’s length sale to a Third Party for use or consumption of any such Product following receipt of Regulatory Approval of such Product in such country.

“Generic Competition” means, with respect to a Product in any country, that the following has occurred (a) the Net Sales of such Product in that country in any Calendar Year are less than [**]% as compared with the Net Sales of such Product in that country in the Calendar Year immediately preceding the marketing or sale of the first Biosimilar Product; and (b) the decline in such sales is attributable in material part to the marketing or sale in such country of one or more Biosimilar Product.

“IND” means an Investigational New Drug application in the US filed with the FDA or the corresponding application for the investigation of Products in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

“Indication” means a specific disease, impairment, or medical condition that is the intended subject of a Product.

“Information” means all Know-How and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party, its Affiliates, or its or their licensors (including, in the case of AVEO, Information Controlled by St. Vincent’s and other licensors of the In-licensed AVEO Technology) has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement.

“Initiation” means, with respect to a Product and a clinical trial, the first dosing in such clinical trial of the first human with the relevant Product.

“In-licensed AVEO Technology” means the portion of AVEO Technology that has been in-licensed by AVEO and is sublicensed to Novartis and its Affiliates pursuant to this Agreement (including the St. Vincent’s Technology).

“In-licensed AVEO Technology Agreements” means the agreements between AVEO and Third Parties to which a portion of the AVEO Technology has been licensed to AVEO, specifically:

(i)

License Agreement, by and between AVEO and St. Vincent’s Hospital Sydney Limited (“SVH”), dated as of July 2, 2012, as amended as of the Effective Date, a copy of which is set forth on Schedule 1 (the “St. Vincent’s Agreement”);

(ii)

Research and Commercialisation License Agreement, by and between AVEO and Evogenix Pty Limited, dated September 25, 2007, as amended by First Amendment to the Research & Commercialisation Agreement, dated September 26, 2012, and as amended by Second Amendment to the Research and Commercialisation Agreement dated September 26, 2013, a copy of which is set forth on Schedule 2; and

(iii)	the Commercial License Agreement, effective July 17, 2014, by and between AVEO and Selexis SA, a copy of which is set forth on Schedule 3.

“Invoice” means an invoice substantially in the form set forth as Exhibit C.

“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

“MAA” means an application for the authorization to market the Product in any country or group of countries outside the United States, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

“Major EU Countries” means France, Germany, Italy, Spain and the United Kingdom.

“Major Market” means any of the United States, Japan, and each of the Major EU Countries.

“Milestones” means the milestones relating to the Product as set forth in Sections 8.2 and 8.3.

“Milestone Payments” means the payments to be made by Novartis to AVEO upon the achievement of the corresponding Milestones as set forth in Sections 8.2 and 8.3.

“Net Sales” means the net sales recorded by Novartis or any of its Affiliates or sublicensees for any Product sold to Third Parties other than sublicensees as determined in accordance with Novartis’ Accounting Standards as consistently applied, less a deduction of [**]% for direct expenses related to the sales of the Product, distribution and warehousing expenses and uncollectible amounts on previously sold products.  The deductions booked on an accrual basis by Novartis and its Affiliates under its Accounting Standards to calculate the recorded net sales from gross sales include the following:

(i)	normal trade and cash discounts;
(ii)	amounts repaid or credited by reasons of defects, rejections, recalls or returns;
(iii)	rebates and chargebacks to customers and third parties (including, without limitation, Medicare, Medicaid, Managed Healthcare and similar types of rebates);
(iv)	any amounts recorded in gross revenue associated with goods provided to customers for free;
(v)	amounts provided or credited to customers through coupons and other discount programs;

(vi)	delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions; and
(vii)	fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and
(viii)	other reductions or specifically identifiable amounts deducted for reasons similar to those listed above, in accordance with the Accounting Standards.

With respect to the calculation of Net Sales:

(i)

Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party, and sales between or among Novartis and its Affiliates and sublicensees will be disregarded for purposes of calculating Net Sales;

(ii)

If a Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under Accounting Standards are met;

(iii)

In the event that the Product is sold in a finished dosage form containing the AVEO Antibodies in combination with one or more other active ingredients (a “Combination Product”), the Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in the relevant country of the Product containing the AVEO Antibodies as the sole active ingredient in finished form, and B is the weighted average sale price (by sales volume) in that country of the product(s) containing the other component(s) as the sole active ingredient(s) in finished form. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages from the dosages of AVEO Antibodies and other active ingredient components that are included in the Combination Product, then Novartis will be entitled to make a proportional adjustment to such prices in calculating the royalty-bearing Net Sales of the Combination Product. If the weighted average sale price cannot be determined for the Product or other product(s) containing the single AVEO Antibodies or component(s), the calculation of Net Sales for Combination Products will be agreed by the Parties based on the relative value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed).

“Patent Rights” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates, utility models, design patents and the like of any of the foregoing.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Phase I Clinical Trial” means a clinical study of a Product in human subjects designed to obtain data on the safety and tolerability of such Product, including pharmacological or pharmacokinetic information, as more fully defined in 21 C.F.R. §312.21(a) (or the non-United States equivalent thereof).

“Phase II Clinical Trial” means a clinical study of a Product in patients designed to establish the dosing range for such Product and the safety and efficacy of such Product, as further defined in 21 C.F.R. §312.21(b) (or the non-United States equivalent thereof).

“Phase III Clinical Trial” means a controlled clinical study of a Product in patients designed to establish efficacy and safety of such Product for the purpose of preparing and submitting a filing for BLA approval in the US, or EU Regulatory Approval, as further defined in 21 C.F.R. §312.21(c) (or the non-United States equivalent thereof).

“Prior Confidentiality Agreement” means the Confidentiality Agreement between the Parties dated October 25, 2013.

“Product” means a therapeutic product incorporating or comprising one or more AVEO Antibodies in finished dosage form, including, in each case, all formulations and modes of administration thereof, (a) the Development, manufacture, preparation, use or Commercialization of which would, but for the license granted hereunder, infringe the AVEO Patents; and/or (b) that is Developed using, incorporates or embodies AVEO Know-How.

“Regulatory Approval” means, with respect to a biologic product in any country or jurisdiction, any approval, registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is reasonably necessary to market and sell a biologic product in such country or jurisdiction (including, e.g., any applicable pricing and reimbursement approvals).

“Regulatory Authority” means any governmental authority or agency responsible for authorizing or approving the marketing and/or sale of biologic products in a jurisdiction (e.g., the FDA, EMA, the Japanese Ministry of Health, Labour and Welfare, and corresponding national or regional regulatory agencies or organizations).

“Regulatory Filings” means, with respect to the AVEO Antibodies or Product, any submission to a Regulatory Authority of any appropriate regulatory application, and will include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto.  For the avoidance of doubt, Regulatory Filings will include any IND, BLA or the corresponding application in any other country or group of countries.

“Royalty Term” means the period commencing on the First Commercial Sale of a Product in a specified country until the latest of (a) the expiration of the last to expire Valid Claim of the AVEO Patents that, but for the licenses granted in this Agreement, would be infringed by the Development, manufacture, use, importation or other

Commercialization of such Product in such country; and (b) the tenth (10th) anniversary of the First Commercial Sale of such Product in such country.

“Sales & Royalty Report” means a written report or reports showing each of: (a) the Net Sales of each Product, on a country-by-country basis, during the reporting period by Novartis and its Affiliates and sublicensees; and (b) the royalties payable, in USD, which will have accrued hereunder with respect to such Net Sales.

“Senior Officers” means, for Novartis, the Global Head, Strategic Alliances of NIBR, or his designee, and for AVEO, its Chief Executive Officer or his designee.

“St. Vincent’s Technology” means the portion of the AVEO Technology that was licensed by St. Vincent’s to AVEO pursuant to the St. Vincent’s Agreement.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“United States” or “US” means the United States of America, its territories and possessions.

“USD” or “US$” means the lawful currency of the United States.

“Valid Claim” means a patent claim of an issued patent that has not expired or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period).

1.2	Interpretation. In this agreement unless otherwise specified:
(a)	“includes” and “including” will mean respectively includes and including without limitation;
(b)	a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;
(c)

a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(d)	words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders;
(e)

the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments;

(f)	the headings in this Agreement are for information only and will not be considered in the interpretation of this Agreement;
(g)	general words will not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and

(h)

the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.

2.	LICENSE
2.1

License Grant.  Subject to the terms and conditions of this Agreement, AVEO hereby grants to Novartis an exclusive (even as to AVEO and its Affiliates), sub-licensable (pursuant to Section 2.2) license or sublicense, as applicable, under AVEO’s interest in the AVEO Technology to research, Develop, make, have made, use, import, offer for sale, sell, have sold and otherwise Commercialize the AVEO Antibodies and Product in the Field worldwide.  For the avoidance of doubt, the foregoing license is exclusive to Novartis and AVEO has no retained rights (and will not attempt to license any rights, directly or indirectly, to any Third Party) with respect to the AVEO Antibodies and Products in the Field or with respect to the AVEO Patents or AVEO Know-How in the Field, except for the activities undertaken pursuant to the terms of this Agreement; provided, however, that Novartis acknowledges that AVEO’s licensors under the In-licensed AVEO Technology Agreements retain certain rights to AVEO Technology as provided in the applicable In-licensed AVEO Technology Agreement.

2.2

Sublicense Rights.  Novartis may sublicense the rights granted to it by AVEO under this Agreement at any time at its sole discretion, but subject to the applicable terms of this Agreement. Novartis may exercise its rights and perform its rights and obligations under this Agreement itself or through any of its Affiliates.  In addition, Novartis may subcontract to Third Parties the performance of tasks and obligations with respect to the Development and Commercialization of the Product as Novartis deems appropriate, subject to the applicable terms and conditions of this Agreement.  Novartis shall provide AVEO with a copy of any sublicense agreement it enters with respect to the AVEO Technology within [**] days after the execution thereof.  Each sublicense of the AVEO Technology shall be consistent with the terms and conditions of this Agreement and, if applicable, the In-licensed AVEO Technology Agreements, and Novartis shall guarantee the performance of its Affiliates and permitted sublicensees with respect to any sublicense granted pursuant to this Section 2.2.  Upon the termination of this Agreement by AVEO pursuant to Section 11.2 or Section 11.3 or by Novartis pursuant to Section 11.2 or 11.5, any sublicense granted by Novartis under the AVEO Technology will terminate upon the effective date of termination of this Agreement.

2.3	Non-compete.
(a)

During the term of this Agreement and subject to Section 16.1(b), neither AVEO nor any of its Affiliates, will, anywhere in the world, directly or indirectly, Develop, manufacture or Commercialize any Competing Product in the Field (or license or collaborate with a Third Party to do any of the foregoing); provided, however, the foregoing covenant will under no circumstances restrict any activity required to be performed by AVEO or any of its Affiliates pursuant to the terms of an In-licensed AVEO Technology Agreement.

(b)

In the event AVEO or any its Affiliates acquires control (as “control” is defined in the definition of Affiliate) of any Third Party, the activities of such Third Party shall not constitute a breach of this Agreement; provided that (i) no later than [**] months following consummation of the transaction in which AVEO or its Affiliate acquires control of such Third Party, AVEO or its Affiliate takes appropriate action, through divestiture of assets or otherwise, to cause such Party to come into compliance with Section 2.3(a), (ii) during such [**] month period, AVEO or its Affiliate keeps such acquired Third Party’s activities with respect to the Competing Product separate from the Development and Commercialization of AVEO Antibodies and Products, and (iii) no Information of Novartis is utilized in such activities.

(c)

In the event that AVEO undergoes a Change of Control, then the research, development, manufacture or commercialization of a Competing Product in the Field that, as of the date of such Change of Control, is being researched, developed, manufactured or commercialized by the assignee or acquirer of AVEO, or any Person which, immediately prior to such Change of Control, is an Affiliate of such assignee or acquirer, shall not constitute a breach of Section 2.3(a); provided that (i) such assignee or acquirer or Affiliate keeps such research, development, manufacturing or commercialization for a Competing Product separate from the Development and Commercialization of AVEO Antibodies and Products, and (ii) no Information of Novartis is utilized in such program.

2.4	In-licensed AVEO Technology.
(a)

Novartis acknowledges that the In-licensed AVEO Technology has been licensed to AVEO by Third Parties pursuant to various In-licensed AVEO Technology Agreements and is sublicensed to Novartis pursuant to, and subject to the terms and conditions of, this Agreement and the applicable In-licensed AVEO Technology Agreement.  Novartis will comply with, and will cause its Affiliates and sublicensees to comply with, all obligations of a sublicensee of the AVEO Technology under the applicable In-licensed AVEO Technology Agreement during the term of such In-licensed AVEO Technology Agreement, including without limitation the provisions of In-licensed AVEO Technology Agreements and further including without limitation the provisions of Section 3.7 of the St. Vincent’s Agreement.  If any conflict between Novartis’ obligations under this Agreement and an In-licensed AVEO Technology Agreement arises with respect to In-licensed AVEO Technology, Novartis will comply with the provisions of the In-licensed AVEO Technology Agreement.  For clarity, a breach by Novartis or any of its Affiliates or sublicensees of any applicable provision of an In-licensed AVEO Technology Agreement will be considered a material breach of this Agreement.

(b)

AVEO will maintain the In-licensed AVEO Technology Agreements in full force and effect and, unless Novartis’ has otherwise consented to such action in writing, (i) will not amend or modify any provision of any of the In-licensed AVEO Technology Agreements, (ii) will not waive any right arising under any of the In-licensed AVEO Technology Agreements, and (iii) will not terminate or amend any of the In-licensed AVEO Technology Agreements (in whole or in part) in a manner that would affect Novartis’ sublicensed rights thereunder.

(c)

AVEO will give Novartis prompt written notice (not more than [**] days after becoming aware of such matter) of (i) any material breach of or default of any of the In-licensed AVEO Technology Agreements by AVEO or the relevant Third Party; or (ii) any actual knowledge of circumstances that are reasonably likely to result in a material breach of or default of any In-licensed AVEO Technology Agreements by AVEO.  In the event of a material breach or receipt of written notice of an alleged material breach or default of the In-licensed AVEO Technology Agreements, which material breach remains uncured by AVEO for a period of [**] days and was not the result of an act or omission by Novartis or any of its Affiliates or sublicensees, AVEO will reasonably cooperate with Novartis with respect to efforts to remedy such actual or threatened material breach or default or to negotiate with the relevant Third Party to arrange for Novartis to assume all rights and obligations under the relevant agreement with respect to Licensed Products.

2.5

Rights in Bankruptcy. The Parties acknowledge that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country.  The Parties further acknowledge that Novartis, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including, but not limited to, Section 365(n) of the Code, and any similar laws in any other country.  In the event of the commencement of a bankruptcy proceeding by or against AVEO under the Code and any similar laws in any other country, Novartis will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless AVEO elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of AVEO upon written request therefor by Novartis.  All rights, powers and remedies of Novartis provided for in this Section 2.5 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code and any similar laws in any other country).

3.	GOVERNANCE
3.1

Alliance Managers.  Within [**] days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a senior representative having a general understanding of biopharmaceutical development and commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”).  The Alliance Managers will (a) serve as the contact point between the Parties for the purpose of providing AVEO with information on the progress of Novartis’ Development and Commercialization of the Product; (b) be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (c) provide a single point of communication for seeking consensus both internally within the respective Party’s organization and facilitating review of external corporate communications; and (d) raise cross-Party and/or cross-functional disputes in a timely manner.  Each Party may replace its Alliance Manager on written notice to the other Party.

3.2

Development Information.  Within [**] days of the Effective Date, Novartis will provide AVEO with a high level summary development plan setting forth the anticipated Development activities to be conducted by Novartis and its Affiliates and sublicensees related to AVEO Antibodies and Products during the following [**] month period (the “Development Plan”).  No later [**] days after each anniversary of the Effective Date, until the approval of the first BLA or MAA for a Product, Novartis will provide AVEO an updated Development Plan providing, in reasonable detail, the Development activities conducted by Novartis and its Affiliates and sublicensees related to AVEO Antibodies and Products during the immediately preceding year and its anticipated plans for Development of AVEO Antibodies and Products for next [**] month period.  Novartis may revise the Development Plan or any update thereto in its sole discretion, subject to satisfaction of its obligations under Section 5.2.

3.3

Meetings.  During the period from the Effective Date until the first BLA or MAA filing for the Product, the Alliance Managers will meet (either in person or by teleconference) at least [**],to review and discuss progress made under, and any changes to, the Development, Plan, including the Development work performed, clinical trials, Milestones, any key issues and the overall status of Development.  At least [**], senior representatives of each Party involved in the Development of the Product will attend such meeting; provided, that if AVEO intends to have any consultant attend such a meeting, such consultant will be subject to the prior approval of Novartis (such approval not to be unreasonably withheld or delayed) and bound by confidentiality obligations consistent with the terms of this Agreement.  Novartis will consider in good faith comments or proposals made by AVEO during such meetings; provided that Novartis will have sole control over all Development activities and full decision-making authority with respect to the Development of the Product, subject to satisfaction of its obligations under Section 5.2.

3.4

Commercialization Information.  Within [**] months after the first BLA or MAA filing for a Product, the Novartis Alliance Manager will provide the AVEO Alliance Manager with a high level written summary of the Commercialization strategy of Novartis with respect to such Product.  No later than [**] of each Calendar Year thereafter, Novartis will provide AVEO with a high level written summary of its then-current Commercialization strategy.

3.5

Change of Control.  In the event of a Change of Control of AVEO in which the successor entity is engaged in the research, development, manufacture or commercialization of a Competing Product in the Field, Novartis may provide written notice to AVEO (or its successor entity) terminating the provisions of Sections 3.3 and 3.4 and, upon such notice, Novartis will not be obligated under Section 3.3 or 3.4 for the remaining term of this Agreement.

4.	DISCLOSURE OF LICENSOR KNOW-HOW & COOPERATION
4.1

Disclosure of AVEO Know-How.  Within [**] days after the Effective Date, AVEO, without additional consideration, will use Commercially Reasonable Efforts to disclose to Novartis or its designated Affiliate the AVEO Know-How in its possession as of the Effective Date, including AVEO Know-How pertaining to the formulation, manufacture and Development of the AVEO Antibodies and/or Product and any other pre-clinical, toxicology and other data available to AVEO that are reasonably relevant to the Development of the AVEO Antibodies and/or Product.  Without limiting the foregoing, AVEO will deliver to Novartis (or its designee) copies of all manufacturing batch records, Development reports, analytical results, filings and correspondence with any Regulatory Authority (including notes or minutes of any meetings with any Regulatory Authority), raw material and excipient sourcing information, quality audit findings and any other relevant technical information relating to the AVEO Antibodies and/or the Product.  Notwithstanding the foregoing, AVEO will have no obligation to disclose to Novartis any portion of AVEO Know-How consisting of Information pertaining to AVEO’s proprietary products other than the AVEO Antibodies and/or the Product.

4.2

Material Transfer.  Upon the written request of Novartis, which shall be delivered prior to the [**] day following the Effective Date, AVEO will provide to Novartis or its designated Affiliate all (and not, for clarity, a portion of the) AVEO Antibodies and/or Product in AVEO’s possession, for use by Novartis and its Affiliates in connection with Development and Commercialization activities under this Agreement.  Novartis will have no obligation to reimburse AVEO for the cost of manufacture of any research-grade material; delivery of quantities of AVEO Antibodies and/or Product manufactured in accordance with cGMP will be subject to the payment by Novartis of the amount set forth in Section 8.1(b).  All materials will be provided to Novartis or its designee, and title and risk of loss will pass, DDP Novartis’ facility in Cambridge, Massachusetts (Incoterms 2010).

4.3

Cooperation.  During the [**] day period immediately following the Effective Date, AVEO will use Commercially Reasonable Efforts to provide reasonable assistance, or cause its vendors to provide reasonable assistance, to Novartis or its designated Affiliate in connection with understanding and using the AVEO Know-How for purposes consistent with licenses and rights granted to Novartis hereunder, including by:

(a)

providing information to assist Novartis or its designated Affiliate in developing formulations of the Product and its related activities, facilitating introductions to its vendors and service providers, and directing its vendors and service providers to transfer any relevant Know-How specific to the Product that is in their control;

(b)

executing any required documents, providing access to personnel and providing Novartis with copies of all reasonably required documentation, and causing its vendors and service providers to transfer any Regulatory Filings that are in their control;

(c)	cooperating with and providing assistance to Novartis or its designee, through documentation, consultation, training and face-to-face meetings,

to familiarize the personnel of Novartis or its designee with AVEO Know-How specifically relating to the manufacture of the AVEO Antibodies and/or Products and the application of the same in order to facilitate the ability of Novartis or its designee to proceed with manufacturing of the AVEO Antibodies and/or Product; and

(d)	providing such other mutually agreed-upon support activities to Novartis.

Novartis will reimburse AVEO for its reasonable costs and expenses incurred in performing the foregoing support activities described in Section 4.3 beyond an aggregate of [**] person-hours (including, without limitation, compensation for reasonable actual costs of its employees and all out-of pocket expenses) within [**] days of a receipt of an Invoice therefor.

5.	DEVELOPMENT AND MANUFACTURING
5.1

Development.  Subject to Section 5.2, Novartis will be responsible for conducting, at its sole expense, such research and preclinical, clinical and other Development of the AVEO Antibodies and/or Product as it determines appropriate in its sole discretion.

5.2

Development Diligence.  Novartis will itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Develop at least one Product in the Field.  Subject to compliance with the foregoing, the Development of the Product will be in Novartis’ sole discretion.

5.3	Regulatory.
(a)

Novartis will (i) determine the regulatory plans and strategies for the AVEO Antibodies and/or Product, (ii) (either itself or through its Affiliates or sublicensees) make all Regulatory Filings with respect to the Product, and (iii) be responsible for obtaining and maintaining Regulatory Approvals throughout the world in the name of Novartis or its Affiliates or sublicensees.

(b)	Novartis will have the right to disclose the existence of, and the results from, any clinical trials conducted under this Agreement in accordance with its standard policies.
5.4

Manufacturing.  Novartis or its designated subcontractor(s) will be solely responsible for the manufacture and supply of the AVEO Antibodies and Products being Developed or Commercialized under this Agreement.

5.5

Compliance.  Novartis will, and will cause its Affiliates and sublicensees to, (a) comply with all applicable current international regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements, and (b) not employ or use any person that has been debarred under Section 306(a) or 306(b) of the U.S. Federal Food, Drug and Cosmetic Act.

6.	[RESERVED]
7.	COMMERCIALIZATION
7.1

Commercialization.  Novartis will be solely responsible for all aspects of Commercialization of the Product, including planning and implementation, distribution, booking of sales, pricing and reimbursement.  Novartis will itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Commercialize at least one Product in each of the Major Markets.  Notwithstanding the foregoing, Novartis’ application of Commercially Reasonable Efforts will not require Novartis to Commercialize a Product in any particular country or territory other than a Major Market if Novartis reasonably determines that it is not commercially reasonable to do so for such Product.  Subject to compliance with the foregoing, the Commercialization of the Product will be in Novartis’ sole discretion.

8.	FINANCIAL PROVISIONS
8.1	Upfront Payment; Reimbursement for Materials.
(a)

In consideration of the licenses and rights granted to Novartis hereunder, Novartis will pay to AVEO a one-time, non-refundable, non-creditable upfront payment of fifteen million USD (US$15,000,000) within fifteen (15) days after receipt by Novartis of an Invoice for the same, which AVEO will issue on the Effective Date.

(b)

Novartis will reimburse AVEO for the actual amounts invoiced to AVEO by AbbVie Inc. associated with the manufacture of the AVEO Antibodies and Product that are supplied to Novartis pursuant to Section 4.2, without mark-up.  Such amount will not exceed three million four hundred fifty thousand USD (US$3,450,000).  Novartis will make this payment within [**] days after receipt by Novartis of an Invoice, which AVEO will issue upon delivery the relevant material, and which will include reasonable detail supporting the foregoing costs.

8.2	Milestone Payments.
(a)

In further consideration of the licenses and rights granted to Novartis hereunder, upon achievement of each of the following Milestones for a Product set forth below, the corresponding Milestone Payments will be payable by Novartis to AVEO:

Milestone	Milestone Payment (USD)
Clinical Milestones
[**]	[**]
[**]	[**]
[**]	[**]
Regulatory Milestones
[**]	[**]
[**]	[**]
[**]	[**]
(b)

Each Milestone Payment will be deemed earned as of the first achievement of the corresponding Milestone, as determined by Novartis. Novartis will provide AVEO with written notice of the achievement of each Milestone within [**] days after such Milestone is determined to have been achieved and will make the corresponding Milestone Payment within [**] days after the date of receipt by Novartis of an Invoice for the indicated amount.

(c)

Except for the [**] (which will be payable only once), each Milestone in the table above will be paid (i) 100% for the first Indication, and (ii) [**]% for the second Indication.  For the avoidance of doubt: (x) each Milestone Payment will be payable only on the first occurrence of the Milestone per Indication; (y) none of the Milestone Payments will be payable more than [**]% of what is set forth in the table above (i.e., 100% for the first Indication, [**]% for the second Indication, and no further payments for the third and any subsequent Indication); and (z) no additional Milestone Payments will be due for Milestones completed for the Development and Commercialization of Products that were previously achieved by a different Product for the same Indication, for any additional Indications (after the first two), or for any different AVEO Antibodies or Combination Products.

(d)

In the event that a milestone is skipped for any reason and a subsequent milestone is achieved with respect to any Product (e.g., [**]), then Novartis shall pay the amount of the skipped Milestone upon achievement of the subsequent Milestone.

8.3	Sales Milestones.
(a)	Novartis will make each of the following one time payments when worldwide Annual Net Sales of a Product in a given Calendar Year first meets the corresponding thresholds:

Aggregate Net Sales of Product in any Calendar Year during the Royalty Term	Sales Milestone Payment
Annual Net Sales exceeds US$[**]	[**]
Annual Net Sales exceeds US$[**]	[**]
Annual Net Sales exceeds US$[**]	[**]
(b)

Novartis will provide written notice to AVEO within [**] days of its determination that a Sales Milestone as contemplated by this Section 8.3 has been achieved, and will make the corresponding Sales Milestone Payment within [**] days after the date of receipt by Novartis of an Invoice for the indicated amount.

8.4	Royalty Payments.
(a)

In consideration of the licenses and rights to Novartis hereunder, during the Royalty Term, Novartis will make royalty payments to AVEO on Net Sales of Products by Novartis, its Affiliates and sublicensees, at the rates set forth below:

Aggregate Net Sales of Product in any Calendar Year during the Royalty Term	Royalty Rate
Portion of Net Sales less than US$[**]	[**]
Portion of Net Sales greater than or equal to US$[**] and less than US$[**]	[**]
Portion of Net Sales greater than or equal to US$[**]	[**]
(b)	For example, if Net Sales in a Calendar Year are $[**], the royalty on such Net Sales will be equal to [**]% of US$[**].
(c)

Royalties will be payable on a Product-by-Product and country-by-country basis during the Royalty Term for such Product in such country.  Following the expiration of the applicable Royalty Term for a Product in a country, Novartis’ licenses under this Agreement with respect to such Product in such country will continue in effect, but will become fully paid-up, royalty-free, transferable, perpetual and irrevocable.  For the avoidance of doubt, royalties will be payable only once with respect to the same unit of Product.

(d)

Within [**] days after each Calendar Quarter during the term of this Agreement following the First Commercial Sale of a Product, Novartis will provide to AVEO a Sales & Royalty Report.  AVEO will submit an Invoice to Novartis with respect to the royalty amount shown therein.  Novartis will pay such royalty amount within [**] days after receipt of the Invoice.

(e)

Notwithstanding anything to the contrary herein, in the event that, with respect to a Product in a country, (i) the Royalty Term for such Product in such country continues solely due to clause (b) of the definition of Royalty Term, or (ii) Generic Competition exists with respect to such Product in the Field in such country in a Calendar Year, then the royalty rates in such country for such Product will thereafter be reduced to [**] percent ([**]%) of the amounts set forth in the table above.

8.5	Third Party Obligations; Set Off.
(a)

Except as set forth in Sections 8.5(b) and (c), AVEO will be responsible for and will pay all payments under the In-licensed AVEO Technology Agreements existing as of the Effective Date other than royalty payments attributable to sales of Products.  Novartis will provide AVEO written notice of the achievement of any milestone that would trigger a payment obligation by AVEO under an In-licensed AVEO Technology Agreement in sufficient time for AVEO to be able to fulfill its payment obligation to the applicable licensor, and AVEO will have no liability to Novartis, its Affiliates or sublicensees for any failure by AVEO to make a required milestone payment to the extent such failure was attributable to the failure by Novartis to provide sufficient notice hereunder.

(b)

The Parties will share, on a 50:50 basis, any royalties due to AVEO’s licensors under the In-licensed AVEO Technology Agreements arising from the sale of Products by Novartis, its Affiliates, or its or their sublicensees.  AVEO will make all such royalty payments owed to the applicable licensor under each of the In-licensed AVEO Technology Agreements, and will invoice Novartis for fifty percent (50%) of such amounts.  Novartis shall pay to AVEO the amounts set forth in such Invoice within [**] days of receipt.

(c)

With respect to any Net Sales of a Product by Novartis, its Affiliates or its or their sublicensees for which there are no royalty payments due under Section 8.4, but there are royalty payments owed to AVEO’s licensors under the In-licensed AVEO Technology Agreements, AVEO shall invoice Novartis for one hundred percent (100%) of such amounts owed to such licensor pursuant to the terms of such In-licensed AVEO Technology Agreement associated with the Net Sales of such Product, and Novartis will be responsible for making such payments on or before the date on which such payments are due under the applicable In-licensed AVEO Technology Agreement; provided that such Invoice is delievered at least [**] days prior to the date on which such payment is due.

(d)

If Novartis reasonably determines that, in order to avoid infringement of any Patent Right not licensed hereunder that covers the composition of matter or method of use of an AVEO Antibody, it is required to obtain a license under such Patent Right from a Third Party in order to Commercialize a Product in the Field in a country and is required under a license agreement entered after the Effective Date to pay a royalty to such Third Party under such license (including in connection with the settlement of a patent infringement claim), Novartis will have the right to deduct from the payments due to AVEO [**] percent ([**]%) of the royalties actually paid by Novartis to such Third Party under such license; provided, however, that in no event will any royalty payment due to AVEO from Novartis be reduced by more than [**]%) any Calendar Quarter through this Section 8.5(d). Any amount that Novartis is entitled to deduct that is reduced by this limitation will be carried forward and Novartis may deduct such amount from subsequent royalty payments due to AVEO until the full amount that Novartis was entitled to deduct is deducted.

8.6	Payments.
(a)

All payments from Novartis to AVEO will be made by wire transfer in US Dollars to the credit of such bank account as may be designated by AVEO in this Agreement or in writing to Novartis.  Any payment which falls due on a date which is not a business day in the location from which the payment will be made may be made on the next succeeding business day in such location.

(b)

All payments under this Agreement will be payable in USD.  When conversion of payments from any foreign currency is required to be undertaken by Novartis, the USD equivalent will be calculated using Novartis’ then-current standard exchange rate methodology as applied in its external reporting.  If there is no standard exchange rate methodology applied by Novartis in its external reporting in accordance with Accounting Standards, then any amount in a currency other than USD shall be converted to USD using the exchange rate most recently quoted in the Wall Street Journal in New York as of the last business day of the applicable Calendar Quarter.

(c)

AVEO will pay any and all taxes levied on account of any payments made to it under this Agreement.  If any taxes are required to be withheld by Novartis, Novartis will: (i) deduct such taxes from the payment made to AVEO; (ii) timely pay the taxes to the proper taxing authority; (iii) send proof of payment to AVEO; and (iv) reasonably assist AVEO in its efforts to obtain a credit for such tax payment.  Each Party will reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

(d)

Without limiting any other rights or remedies available to AVEO hereunder, if Novartis does not pay any amount due on or before the due date, any such payment shall bear interest at a rate of [**] on the date the payment was due or the highest rate permitted by law (whichever is lower), computed from the date such payment was due until the date Novartis makes the payment.

8.7	Records and Audit Rights.
(a)	Novartis will keep, and will cause its Affiliates and sublicensees to keep, complete, true and accurate books and records in accordance with its

Accounting Standards in relation to Net Sales and royalties payable to AVEO hereunder.  Novartis will keep, and will cause its Affiliates and sublicensees to keep, such books and records for at least [**] years following the Calendar Quarter to which they pertain.

(b)

AVEO may, upon written notice to Novartis, appoint an internationally-recognized independent accounting firm (which is reasonably acceptable to Novartis) (the “Auditor”) to inspect the relevant reports, statements, records or books of accounts (as applicable) of Novartis or its Affiliates or sublicensees to verify the accuracy of any Sales & Royalty Report.  Before beginning its audit, the Auditor will execute an undertaking reasonably acceptable to Novartis by which the Auditor will keep confidential all Information reviewed during such audit.  The Auditor will have the right to disclose to AVEO its conclusions regarding any payment owed under this Agreement.

(c)

Novartis and its Affiliates and sublicensees will make their records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from AVEO.  The records will be reviewed solely to verify the accuracy of the Sales & Royalty Reports.  Such inspection right will not be exercised more than [**] and not more frequently than [**] with respect to records covering any specific period of time.  In addition, AVEO will only be entitled to audit the relevant books and records of Novartis relating to a Sales & Royalty Report for a period of [**] Calendar Years after receipt of the applicable Sales & Royalty Report.  AVEO will hold in confidence all Information received and all Information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order.

(d)

The Auditor will provide its audit report and basis for any determination to Novartis at the time such report is provided to AVEO, before it is considered final. Novartis will have the right to request a further determination by such Auditor as to matters which Novartis disputes within [**] days following receipt of such report. Novartis will provide the AVEO and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor will undertake to complete such further determination within [**] days after the dispute notice is provided, which determination will be limited to the disputed matters. Any matter that remains unresolved will be resolved in accordance with the dispute resolution procedures contained in Section 16.5.

(e)	In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Novartis, the underpaid or overpaid amount will be settled promptly.
(f)

AVEO will pay for such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any Calendar Quarter shown by such audit of more than [**] percent ([**]%) of the amount paid, Novartis will pay for such audit.
8.8

No Projections.  AVEO and Novartis acknowledge that nothing in this Agreement will be construed as representing an estimate or projection of anticipated sales of any Product, and that the Milestones and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to AVEO in the event such Milestones or Net Sales levels are achieved.  NOVARTIS MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

9.	Intellectual property.
9.1	Inventions and Know-How. All inventions and Know-How arising from Novartis’ activities under this Agreement, including any Patent Rights covering such inventions, will be owned by Novartis.
9.2

Ownership of Results and Data.  All data and results arising from Novartis’ activities under this Agreement, including but not limited to clinical and regulatory data and Information generated for regulatory purposes relating to the Product will be owned by Novartis.

9.3	Patent Prosecution.
(a)

As between AVEO and Novartis, Novartis will assume and be responsible for all of the rights and obligations of AVEO under the St. Vincent’s Agreement with respect to prosecuting, maintaining, enforcing and defending those AVEO Patents that are licensed to AVEO pursuant to the St. Vincent’s Agreement that cover the AVEO Antibodies or Products or their use, composition, formulation, preparation or manufacture in the Field (the “SVH Patents”) at Novartis’  own cost and expense, subject to the applicable provisions of the St. Vincent’s Agreement (including, for clarity, reimbursement of patent costs). SVH will continue under the St. Vincent’s Agreement to prosecute and maintain the SVH Patents, and the Parties  will furnish to  each other copies of documents relevant to the prosecution and maintenance of the SVH Patents in sufficient time prior to the filing of such document to allow for review and comment by both AVEO andNovartis.  Novartis will notify and consult with AVEO if it forms an opinion that the prosecution and/or maintenance of any SVH Patents in any jurisdiction should not be continued, and Novartis will seek the agreement of SVH to such determination, consistent with the terms of the St. Vincent’s Agreement.

(b)

Novartis will have the sole right to prosecute and maintain all AVEO Patents for which AVEO is the assignee (the “Owned Patents”) at Novartis’ expense, using counsel reasonably acceptable to AVEO.  Novartis will consult with and keep AVEO informed of important issues relating to the prosecution of the Owned Patents, and will furnish to

AVEO copies of documents relevant to such prosecution and maintenance in sufficient time prior to the filing of such document to allow for review and comment by AVEO and, to the extent possible in the reasonable exercise of its discretion, Novartis will incorporate all of such comments. Novartis will reimburse AVEO, within [**] days of receipt of an Invoice therefor, for up to [**] USD ($[**]) in expenses incurred by AVEO prior to the Effective Date for the prosecution and maintenance of Owned Patents in the manner set forth in Exhibit D.  Novartis will notify AVEO of any decision not to continue to pay the expenses of prosecution and/or maintenance of any Owned Patent, which notice must be delivered at least [**] days prior to any payment due date.  In such event, AVEO, at its sole discretion and expense, shall have the right to continue prosecution or maintenance of such Owned Patent in such country and, thereafter, such Owned Patent shall no longer be considered an AVEO Patent licensed to Novartis in such country. In the event that AVEO undertakes such prosecution and maintenance, Novartis will provide AVEO all reasonable assistance and cooperation in relation thereto, including providing any necessary powers of attorney and executing any other required documents or instruments.

(c)	Novartis acknowledges and agrees that it has no right to prosecute, maintain, enforce or defend any Patent Rights included in the In-licensed AVEO Technology other than the SVH Patents.
9.4	Third Party Infringement.
(a)

Each Party will promptly notify the other of any (i) infringement by a Third Party of any of the AVEO Patents or misappropriation of any AVEO Know-How in the Field of which it becomes aware, including any certification filed in the United States under 42 U.S.C. §262(l) or such similar laws as may exist in jurisdictions other than the United States (a “Biosimilar Notice”) (which Biosimilar Notice shall be provided to the other Party within [**] business days after receipt thereof), or (ii) known or suspected unauthorized use or misappropriation of AVEO Know-How in the Field of which such Party becomes aware.  Each Party shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation (collectively, “Third Party Infringement”).

(b)

Novartis will have the first right to bring and control any legal action in connection with the Third Party Infringement at its own expense as it reasonably determines appropriate, and AVEO will have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Novartis fails to bring an action or proceeding with respect to, or to terminate, infringement of any AVEO Patent Right (i) within [**] days following the notice of alleged infringement (or [**] days after Novartis receives the relevant Biosimilar Notice), or (ii) prior to [**] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, AVEO will have the right, upon written approval of Novartis (such approval not to be unreasonably withheld or delayed), to bring and control any such action at its own expense and by counsel of its own choice, and Novartis will have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if Novartis notifies AVEO in writing prior to [**] days before such time limit for the filing of any such action that Novartis intends to file such action before the time limit, then Novartis will be obligated to file such action before the time limit, and AVEO will not have the right to bring and control such action.

(c)

At the request of the Party controlling the Third Party Infringement claim, the other Party will provide assistance in connection therewith, including by executing reasonably appropriate documents, access to such Party’s premises and employees, cooperating reasonably in discovery and joining as a party to the action if required.

(d)

In connection with any such proceeding, Novartis will not enter into any settlement admitting the invalidity of, or otherwise impairing AVEO’s rights in, the AVEO Technology without the prior written consent of AVEO, which will not be unreasonably withheld or delayed, and provided further that Novartis will not enter into any settlement admitting the invalidity of any claim of the SVH Patents, or otherwise impairing the rights of SVH in the St. Vincent’s Technology, without the prior written consent of SVH.

(e)

Any recoveries resulting from such an action relating to a Third Party Infringement will be first applied against payment of each Party’s costs and expenses in connection therewith.  In the event that Novartis brought such action, any remainder will be retained by Novartis; provided, however, any such amount will be considered Net Sales hereunder and will be subject to a royalty payment to AVEO under this Agreement.  In the event that AVEO brought such action, any remainder will be retained by AVEO.

9.5

Patent Invalidity Claim.  If a Third Party at any time asserts a claim that any AVEO Patent is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by a Party pursuant to Section 9.4, in a declaratory judgment action or otherwise, Novartis shall have the first right, but not the obligation, to defend such Invalidity Claim and AVEO shall cooperate with Novartis in preparing and formulating a response to such Invalidity Claim.  If Novartis does not defend an Invalidity Claim brought against an AVEO Patent, AVEO may defend such Invalidity Claim and the coordination provisions of Section 9.4(c) will apply to such Invalidity Claim, mutatis mutandis as they apply to Third Party Infringement suits.  Neither Party may, without the consent of the other Party, settle or compromise any Invalidity Claim in any manner which would (a) have an adverse effect on such other Party’s rights or obligations hereunder or (b) be an admission of liability on behalf of the other Party (provided, however, that the Party initiating such suit may settle such suit without such consent if such settlement involves only the receipt of money from, or the payment of money to, such Third Party and the Party initiating such suit makes all such payments to such Third Party).  To the extent such Invalidity Claim is raised as a defense in an infringement action brought by a Party pursuant to Section 9.4, the expense provisions of Section 9.4 will apply and counsel to the Party controlling the infringement action shall act as the ministerial liaison with the court.

9.6

Trademarks.  Novartis will have the right to brand the Products using Novartis related trademarks and any other trademarks and trade names it determines appropriate for the Product, which may vary by country or within a country (“Product Marks”).  Novartis will own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary.

9.7	Patent Extensions.
(a)

If requested by Novartis, AVEO will cooperate in obtaining patent term restoration (under but not limited to Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to the AVEO Patents in any country and/or region where applicable.  AVEO will provide all reasonable assistance requested by Novartis, including permitting Novartis to proceed with applications for such in the name of AVEO, if deemed appropriate by Novartis, and executing documents and providing any relevant information to Novartis.

(b)

As between the Parties, Novartis will in its sole discretion determine which, if any, AVEO Patents it will apply to extend; provided, however, that Novartis will give AVEO [**] days notice before doing so and reasonably consider any input from AVEO with respect to the extension of any AVEO Patents.

10.	CONFIDENTIALITY
10.1	Duty of Confidence.
(a)

Subject to the other provisions of this Section 10, all Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party.  The recipient Party may only use the Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement.  Subject to the other provisions of this Section 10, each Party will hold as confidential such Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information.  Subject to the other provisions of this Section 10, a recipient Party may only disclose Information of the other Party to employees, agents, contractors, consultants and advisers of the Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Information in a manner consistent with the confidentiality provisions of this Agreement.

(b)

With respect to AVEO’s obligations under this Section 10, all AVEO Know-How, to the extent relating to AVEO Antibodies and Products in the Field, will be considered Information of Novartis and AVEO will maintain in confidence and otherwise safeguard such AVEO Know-How as such in accordance with this Section 10 (it being understood that the exceptions in Sections 10.2(b) and (c) will not apply to AVEO with respect to AVEO Know-How).

10.2	Exceptions. The obligations under this Section 10 will not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:
(a)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;
(b)	was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;
(c)

is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d)

is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Information will not be deemed to be within the public domain or in the possession of the recipient Party merely because the Information is embraced by more general information in the public domain or in the possession of the recipient Party.  Further, any combination of Information will not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

10.3	Authorized Disclosures.
(a)

In addition to disclosures allowed under Section 10.1 and 10.2, either Party may disclose Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement; (ii) in connection with Regulatory Filings for Products; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders or governmental regulations; (v) fulfilling such Party’s obligations under the In-licensed AVEO Technology Agreements; or (vi) to the extent otherwise necessary or appropriate in connection with exercising the license and other rights granted to it hereunder.
(b)

In addition, Novartis and its Affiliates and sublicensees may disclose Information of AVEO to Third Parties as may be necessary or useful in connection with the Development, manufacture or Commercialization of the AVEO Antibodies and/or Product(s) as permitted by this Agreement, including in connection with subcontracting transactions.

(c)

In addition, AVEO may disclose the terms of this Agreement and Information pertaining to Products in connection with an assignment or potential assignment of this Agreement, a loan, financing or investment transaction, or an acquisition, merger, consolidation or similar transaction (or for such Persons to determine their interest in performing such activities or entering into such transactions), in each case on the condition that any Third Parties to whom such disclosures are made agree to be bound by confidentiality and non-use obligations no less rigorous than those contained in this Agreement.

(d)

In the event the recipient Party is required to disclose Information of the disclosing Party by law or in connection with bona fide legal process, such disclosure will not be a breach of this Agreement; provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

10.4

Ongoing Obligation for Confidentiality.  Upon early termination of this Agreement for any reason, each Party and its Affiliates will immediately return to the other Party or destroy any Information disclosed by the other Party, except for one copy which may be retained in its confidential files for archive purposes.

11.	TERM AND TERMINATION
11.1

Term.  The term of this Agreement will commence upon the Effective Date and continue on a country-by-country basis until the expiry of the Royalty Term in such country, unless earlier terminated as permitted by this Agreement.

11.2

Termination for Cause.  If either Novartis or AVEO is in material breach of any material obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within sixty (60) days after such notice, the non-breaching Party will have the right (but not the obligation) thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such sixty (60) day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party will have an additional thirty (30) days (or such longer period agreed upon by the Parties) to cure such breach.  In the event that arbitration is commenced with respect to any alleged breach hereunder, no purported termination of this Agreement pursuant to this Section 11.2 will take effect until the resolution of such arbitration.

Any termination by any Party under this Section and the effects of termination provided herein will be without prejudice to any damages or other legal or equitable remedies to which it may be entitled.

11.3

Termination of License if Novartis Challenges AVEO Patents.  Except in connection with any infringement action brought by AVEO, its Affiliates or any of its licensors against Novartis, if Novartis or any of its Affiliates’ or sublicensees, directly or indirectly, (i) initiates or requests an interference, opposition or similar proceeding with respect to any AVEO Patent in any jurisdiction; (ii) makes, files or maintains any claim, demand, lawsuit, or cause of action to challenge the validity or enforceability of any AVEO Patent in any jurisdiction; or (iii) opposes any extension of, or the grant of a supplementary protection certificate with respect to, any AVEO Patent in any jurisidction, AVEO shall have the right to terminate this Agreement (and the license and sublicense rights to Novartis and its Affiliates) upon 30 days’ notice to Novartis; provided, however, that if Novartis terminates such action prior to the expiration of the 30 day notice period, the notice of termination shall be void.

11.4	[Reserved].
11.5

Termination by Novartis Without Cause.  Novartis may terminate this Agreement without cause at any time after the Effective Date in its entirety or on a Product-by-Product or country-by-country basis at any time on sixty (60) days’ prior written notice.

12.	EFFECT OF TERMINATION
12.1	Termination by Novartis for Cause. Upon termination of this Agreement by Novartis pursuant to Section 11.2:
(a)	the licenses and other rights granted by AVEO to Novartis under the AVEO Technology will terminate and Novartis shall not have any rights to use or exercise any rights under the AVEO Technology; and
(b)	except as set forth in this Section and in Section 12.3, the rights and obligations of the Parties hereunder will terminate as of the date of such termination.
12.2	Termination by AVEO for Cause or by Novartis Without Cause. Upon termination of this Agreement by AVEO pursuant to Section 11.2 or Section 11.3 or by Novartis pursuant to Section 11.5:
(a)	all licenses and other rights granted by AVEO to Novartis under the AVEO Technology will terminate and Novartis shall not have any rights to use or exercise any rights under the AVEO Technology;
(b)	the provisions of Article 9 will terminate;
(c)	the provisions of Section 10.4 will not apply to AVEO;
(d)	within [**] days of termination, Novartis will provide to AVEO a fair and accurate summary report of the status of the Development, manufacture and Commercialization of all AVEO Antibodies and Products in the Field in each country through the effective date of termination;
(e)

Novartis will grant, and hereby does grant, to AVEO and its Affiliates, solely for the Development, manufacture and Commercialization of Products in the Field, a perpetual, irrevocable, exclusive, worldwide, fully paid-up license, with the right to grant sublicenses, under all Patent Rights and Know-How Controlled by Novartis and its Affiliates and sublicensees as of the effective date of termination, that are specifically related to the Development, manufacture and Commercialization of Products in the Field;

(f)

to the extent permitted by applicable law, Novartis will transfer to AVEO or its designee, solely for the Development, manufacture and Commercialization of Products in the Field, all right, title, and interest in and to all preclinical and clinical data, and all other supporting data, including pharmacology, toxicology, chemistry and biology data, and documented technical and other information or materials Controlled by Novartis and its Affiliates and sublicensees to the extent related to the Development, manufacture and Commercialization of Products in the Field; provided that Novartis may retain a single copy of such items for its records as required by applicable law;

(g)

to the extent permitted by applicable law, Novartis will transfer to AVEO or its designee all Regulatory Filings, Regulatory Approvals (including reimbursement and pricing approvals), the contents of any global safety database, records of all interactions with Regulatory Authorities, in each case to the extent related to Products in the Field, that Novartis and its Affiliates and sublicensees Control as of the effective date of such termination. If Novartis is restricted under applicable law from transferring ownership of any of the foregoing items to AVEO or its designee, Novartis will grant, and hereby does grant, to AVEO (or its designee) a right of reference or use to such item.  Novartis will take all permitted actions reasonably necessary to effect such transfer or grant of right of reference or use to AVEO or its designee;

(h)

to the extent reasonably requested by AVEO, Novartis will transfer to AVEO any license agreements or other contracts between Novartis or any of its Affiliates and any Third Party that are specific to the Products in the Field (including, as applicable, clinical trial and manufacturing agreements), to the extent such agreements are in effect as of the effective date of termination and such assignment or transfer is permitted at no cost or expense to Novartis, and to facilitate introductions of AVEO to the applicable subcontractors, licensors, manufacturing vendors, clinical trial sites, clinical trial investigators and the like;

(i)

AVEO will have the right to purchase from Novartis all of the inventory of the Products held by Novartis and its Affiliates and sublicensees as of the effective date of termination at a price equal to Novartis’ actual manufacturing cost, determined in accordance with Accounting

Standards, but only if such Products meet the applicable release specifications;
(j)

for a period of [**] months following the effective date of termination, Novartis will provide such assistance as may be reasonably necessary to transfer manufacturing documents and materials that are used by Novartis and its Affiliates and sublicensees (or their subcontractor(s)) in the manufacture of Products, and cooperate with AVEO in reasonable respects to transfer to AVEO, or AVEO’s designated contract manufacturer, the manufacturing technologies (including all relevant Know-How) that are used in the manufacture of the Products;

(k)

AVEO will pay to Novartis, on a Product-by-Product basis for each Product for which a Phase II Clinical Trial had been Initiated prior to the effective date of termination, milestones and royalties on Net Sales of such Product by or under the authority of AVEO, its Affiliates or licensees or sublicensees, at fifty percent (50%) of the rates set forth in Section 8 in accordance with the same schedule and other terms and conditions as Novartis would have otherwise been obligated to pay milestones and royalties to AVEO for Products under Article 8, mutatis mutandis;

(l)	except as set forth in this Section and in Section 12.3, the rights and obligations of the Parties hereunder will terminate as of the date of such termination; and
(m)

AVEO will thereafter indemnify, defend and hold Novartis and the Novartis Indemnitees harmless in the manner forth in Section 14.2(a) as if AVEO were Novartis and the Novartis Indemnitees were the AVEO Indemnittees, mutatis mutandis, and Novartis’ indemnification obligations under that Section 14.2(a) shall thereupon cease.

12.3

Survival.  Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination.  Without limiting the foregoing, the provisions of Article 1, 11, 12, 14, and 16 will survive expiration or termination of this Agreement.  The provisions of Article 10 (Confidentiality) will survive the termination or expiration of this Agreement for a period of [**] years.

12.4

Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.  For the avoidance of doubt, nothing in this Agreement shall obligate a Party to terminate this Agreement in the event that the other Party breaches any obligation of this Agreement, and failure to terminate this Agreement shall not prohibit or modify the recovery of damages pursuant to Section 16.5.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS
13.1	Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:
(a)	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;
(b)

it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, or, in the case of Novartis, such actions will be ratified as soon as practicable after the Effective Date by all necessary corporate power or other action;

(c)

this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition laws, penalties and jurisdictional issues including conflicts of laws);

(d)	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;
(e)

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law; and

(f)

neither such Party nor, to the actual knowledge of such Party, any employee, agent or subcontractor of such Party involved or to be involved in the Development of the AVEO Antibodies or the Product has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a).

13.2	Covenants by Novartis.
(a)

No Person who is known by Novartis (a) to have been debarred under Subsection (a) or (b) of Section 306 of said Act, or (b) to be on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (i) Disqualified/Totally Restricted List, (ii) Restricted List and (iii) Adequate Assurances List), will be employed by or on behalf of Novartis or its Affiliates or otherwise participate in the performance of any activities hereunder; and

(b)

Novartis will maintain, in accordance with sound actuarial principles, a program of self-insurance with respect to its activities and obligations under this Agreement in such amounts as are commercially reasonable in the industry for companies conducting similar business and will require any of its Affiliates undertaking activities under this Agreement to do the same.

13.3	Representations and Warranties by AVEO. AVEO represents and warrants to Novartis as of the Effective Date that:
(a)

Exhibit B sets forth a complete and accurate list of (i) all AVEO Patents in existence as of the Effective Date having patent claims covering the AVEO Antibodies and/or Product, or their use, composition, formulation, preparation or manufacture, which list indicates the owner, licensor and/or co-owner(s) thereof if such AVEO Patents are not solely owned by AVEO; and (ii) all license, assignment, distribution or other agreements relating to the AVEO Patents and AVEO Know-How;

(b)	AVEO is the sole and exclusive owner, or exclusive licensee of all of the AVEO Patents free from Encumbrances other than Encumbrances arising under the In-licensed AVEO Technology Agreements;
(c)

other than AVEO Technology licensed to AVEO by a Third Party, AVEO has obtained from all individuals who participated in any respect in the invention or authorship of any AVEO Technology effective assignments of all ownership rights of such individuals in such AVEO Technology, either pursuant to written agreement or by operation of law;

(d)

to the actual knowledge of AVEO’s executive officers after reasonable inquiry, all of its employees, officers, and consultants engaged in the Development and manufacture of Products have executed agreements or have existing obligations under applicable laws requiring assignment to AVEO of all inventions made during the course of and as the result of their association with AVEO and obligating the individual to maintain as confidential AVEO’s Information as well as confidential information of other parties (including Novartis and its Affiliates) which such individual has received;

(e)	AVEO has the right to grant to Novartis the licenses under the AVEO Technology that it purports to grant hereunder;
(f)

AVEO has the right to use and disclose and to enable Novartis to use and disclose (in each case under appropriate conditions of confidentiality) the AVEO Know-How free from Encumbrances other than Encumbrances arising under the In-licensed AVEO Technology Agreements;

(g)

to the actual knowledge of AVEO’s executive officers after reasonable inquiry, (i) the issued patents in the Owned Patents are valid and enforceable, and (ii) no Claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings are pending or threatened against the Owned Patents and (iii) AVEO has filed and prosecuted patent applications within the Owned Patents in good faith and complied with all duties of disclosure with respect thereto;
(h)

to the actual knowledge of AVEO’s executive officers after reasonable inquiry, AVEO has not committed any act, or omitted to commit any act, that may cause the Owned Patents to expire prematurely or be declared invalid or unenforceable;

(i)

all application, registration, maintenance and renewal fees in respect of the Owned Patents as of the Effective Date have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Owned Patents;

(j)	AVEO has not granted to any Third Party, including any academic organization or agency, any rights to the AVEO Antibodies or Product;
(k)

AVEO has not received any written notice alleging that the Development, registration, manufacture, use or Commercialization of the AVEO Antibodies or Product infringes the Patent Rights or misappropriates the Know-How of any Third Party;

(l)

AVEO has not initiated or been involved in any proceedings or Claims in which it alleges that any Third Party is or was infringing or misappropriating any AVEO Technology, nor have any such proceedings been threatened by AVEO, nor do any AVEO’s executive officers have any actual knowledge of a valid basis for any such proceedings;

(m)

no officer or employee of AVEO is subject to any agreement with any other Third Party which requires such officer or employee to assign any interest in any AVEO Technology relating to the AVEO Antibodies or Product to any Third Party;

(n)	AVEO has taken all reasonable precautions to preserve the confidentiality of the AVEO Know-How;
(o)

except as set forth in Schedule 13.3(o), AVEO has not entered into a government funding relationship that would result in rights to any AVEO Antibodies or Product residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96 517 (35 U.S.C. 200-204), as amended, or any similar obligations under the laws of any other country;

(p)

except pursuant to the terms of the In-licensed AVEO Technology Agreements, (i) AVEO has not granted any Third Party rights that would otherwise interfere or be inconsistent with Novartis’ rights hereunder, and (ii) there are no agreements or arrangements to which AVEO or any of its Affiliates is a party relating to the Product, AVEO Antibodies, AVEO Patents, or AVEO Know-How that would materially limit the rights granted to Novartis under this Agreement or that materially restrict or will result in a material restriction on Novartis’ ability to Develop, manufacture or Commercialize the AVEO Antibodies and the Product;

(q)

(i) Schedules 1, 2, and 3 consist of true and correct copies of all of the In-licensed AVEO Technology Agreements, including all amendments as of the Effective Date, (ii) the Agreements are in full force and effect, and (iii) AVEO has not received any notice from the relevant counter-party to any of the In-licensed AVEO Technology Agreements that AVEO or the Third Party is in breach of such agreement; and (iv) AVEO does not have actual knowledge of any facts or circumstances that could reasonably result in a breach of the In-licensed AVEO Technology Agreements; and

(r)

notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of AVEO contained in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

13.4	Covenants of AVEO. AVEO covenants that:
(a)	it will not grant any interest in the AVEO Patents or AVEO Know-How which is inconsistent with the terms and conditions of this Agreement; and
(b)

if, at any time after execution of this Agreement, it becomes aware that it or any employee, agent or subcontractor of AVEO who participated in the Development or manufacture of an AVEO Antibody or Product is on, or is being added to the FDA Debarment List or any of the three FDA Clinical Investigator Restriction Lists referenced in Section 13.1(f), it will provide written notice of this to Novartis within [**] days of its becoming aware of this fact.

13.5

No Other Warranties. Except as expressly provided in this Article 13, the AVEO Technology is licensed hereunder “as is”.  Nothing in this Agreement shall be construed as a representation made or warranty given by AVEO that it will be successful in prosecuting any AVEO Patents, that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 13, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR AVEO; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

14.	INDEMNIFICATION; LIABILITY
14.1

Indemnification by AVEO.  AVEO will indemnify and hold Novartis, its Affiliates, and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from the breach of any of the covenants, warranties or representations made by AVEO to Novartis under this Agreement; provided, however, that AVEO will not be obliged to so indemnify, defend and hold harmless the Novartis Indemnitees for any Claims for which Novartis has an obligation to indemnify AVEO Indemnitees pursuant to Section 14.2 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Novartis or the Novartis Indemnitee.

14.2

Indemnification by Novartis.  Novartis will indemnify and hold AVEO, its Affiliates, and their respective officers, directors and employees (“AVEO Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)

actions by Novartis, its Affiliates and sublicensees, and their respective employees, agents and subcontractors, in connection with the Development, manufacture or Commercialization of an AVEO Antibody or Product; or

(b)	the breach of any of the covenants, warranties, or representations made by Novartis to AVEO under this Agreement;

provided, however, that Novartis will not be obliged to so indemnify, defend and hold harmless the AVEO Indemnitees for any Claims for which AVEO has an obligation to indemnify Novartis Indemnitees pursuant to Section 14.1 or to the extent that such Claims arise from the breach, negligence or willful misconduct of AVEO or the AVEO Indemnitee.

14.3	Indemnification Procedure.
(a)	For the avoidance of doubt, all indemnification claims in respect of a Novartis Indemnitee or AVEO Indemnitee will be made solely by Novartis or AVEO, respectively.
(b)

A Party seeking indemnification hereunder (“Indemnified Party”) will notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.  The Indemnification Claim Notice will contain a description of the claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time).  Upon the request of the Indemnifying Party, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(c)	Subject to the provisions of Sections (d) and (e) below, the Indemnifying Party will have the right, upon written notice given to the Indemnified

Party within [**] days after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 14.3(d) below will govern.  The assumption of the defense of a Claim by the Indemnifying Party will not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.  In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party will reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim.  If the Indemnifying Party does not give written notice to the Indemnified Party, within [**] days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 14.3(e) below will govern.

(d)

Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party will have the right to and will assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party will keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party will have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it will not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party.  The Indemnified Party will cooperate with the Indemnifying Party and will be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense.  In particular, the Indemnified Party will furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation will include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

(e)	If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 14.3(c) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate.  In such event, the Indemnified Party will keep the Indemnifying Party timely apprised of the status of such Claim and will not settle such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.  If the Indemnified Party defends or handles such Claim, the Indemnifying Party will cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and will be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

14.4

Mitigation of Loss.  Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Section 14.  Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

14.5

Special, Indirect and Other Losses.  NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS SECTION 14.

15.	PUBLICATIONS AND PUBLICITY
15.1	Publications.
(a)

Each Party and its Affiliates shall have the right to make disclosures pertaining to an AVEO Antibody or Product to Third Parties in publications in accordance with the following procedure:  The publishing Party will provide the non-publishing Party with an advance copy of the proposed publication, and the other Party will then have [**] days prior to submission of any publication in which to recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Know-How belonging in whole or in part to the non-publishing Party.  If the non-publishing Party informs the publishing Party that such Publication, in the non-publishing Party’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to the non-publishing Party (other than pursuant to a license granted under this Agreement), or on any Know-How which is Information of the non-publishing Party, or which could have a material adverse effect on the Development or Commercialization of a Product, the publishing Party shall delay or prevent such publication as follows:  (i) with respect to a patentable invention, such publication shall be delayed sufficiently long (not to exceed [**] days) to permit the timely preparation and filing of a patent application; and (ii) with respect to Know-How which is Information of such non-publishing Party or which could have a material adverse effect on the Development or Commercialization of a Product, such Know-How or Information shall be deleted from the publication.

(b)

For the avoidance of doubt, Novartis or any of its Affiliates may, without any required consents from AVEO publish or have published information about clinical trials related to the Product, including the results of such clinical trials, as required by applicable law or regulation.

15.2	Publicity.
(a)

Neither Party will use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each instance (such consent not to be unreasonably withheld or delayed), except for those disclosures for which consent has already been obtained.

(b)

The Parties shall issue a press release, in the form attached as Exhibit E, within one (1) business day after the Effective Date, to announce the execution of this Agreement.  Except as required by judicial order or applicable law, or as set forth below, neither Party shall make any public announcement concerning this Agreement beyond the scope of the initial press release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  For the avoidance of doubt, (i) Novartis may issue press releases and other public statements as it deems appropriate in connection with the Development and Commercialization of Products under this Agreement and (ii) AVEO may issue press releases and other public statements as it deems appropriate in connection with the achievement of Milestones under this Agreement.

(c)

Either Party may also disclose the existence and terms of this Agreement in confidence to its attorneys and advisors, and to potential acquirors (and their respective professional advisors), in connection with a potential merger, acquisition or reorganization and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to existing and potential sublicensees or to permitted sublicensees and assignees, or to any other Person described in Section 10.3(c) or this 15.2(c), in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially no less rigorous than the terms contained in this Agreement and to use such information solely for the purpose permitted pursuant to Section 10.3(c) or this 15.2(c).

(d)

Notwithstanding the foregoing, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange.  If a disclosure required by law, governmental regulation or the rules of any recognized stock exchange, the Parties will coordinate with each other with respect to the timing, form and content of such required disclosure.  If so requested by the other Party, the Party subject to such obligation will use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party.  If the Parties are unable to agree on the form or content of any required disclosure, such disclosure will be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel.  Without limiting the foregoing, each Party will consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by AVEO or Novartis with the Securities and Exchange Commission (or other regulatory body) or as otherwise required by law.

16.	GENERAL PROVISIONS
16.1	Assignment.
(a)

Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that either Party may (i) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates; or (ii) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates (including, in the case of AVEO, in connection with a Change of Control). Any permitted assignee will assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)

Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, in the event that this Agreement is assigned by AVEO in connection with a Change in Control or AVEO otherwise undergoes a Change in Control, (i) Novartis shall not be entitled to any rights or access to Patent Rights or Know-How of the assignee or acquirer of AVEO, and (ii) the assignee or acquirer shall not be bound by the provisions of Section 2.3(a).

16.2

Extension to Affiliates.  Novartis will have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates.  All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis.  Novartis will remain primarily liable for any acts or omissions of its Affiliates.

16.3

Severability.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

16.4

Governing Law and Jurisdiction.  This Agreement will be governed by and construed under the laws of the Commonwealth of Massachusetts, USA, without giving effect to the conflicts of laws provision thereof.  The United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.

16.5	Dispute Resolution.
(a)

In the event of a dispute under this Agreement, the Parties will refer the dispute to the Alliance Managers for discussion and resolution.  If the Alliance Managers are unable to resolve such a dispute within [**] days of the dispute being referred to them, either Party may require that the Parties forward the matter to the Senior Officers (or designees with similar authority to resolve such dispute), who will attempt in good faith to resolve such dispute.  If the Senior Officers cannot resolve such dispute within [**] days of the matter being referred to them, either Party will be free to initiate the arbitration proceedings outlined in Section 16.5(b) below.

(b)

Any unresolved disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, will be resolved by final and binding arbitration.  Whenever a Party will decide to institute arbitration proceedings, it will give written notice to that effect to the other Party.  Arbitration will be held in Boston, Massachusetts, USA, according to the commercial rules of the International Chamber of Commerce (“ICC”).  The arbitration will be conducted by a panel of three arbitrators appointed in accordance with ICC rules; provided that each Party will within [**] days after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators will together, within [**] days, select a third arbitrator as the chairman of the arbitration panel, each arbitrator will have significant experience in the biopharmaceutical business.  If the two initial arbitrators are unable to select a third arbitrator within such [**] day period, the third arbitrator will be appointed in accordance with ICC rules.  The arbitrators will render their opinion within [**] days of the final arbitration hearing.  No arbitrator (nor the panel of arbitrators) will have the power to award punitive damages under this Agreement and such award is expressly prohibited; provided, however, that the arbiter may, in its discretion, require the losing Party to pay the reasonable costs and expenses of the prevailing party in connection with such arbitration proceeding.  Decisions of the panel of arbitrators will be final and binding on the

Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction.
16.6

Force Majeure.  In the event that either Party is prevented from performing its obligations under this Agreement as a result of any contingency beyond its reasonable control (“Force Majeure”), including but not limited to, any actions of governmental authorities or agencies, war, hostilities between nations, civil commotions, riots, national industry strikes, lockouts, sabotage, shortages in supplies, energy shortages, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected will not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance.  In the event of Force Majeure, the Party immediately affected thereby will give prompt written notice to the other Party specifying the Force Majeure event complained of, and will use commercially reasonable efforts to resume performance of its obligations.  Notwithstanding the foregoing, if such a Force Majeure induced delay or failure of performance continues for a period of more than three (3) consecutive months, either Party may terminate this Agreement upon written notice to the other Party.

16.7

Waivers and Amendments.  The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

16.8

Relationship of the Parties.  Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, or legal entity of any type between AVEO and Novartis, or to constitute one as the agent of the other.  Moreover, each Party will not construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.  Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other.

16.9

Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice):

If to AVEO:

AVEO Pharmaceuticals, Inc.

One Broadway, 14th Floor

Cambridge, Massachusetts 02142 USA

Attn:  Chief Executive Officer

with a required copy to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110 USA

Attn:  Robert A. Licht, Esq.

If to Novartis:

Physical address (for couriers)

Novartis International Pharmaceutical Ltd.

131 Front Street

Hamilton, HM 12, Bermuda

Attn:Board of Directors

Mailing (for traditional mail):

P.O. Box HM 2899

Hamilton, HM LX, Bermuda

Attn:Board of Directors

with a required copy to:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attn:  General Counsel

16.10

Further Assurances.  Novartis and AVEO will execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

16.11

Compliance with Law.  Each Party will perform its obligations under this Agreement in accordance with all applicable laws.  No Party will, or will be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable law.

16.12

No Third Party Beneficiary Rights.  The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

16.13

Expenses.  Except as otherwise expressly provided in this Agreement, each Party will pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

16.14

Entire Agreement.  This Agreement, together with its Exhibits and schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including the Prior Confidentiality Agreement.  In the event of any conflict between a substantive provision of this Agreement and any Exhibit or schedule hereto, the substantive provisions of this Agreement will prevail.
16.15

Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (.pdf) sent by electronic mail shall be deemed to be original signatures.

16.16

Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

[Signature Page Follows]

License Agreement - Signature Page

In witness whereof, the Parties, intending to be bound, have caused this Agreement to be executed by their duly authorized representatives.

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.	AVEO PHARMACEUTICALS, INC.

By: /s/ M. Tonesan Amissah	By: /s/ Michael P. Bailey
Name: M. Tonesan Amissah	Name: Michael P. Bailey
Title: Alternate Director	Title: President and CEO

By: /s/ Simon Zivi
Name: Simon Zivi
Title: Director

EXHIBIT A

AVEO ANTIBIODIES

" = "1" "" ""

Exhibit A: Licensed Antibodies

AV-380 = Hu01G06-135

[**]

Base Antibodies:  [**]

ANTIBODY	DESCRIPTION	SEQ ID
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Confidential and Proprietary Information of Aveo Oncology

EXHIBIT B

AVEO PATENTS

EXHIBIT B AV380 Patents, Applications and Agreements

(i) Aveo-Owned Patents

Docket No./ Country	Application or Patent Number	Title	Filing Date	Status
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

[**]

Confidential and Proprietary Information of Aveo Oncology

EXHIBIT B AV380 Patents, Applications and Agreements

(i) Patents In-Licensed From Saint Vincent’s Hospital

Docket No./ Country	Application or Patent Number	Title	Priority Date	Status
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Confidential and Proprietary Information of Aveo Oncology

EXHIBIT B AV380 Patents, Applications and Agreements

(i) Patents In-Licensed From Evogenix

Docket No./ Country	Application or Patent Number	Title	Priority Date	Status
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Confidential and Proprietary Information of Aveo Oncology

EXHIBIT B AV380 Patents, Applications and Agreements

(i) Patents In-Licensed From Selexis

Docket No./ Country	Application or Patent Number	Title	Priority Date	Status
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Confidential and Proprietary Information of Aveo Oncology

EXHIBIT B AV380 Patents, Applications and Agreements

(ii) Agreements

Parties	Date	Title
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Confidential and Proprietary Information of Aveo Oncology

EXHIBIT B AV380 Patents, Applications and Agreements

(ii) Assignments

Assignee/Assignor	Date Executed or Recorded	Patent Applications
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Confidential and Proprietary Information of Aveo Oncology

Assignee/Assignor	Date Executed or Recorded	Patent Applications
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Confidential and Proprietary Information of Aveo Oncology

EXHIBIT C

SAMPLE INVOICE

Sender’s Logo		INVOICE
INVOICE DATE:
Street		__ _________200_
Town,	Country
Phone and Fax Nr.		INVOICE No.: XXXX

Bill To:		For: Product X Royalties 1st Quarter 2006 (or Milestone for event Y)
P.O. Box HM 2899 Hamilton, HM LX, Bermuda Attn: Simon Zivi/Laurieann Chaikowsky

And via fax to no. +1 441 296 5083

DESCRIPTION [Please specify the event for which the invoice is due]	AMOUNT (USD)

Product X royalties January - March 200_ calculated based on Novartis provided sales & royalty report (see attached worksheet)

(Or milestone payment for event Y, according to paragraph XY of agreement ZZZZ dated …..)

Novartis Contract Code

Please remit by wire transfer within 60 days to:

Receiving Bank - …..

Swift Code - …..

ABA Number - …..

Credit Account - …..

Beneficiary - …..

TOTAL

US$ 000’000.00
000’000,00

If you have any questions concerning this invoice, contact              or e-mail to              VAT -Reg. No. Xxxxxxxxxx (if applicable)

EXHIBIT D IP COSTS SUBJECT TO REIMBURSEMENT

Costs related to preparation and filing of the following applications:

[**]

EXHIBIT E

INITIAL PRESS RELEASE

AVEO Announces Exclusive Worldwide License Agreement with Novartis for the Development and Commercialization of AV-380 and Related Antibodies

CAMBRIDGE, Mass. - July [X], 2015 - AVEO Oncology (NASDAQ:AVEO) today announced an exclusive, worldwide license agreement with Novartis for the development and commercialization of AVEO’s first-in-class, potent, humanized inhibitory antibody targeting growth differentiation factor 15 (GDF15), AV-380, and related antibodies, including modified or derivative forms of any such antibody (the “Product”).

Under the terms of the agreement, AVEO will receive an upfront payment of $15 million and will be eligible to receive up to $3.45 million in potential reimbursement for Product inventory, as well as potential clinical- and regulatory-based milestone payments of up to $158 million and sales based milestone payments of up to $150 million, assuming successful advancement of the Product. AVEO will also be eligible to receive tiered royalties on product sales ranging from high single digits to a low double-digit. Novartis will be responsible for all clinical development, manufacturing and commercialization activities and costs associated with the Product.

“AV-380 holds great promise as a potential treatment for cachexia secondary to multiple disease states, including cancer, chronic kidney disease, congestive heart failure and chronic obstructive pulmonary disease,” said Michael Bailey, AVEO’s president and chief executive officer. “Novartis brings substantial resources and expertise to bear on advancing this program, which we believe provides the optimal path forward toward realizing its full potential. Consistent with our strategy, this agreement also provides us with added capital as we seek to execute on our broader corporate goals, including the potential advancement of our lead product candidate tivozanib as a treatment for renal cell and colorectal cancers.”

About Cachexia and GDF15

Cachexia is a complex metabolic syndrome associated with malnutrition and severe involuntary weight loss due to the loss of muscle and fat tissue, as well as the clinical manifestation of anemia, inflammation and suppression of immune functions. Cachexia is a serious and common complication in patients with advanced cancer and other chronic diseases. It affects some five million individuals in the United States1.

GDF15 is a pro-inflammatory cytokine whose elevated circulating levels have been correlated with cachexia in cachectic cancer patients and several animal models of cancer cachexia. Current evidence suggests that a pro-inflammatory state may be responsible for many of the symptoms associated with cachexia. Preclinical data show that inhibition of GDF15 results in a switch from catabolism to anabolism, suggesting that GDF15 inhibition with AV-380 may reverse the effects of cachexia.

About AVEO

AVEO Oncology (AVEO) is a biopharmaceutical company committed to developing targeted therapies through biomarker-driven insights to provide improvements in patient outcomes where significant unmet medical needs exist. AVEO’s proprietary Human Response Platform™ has delivered unique insights into cancer and related disease biology that AVEO is seeking to leverage in the clinical development strategy of its therapeutic candidates. For more information, please visit the company’s website at www.aveooncology.com.

AVEO Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “expect,” “intend,” “may,” “plan,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about the expected benefits of AVEO’s agreement with Novartis, the amount, timing and potential receipt of payments under the Novartis agreement and AVEO’s clinical development plans for tivozanib in renal cell and colorectal cancer. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to maintain its agreement with Novartis; AVEO’s ability, and the ability of any licensees, to demonstrate to the satisfaction of applicable regulatory agencies the safety, efficacy and clinically meaningful benefit of AVEO’s product candidates; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to successfully enroll and complete clinical trials of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” in AVEO’s most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

References

Company, Media and Investor Contact:

David Pitts,
Argot Partners
(212) 600-1902
aveo@argotpartners.com

1 Morley et al. Cachexia: pathophysiology and clinical relevance. Am J ClinNutr 2006;83:735-43.

SCHEDULE 1

Amended and Restated License Agreement, dated August 13, 2015, by and between the Registrant and St.Vincent’s Hospital Sydney Limited.

Incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2015.

SCHEDULE 2

EVOGENIX PTY LIMITED

AVEO PHARMACEUTICALS, INC.

Dated: September 25, 2007

Research & Commercialisation
Licence Agreement

Research & Commercialisation License Agreement

TABLE OF CONTENTS

1.	Definitions	1

2.	Research Licence	7

3.	Commercialisation License	8

4.	Additional Licence Terms	9

5.	Sales-Based and Milestone Payments	11

6.	Further Obligations of EvoGenix	15

7.	Further Obligations of AVEO	16

8.	Term; Termination	17

9.	Infringement of IP Rights	18

10.	Confidentiality	19

11.	Publications and Media Releases	20

12.	Warranties and Representations	22

13.	Insurance	23

14.	Liability and Indemnities	24

15.	Dispute Resolution	27

16.	Notices	27

17.	General	28

18.	Interpretation Principles	30

	Schedule 1 - Licensed Intellectual Property	32

	Schedule 2 - Milestone Payments	33

	Schedule 3 – Sales-Based Payments	35

	Schedule 4 - Restricted Targets	36

Research & Commercialisation License Agreement

This Research & Commercialisation Licence Agreement (this “Agreement”) is entered into as of September 25, 2007 by and between:

1.	EVOGENIX PTY LIMITED (ABN 33 097 483 068) of 19-25 Khartoum Road, Macquarie Park, NSW 2113, Australia (“EvoGenix”), and
2.	AVEO PHARMACEUTICALS, INC. of 75 Sidney Street, 4th Floor, Cambridge, MA 02139, United States of America (“AVEO”)

(EvoGenix and AVEO are collectively referred to herein as the “Parties” and individually as a “Party”).

RECITALS:

A.

EvoGenix has developed a proprietary technology platform known as ‘Superhumanisation’™  ‘Superhumanised Antibodies’™ and ‘Superhumanising Antibodies’™, which converts a rodent antibody into a “humanised” antibody and has licensed certain intellectual property rights in respect of such technology from EvoGenix Inc. and Arrowsmith Technologies, LLC.

B.	AVEO has expertise in the discovery and development of novel, targeted cancer therapeutics and has developed and wishes to develop certain antibodies.
C.

AVEO wishes to develop an improved version of one or more of those antibodies using the EvoGenix ‘Superhumanisation™’ technology platform and to obtain the necessary rights to commercialise the Superhumanised™ antibodies.

D.	EvoGenix is prepared to license certain intellectual property rights to AVEO on the terms and conditions in this Agreement.

OPERATIVE PROVISIONS:

1.	Definitions

In this Agreement including the Recitals, the following definitions apply, except where the context otherwise requires:

Associated Entity means:

(a)	a corporation that is related to a Party as defined in the Corporations Act 2001 (Cth);
(b)

any individual who, or any corporation or other form of business organisation which, in any country directly or indirectly (including through intermediaries), is Controlled by, or is under common Control with, or Controls, a Party; and

(c)	any corporation or other form of business organisation in which any of the above entities directly or indirectly (including through intermediaries) has at least a 40%

1

Research & Commercialisation License Agreement

ownership interest through stock ownership, voting rights or otherwise, or has the maximum ownership interest it is permitted to have in the country where it exists.

For purposes of this definition of Associated Entity, the term Control and Controlled have the meaning given in section 50AA of the Corporations Act 2001 (Cth).

AVEO Results means (a) any antibodies resulting from the Research, including the immunoglobulin molecule (such as IgG), whether in monospecific or any other form, any immunoglobulin fragment (such as Fv, Fab, F(ab’) or F(ab’)2), any fusion protein of an immunoglobulin or immunoglobulin fragment and any single chain antibody (such as scFv), and any derivative of any of the foregoing, (b) any nucleic acids encoding any of the foregoing, (c) cells expressing any of the foregoing, and (d) any uses of any of the foregoing. AVEO Results include Products.

Business Day means a day that is not a Saturday, a Sunday, nor a public holiday in the principal place of business of a Party.

Commencement Date means the date on which this Agreement is last signed by the Parties.

Commercialisation Field means the development and Commercialisation of products or methods for the diagnosis, prevention and/or treatment of any disease or condition in humans and/or animals.

Commercialise means:

(a)

in relation to an Intellectual Property right, the exercise of all the rights exclusively held by or granted to the holder of such Intellectual Property rights under or by the laws of the jurisdiction in which the Intellectual Property right subsists, including the right to sub-license any and all of those rights;

(b)

in relation to a product, kit, apparatus, substance, documentation or information resource (or any part of such materials), to make, have made, use, distribute, market, sell, offer for sale, import, export, hire out, lease, supply, or otherwise dispose of it; and

(c)

in relation to a method or process, to use or practice the method or process for any purpose, including, without limitation, to make, distribute, market, sell, hire out, lease, supply, or otherwise dispose of a product, kit or apparatus the manufacture, use or sale of which is proposed or intended to involve the exercise of the method or process.

Confidential Information means all know-how, financial information and other commercially valuable or sensitive information in whatever form, including inventions (whether or not reduced to practice), trade secrets, formulae, graphs, drawings, biological materials, samples, devices, models and any other materials or information of whatever description which is (i) disclosed in tangible form and is designated thereon as “Confidential” at the time it is delivered to the receiving Party, or (ii) disclosed orally and

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identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within [**] days by the disclosing Party. Notwithstanding the foregoing, Confidential Information shall not include:

(a)	information which is lawfully in the public domain prior to its disclosure to a Party by the other Party;
(b)	information which enters the public domain otherwise than as a result of an unauthorised disclosure;
(c)	information which is or becomes lawfully available to the recipient Party from a third party who has the lawful power to disclose such information to the recipient Party on a non-confidential basis;
(d)	information which is rightfully known by the recipient Party (as shown by its written record) prior to the date of disclosure; and
(e)	information which has been independently developed by Personnel of the receiving Party without access to or use of such information disclosed by the disclosing Party to the receiving Party.

Information is not to be considered to be in the “public domain” for the purposes of this Agreement unless it is lawfully available to the general public from a single source without restriction on its use or disclosure.

The following shall be deemed to be the Confidential Information solely of AVEO: (a) Targets, including, the identity thereof and the fact that AVEO is conducting or may conduct Research regarding such Target and (b) any AVEO Results, including the Products.

Control, Controls and Controlled means, with respect to a particular item of information or Intellectual Property, that the applicable Party and/or any of its Associated Entities (a) owns (whether solely or jointly with the other Party or any Third Party) or (b) has a license to such item or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or right as provided for herein without violating the terms of any agreement with any Third Party.

Designated Target means each Target with respect to which AVEO elects to conduct Research pursuant to clause 2.2, but excluding any Restricted Target.

Force Majeure means an act of God, fire, lightning, explosions, flood, subsidence, act of terrorism, insurrection or civil disorder or military operations, government or quasi-government restraint, expropriation, prohibition, intervention, direction or embargo, inability or delay in obtaining governmental or quasi-governmental approvals, consents, permits, licences or authorities, strikes, lock-outs or other industrial disputes of any kind and any other cause, whether similar or not to the foregoing, outside of the affected Party’s control.

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Research & Commercialisation License Agreement

Improvement means any development, modification, adaptation, or improvement of the Licensed Technology (including the discovery of new uses of the Licensed Technology) that is made by or on behalf of AVEO during the Term. Notwithstanding the foregoing, “Improvement” shall not include any Target or AVEO Results or any development, modification, adaptation, or improvement or other Intellectual Property subsisting in, claiming or covering any Target or AVEO Results, but shall include Intellectual Property subsisting in, claiming or covering new, modified or improved applications of the Licensed Technology to Targets.

Intellectual Property means statutory and other proprietary rights in respect of copyright and neighbouring rights, all rights in relation to inventions, patents and patent applications, registered and unregistered trademarks, registered and unregistered designs, trade secrets, rights to require information be kept confidential and other rights arising out of intellectual activity in the industrial, scientific, literary or artistic fields, but does not include moral rights that are not transferable.

Know-How means drawings, specifications, designs, research and development results, test results and other technical information and Confidential Information that are (a) Controlled by EvoGenix at any time during the term of this Agreement and (b) provided by EvoGenix to AVEO hereunder or otherwise necessary or useful in connection with the Research or Commercialisation of actual or potential Products, and any material form in which the above materials or information are contained or embodied, or from which they can be reproduced. For the avoidance of doubt, Know-How does not include the AVEO Results.

Licensed Technology means:

(a)	the Patent Rights; and/or
(b)	the Know-How.

Net Sales means, in relation to Sales of a Product by or on behalf of AVEO, an Associated Entity of AVEO, or any permitted sub-licensees to any Third Party in an arms-length, bona fide commercial transaction, the gross amount actually collected by AVEO, its Associated Entities or permitted sublicensees for such Sales of Products, less the following items:

(a)	trade discounts, rebates or allowances actually allowed and taken with respect to such sales;
(b)	sales returns, credits, discounts or allowances actually allowed and taken including, without limitation:
(i)	amounts paid or credited to Third Party customers for inventory management, distribution, warehousing, and related services to the extent consistent with industry standards;

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Research & Commercialisation License Agreement

(ii)

the portion of any management fees paid during the relevant time period to Third Party group purchasing organizations that relate specifically to the sale of such Product to such organization to the extent consistent with industry standards; and

(iii)	any other similar deductions to the extent consistent with industry standards for the purpose of calculating Net Sales;
(c)	freight, shipping and insurance charges;
(d)	taxes, duties or other governmental tariffs (other than income taxes); and
(e)	government mandated rebates.

In the case of Sales not made in an arms-length bona fide commercial transaction, the Net Sales are to be calculated by reference to the fair market value (if higher) of the relevant Product in the country in which the Sales took place, provided that provision of Products free of charge for clinical trials, for promotional or sampling purposes or as donations to non-profit institutions or government agencies for a non-commercial purpose, shall not be considered in determining Net Sales.

In the event that a Product is sold as part of a Combination Product (as defined below) in any country, the Net Sales of the Product as part of a Combination Product in that country for the purposes of determining sales-based payments shall be determined by multiplying the Net Sales of the Combination Product in that country by the fraction (A/A+B) where A is the average sale price in the relevant Quarter of the Product in that country when sold separately in finished form and B is the average sale price in the relevant Quarter of the Other Element (as defined below) in that country sold separately in finished form. In the event that the average sale price of the Product in that country can be determined but the average sale price of the Other Element in that country cannot be determined, Net Sales of the Product in that country for the purposes of determining sales-based payments shall be calculated by multiplying the Net Sales of the Combination Product in that country by the fraction (C/D) where C is the selling party’s average sale price in the relevant Quarter of the Product and D is the average selling price in the relevant Quarter of the Combination Product in that country. If the average sale price of the Other Element in that Quarter can be determined but the average price of the Product in that country cannot be determined, Net Sales of the Combination Product in that country for the purposes of determining sales-based payments shall be calculated by multiplying the Net Sales of the Combination Product in that country by the following formula: one (1) minus E/D where E is the average selling price in the relevant Quarter of the Other Element in that country and D is the average selling price of the Combination Product in that country in the relevant Quarter. If the average sale price of both the Product and the Other Element cannot be determined, the Net Sales of the Product shall be reasonably agreed upon by the Parties.

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Research & Commercialisation License Agreement

As used herein, the term “Combination Product” shall mean a product which contains or comprises a Product as an active component and at least one other active component (an “Other Element”).

Patent Rights means:

(a)	the patents and patent applications described in Part A of Schedule 1;
(b)	all patent applications that may be filed which are based on, or claim priority from, or are divided from or are continuations of, any patent application described in Schedule 1;
(c)	all patents which may be granted pursuant to any of the patent applications referred to in the foregoing paragraph (a) or (b); and
(d)	all patents and patent applications covering Improvements licensed to AVEO under this Agreement.

Personnel means a Party’s employees, officers, agents, contractors and representatives and those of its Associated Entities.

Prescribed Terms means terms, conditions and warranties implied by law into some contracts for the supply of goods or services and which the law expressly provides:

(a)	may not be excluded, restricted or modified; or
(b)	may be excluded, restricted or modified only to a limited extent.

Product means any product (a) that is directed to, inhibits or modulates the expression or activity of a Designated Target and (b) that is or includes:

(i)	a protein that is engineered or produced by or on behalf of AVEO using the Licensed Technology, regardless of the intended use of such protein; and/or
(ii)

any composition of matter, chemical entity or other substance based on, derived from or incorporating all or part of any such protein, including without limitation all analogs, homologs of and binding regions derived from any such protein.

Quarter means the 3 month periods ending on 31 March, 30 June, 30 September and 31 December.

Research means, with respect to any Designated Target, the research, manufacture and development of pharmaceuticals, including Products, utilising all or part of the Licensed Technology, provided, however, that “Research” shall only include the humanisation of murine antibodies using the Licensed Technology to the extent conducted by AVEO’s Personnel at AVEO’s premises or by a subcontractor appointed by AVEO in accordance with clause 4.4(b).

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Restricted Target means the Targets specifically set forth in Schedule 4 hereto.

Sale means the sale, distribution, leasing, commercial supply, or other disposal of Products.

Target means a single human or non-human antigen and its isoforms.

Target Designation Period means the period commencing on the Commencement Date and ending either upon (a) the third anniversary of the Commencement Date, in the event that AVEO does not exercise its option to extend such period pursuant to clause 2.3, (b) the fifth anniversary of the Commencement Date, in the event that AVEO exercises its option to extend such period pursuant to clause 2.3.

Term shall have the meaning set forth in clause 8.1.

Third Party means any person or entity other than AVEO or EvoGenix or their respective Associated Entities.

Valid Claim means a claim of an issued and unexpired patent included in the Patent Rights which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	Research Licence
2.1	Grant of Research Licence

Subject to AVEO complying with its obligations under clause 5.1(a) and to the provisions of this clause 2 and clause 4.1, with effect from the Commencement Date, EvoGenix hereby grants to AVEO, a non-transferable (except as set forth in clause 17.2), worldwide and non-exclusive licence:

(a)	under the Patent Rights; and
(b)

under all Intellectual Property in and to the Know-How, for the sole purpose of conducting Research anywhere in the world for the duration of the Term; provided, however, that the license granted under this clause 2.1 shall include the right to humanise murine antibodies using the Licensed Technology only during the Target Designation Period.

2.2	Designated Targets
(a)

At any time during the Target Designation Period, AVEO shall have the right, at its sole discretion, to designate up to [**] Targets as Designated Targets in accordance with this clause 2.2. AVEO shall provide EvoGenix with written notice upon (i) AVEO’s designation of any Target as a Designated Target, and (ii) AVEO’s election to cease conducting Research in respect of any Designated

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Target. For clarity, AVEO shall have no obligation to include in any such notice any information concerning the Designated Target, including, without limitation, its identity provided, however, that each Designated Target is given a unique code that correlates with AVEO’s internal records in respect of such Target.

(b)

AVEO may only use the Licensed Technology for conducting Research on a maximum of [**] Designated Targets that have been notified to EvoGenix as set forth in clause 2.2(a); provided, however, that Designated Targets shall not include any Restricted Target. EvoGenix hereby represents and warrants that it is not permitted as of the date of this Agreement to grant to AVEO or other third parties the right to conduct Research with respect to Restricted Targets pursuant to contractual commitments existing or under negotiation as at the Commencement Date.

2.3	Target Designation Period

AVEO shall have the right, at its sole discretion upon written notice to EvoGenix at any time prior to the third anniversary of the Commencement Date, to extend the Target Designation Period for an additional period two (2) years, such that, if such notice is given, the Target Designation Period shall expire as of the fifth anniversary of the Commencement Date.

3.	Commercialisation License
3.1	Notice

AVEO shall give written notice to EvoGenix within [**] Business Days of the occurrence of each milestone event described in Schedule 2.

3.2	Grant of Commercialisation Licence

Subject to AVEO complying with its obligations under clause 5 and to clause 4.1, with effect on a Product-by-Product basis from the receipt of the first notice given under clause 3.1 in respect of each Product, EvoGenix hereby grants to AVEO, a non-transferable (except as set forth in clause 17.2), worldwide and exclusive licence:

(a)	under the Patent Rights; and
(b)	under all Intellectual Property in and to the Know-How, for the sole purpose of Commercialising each such Product in the Commercialisation Field.
3.3	Contract Manufacture

During the Term with respect to any Product, AVEO may enter into a sub-contract for the manufacture of such Product (or parts of such Product) on behalf of AVEO, provided that AVEO remains bound by all provisions of this Agreement (including those relating to confidentiality and the maintenance of records) notwithstanding any such sub-contract.

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Research & Commercialisation License Agreement

3.4	Covenant Not To Sue

EvoGenix hereby covenants and agrees that neither it nor any of its Associated Entities shall bring or threaten any legal action anywhere in the world for infringement of any patent or patent application owned or controlled by EvoGenix or any of its Associated Entities in respect of Superhumanisation™ or otherwise directly related to the Licensed Technology against AVEO, its Associated Entities or sublicensees (or their respective distributors, resellers, or purchasers of Products) directly resulting from the Research or Commercialisation by AVEO, its Associated Entities or sublicensees of any Products in the Commercialisation Field. Any sale, transfer or other disposition of any such patents or patent applications by EvoGenix or its Associated Entities shall be made subject to the covenant granted under this clause 3.4 and the applicable assignor shall cause any subsequent holder or transferee to agree in writing to be bound by the covenant granted under this clause 3.4 as though an original party to this Agreement.

4.	Additional Licence Terms
4.1	Excluded Activities

AVEO must not use the Licensed Technology in order to conduct Research or Commercialise products or processes for the purpose of:

(a)	altering the pharmacokinetic properties of small molecule drugs, where “small molecule” is defined as any compound with a molecular weight of less than [**]Daltons, or
(b)	neutralization of toxins in victims of animal envenomations.
4.2	Improvements
(a)

Subject to clause 4.2(b) below, all Improvements made by AVEO shall be the sole property of EvoGenix, and AVEO must disclose to EvoGenix such Improvements and execute all documents and do all acts necessary or desirable to assign such Improvements to EvoGenix.

(b)

EvoGenix hereby grants to AVEO a licence to Research and Commercialise the Improvements and any and all Intellectual Property rights in Improvements pursuant to the terms of clauses 2.1 and 3.2, respectively, provided, however, that notwithstanding anything to the contrary herein, no payments under clause 5.2 are to be payable in respect of Sales of Products where such payments apply solely due to, or such Products are made solely according to, Intellectual Property rights licensed under this clause 4.2(b) and no other Licensed Technology.

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4.3	AVEO’s Ownership Rights

AVEO will retain exclusive ownership of all Intellectual Property owned by AVEO as of the date of this Agreement and, except as expressly set forth in clause 4.2(a), AVEO will exclusively own all Intellectual Property conceived or reduced to practice by or on behalf of AVEO in connection with the Research. Notwithstanding anything to the contrary herein, AVEO shall exclusively own all Intellectual Property covering, in or to:

(a)	tangible products developed by AVEO using the Licensed Technology pursuant to this Agreement;
(b)	AVEO Results, including all Products or other humanised versions of AVEO’s antibodies created using the Licensed Technology pursuant to this Agreement;
(c)	methods of making the items in 4.3(a) and 4.3(b); and
(d)	methods of using the items in 4.3(a) and 4.3(b).
4.4	Sub-Licensing
(a)

AVEO may by written agreement sub-license its rights under clauses 2.1 for the sole purpose of conducting Research with respect to Designated Targets and 3.2 for the Commercialisation of Products in the Commercialisation Field to any Associated Entity of AVEO (apart from the right to further sub-license), without the prior written consent of EvoGenix. AVEO must notify in writing EvoGenix of any such sub-licence, within [**] days of its execution.

(b)	AVEO and its Associated Entities may not sub-license its rights to humanise murine antibodies using the Licensed Technology to any Third Party.
(c)

Subject to its restriction in 4.4(b), AVEO and its Associated Entities may by written agreement sub-license its rights under clause 2.1 and 3.2 for the Research and Commercialisation of Products in the Commercialisation Field to any Third Party, without the prior written consent of EvoGenix; provided that the terms of such sublicense include that all Improvements made by the sublicensee are to be the property of EvoGenix. AVEO must notify in writing EvoGenix of any such sub-licence, within [**] days of its execution.

4.5	Novation

Without limiting clause 17.2, AVEO may by written agreement and with the prior written consent of EvoGenix transfer the rights granted to it in clauses 2 and 3 by way of a novation of this Agreement in favour of the transferee under which the transferee accepts all obligations of AVEO under this Agreement and AVEO indemnifies EvoGenix against any failure by the transferee to perform its obligations under the novated agreement.

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4.6	Conditions of Sub-licence, Subcontract or Novation

Any transaction permitted by clause 4.4 and 4.5 must be concluded on terms which permit EvoGenix to inspect the books, records and accounts of the sub-licensee or transferee in the manner set out in clause 5.4, and which contain provisions relating to record-keeping, audits, reporting and the protection of Confidential Information consistent with those set out in clauses 5.3, 5.4, 7.4, 10 and 11.

5.	Sales-Based and Milestone Payments
5.1	Upfront and Milestone Payment
(a)

Within [**]-days after the execution of this Agreement, AVEO must pay EvoGenix a non-refundable upfront payment of [**] Dollars (US$[**]) in consideration of receiving access to the Know-How for the purposes of conducting Research and the licences granted in clauses 2.1 and3.2.

(b)

AVEO also agrees to pay to EvoGenix the milestone payments set out in Schedule 2 subject to and upon achievement of the milestones set forth in Schedule 2 within [**] days of achievement of such milestones, in consideration of receiving access to the Know-How for the purposes of conducting Research and the licences granted in clauses 2.1 and 3.2.

(c)	All milestone payments are non-refundable.
5.2	Sales-Based Payments
(a)

In further consideration of receiving access to the Know-How for the purpose of conducting Research and the licences granted in clauses 2.1 and 3.2, AVEO agrees to pay to EvoGenix a sales-based payment calculated on Net Sales of Products in accordance with the applicable rates set forth in Schedule 3.

(b)

If AVEO needs to obtain a license under any Third Party patent or patent application in order to Commercialize a Product as a direct result of the fact that the Licensed Technology was used in creation or development of that Product, then [**] percent ([**]%) of any reasonable, arms length consideration paid under such Third Party license shall be fully creditable against sales-based payments payable to EvoGenix under this Agreement in respect of the relevant Quarter; provided that in no event shall the such sales-based payments in any Quarter be reduced by more than [**] percent ([**]%) of the sales-based payments otherwise due in such Quarter, provided further, that any such excess amounts that are not fully credited in such Quarter shall be credited in the subsequent Quarter or Quarters, as applicable, until fully credited.

(c)

Payments are payable by AVEO within [**] days after the end of each Quarter and are to be calculated by reference to Net Sales received during that Quarter. Each payment must be accompanied by a statement signed by an authorised

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representative of AVEO showing the price and quantity of Net Sales received during, and the calculation of the amounts payable in respect of, that Quarter.
(d)

The sales-based payments payable under this clause 5.2 commence, on a Product-by-Product and a country-by-country basis, on the first Sale of a Product by AVEO, an Associated Entity of AVEO or any sub-licensees, in a country and continue in such country until the later of:

(i)

once all Patent Rights in that country the Valid Claims of which cover that Product or the manufacture or use of that Product expire, lapse, are found to be invalid or are rejected in an unappealable or unappealed decision;

(ii)

the expiration of all regulatory approvals and exclusive rights granted by a governmental authority in respect of that Product that exclude third parties from promoting and selling generic substitutes for the Product in that country (other than patent rights); and

(iii)	ten years after the first Sale of that Product in that country.

Upon expiration of the payment term as set forth in this clause 5.2(d) with respect to any Product in any country and subject to AVEO having made all payments due to EvoGenix under this Agreement in full, the licences set forth in clause 2.1 and 3.2 with respect to such Product in such country shall be deemed to be royalty-free and fully-paid.

5.3	Records

AVEO agrees to keep at its principal place of business true and accurate records of:

(a)	Net Sales by it and its Associated Entities, and to require the same of any permitted sub-licensees, sub-contractors and assignees;
(b)	the milestone events set out in Schedule 2, and to require the same of any permitted sub-licensees, sub-contractors and assignees;
(c)	any permitted sub-licence, sub-contracting or assignment agreements; and
(d)	proper and comprehensive books of account relating to all moneys from time to time payable to EvoGenix pursuant to this Agreement and the basis on which the quantum of those payments are calculated.
5.4	Right of Audit
(a)

On EvoGenix’s written request no more than [**], AVEO agrees at all reasonable times to produce the accounts, books and records referred to in clause 5.3 certified as correct by AVEO’s auditors for review at AVEO’s premises at EvoGenix’s expense by an independent accountant nominated by EvoGenix and accepted by

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AVEO and to permit that accountant to determine AVEO’s compliance with its payment obligations under this Agreement.
(b)

AVEO agrees to give that accountant reasonable assistance, access and facilities to enable the accountant to verify such accounts, books and records and supply such other information as may be necessary or proper to enable the Net Sales and the amount of sales-based payments to be ascertained and verified.

(c)

If the independent accountant identifies a deviation of at least [**]% from the amounts identified as payable to EvoGenix in statements provided by AVEO pursuant to clause 5.2, the accountant’s reasonable costs are to be reimbursed to EvoGenix by AVEO. Any dispute as to whether a deviation exists shall be resolved pursuant to Section 15.

(d)

On EvoGenix’s written request no more than [**], AVEO agrees at all reasonable times to produce records of the Targets (including their associated codes) on which it has or is conducted research or development utilising all or part of the Licensed Technology, certified as correct by an officer of AVEO for review at AVEO’s premises at EvoGenix’s expense by an independent auditor appointed by EvoGenix and to permit that representative to determine AVEO’s compliance with its obligations under clause 2.2, on the condition that such auditor is bound by a customary confidentiality agreement reasonably acceptable to AVEO and does not disclose to EvoGenix or any third party the identity of such Targets.

5.5	Payment Terms
(a)

All payments made by AVEO to EvoGenix under this Agreement are to be made in U.S. currency and are to be made by bank draft made payable to EvoGenix or direct deposit into the account notified by EvoGenix in writing.

(b)

If AVEO fails to make any payment required under this Agreement in full when due, and AVEO fails to cure such non-payment within [**] days prior written notice from EvoGenix, EvoGenix will be entitled (without prejudice to any other right or remedy it may have) to charge AVEO interest on the overdue amount at the rate equal to the [**] as reported in the Wall Street Journal from the date of invoice to the date of full and final payment (irrespective of whether the date of payment is before or after any judgment or award in respect of the overdue amount).

(c)

If any Net Sales are stated in a currency other than United States Dollars, then, for the purpose of calculating the amount due to EvoGenix hereunder, such Net Sales shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in the Wall Street Journal in New York as of the last business day of the Quarter for which such payments under clause 5.2 are payable. If no such exchange rate has been quoted in the Wall Street Journal in New York at any time during the twelve (12) month period preceding the date on which such amount becomes due to EvoGenix, such Net Sales shall be deemed to

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be equal to the Net Sales for such Product most recently charged by AVEO in United States Dollars.
(d)

If by reason of applicable laws or regulations in any country, it becomes impossible or illegal for AVEO or its Associated Entities or sublicensees to transfer, or have transferred on its behalf, milestones, sales-based or other payments to EvoGenix, AVEO shall promptly notify EvoGenix of the conditions preventing such transfer and such payments shall be deposited in local currency in the relevant country to the credit of EvoGenix in a recognized banking institution designated by EvoGenix or, if none is designated by EvoGenix within a period of [**] days, in a recognized banking institution selected by AVEO or its Associated Entity or sublicensee, as the case may be, and identified in a notice given to EvoGenix. If so deposited in a foreign country, AVEO shall provide, or cause its Associated Entity or sublicensee to provide, reasonable cooperation to EvoGenix so as to allow EvoGenix to assume control over such deposit as promptly as practicable.

5.6	Taxes

If any laws, rules or regulations require the withholding of amounts of income or other taxes or other amounts from payments made under this Agreement, the payer will:

(a)	make such withholding payments as required and subtract such amounts from the payments due to the payee;
(b)	submit proof of payment of the withholding rates to the payee at the time of making payment of the balance to the payee; and
(c)

use efforts consistent with its usual business practices to minimise the extent of any withholding taxes imposed under the provisions of current or future double taxation treaties or agreements between foreign countries and the Parties will cooperate with each other in that respect, with the appropriate Party under the circumstances providing the documentation required under such treaty or agreement to claim any available benefits.

5.7	Consideration for Payments

The Parties acknowledge that all payments made by AVEO to EvoGenix under this Agreement are in consideration of any or all of:

(a)	the disclosure of the Know-How to AVEO;
(b)	the grant of licences of the Know-How in relation to the Research;
(c)	the grant of licences of the Know-How in relation to Products (if such licences are required);
(d)	the grant of licences of the Patent Rights in relation to the Research; and

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(a)	the grant of licences of the Patent Rights in relation to Products (if such licences are required),

it being the intention of the parties that, for the convenience of the parties and in order to spread payments over time, such payments are to be made in full in accordance with the express terms of this Agreement notwithstanding the expiry or invalidity of any Patent Rights, the failure of Patent Rights to claim any Product or the entry of any Know-How into the public domain.

6.	Further Obligations of EvoGenix
6.1	Disclosure of Licensed Technology

EvoGenix must disclose to AVEO all Licensed Technology, including a copy of all Know-How in written or other tangible form to the extent it is practicable to do so.

6.2	Initial Assistance

During the Target Designation Period, EvoGenix will provide reasonable technical advice to AVEO at no cost to AVEO to assist AVEO’s use of the Licensed Technology in conducting Research. Such assistance will be limited to telephone, e-mail and video conferencing and one site visit to AVEO’s premises unless the parties agree in writing otherwise.

6.3	Additional Consultancy
(a)

EvoGenix will, subject to payment in accordance with its usual consulting rates from time to time and on its standard consulting terms and conditions from time to time, provide AVEO with training, technical assistance and consultancy services reasonably requested by AVEO in relation to the development, use and Commercialisation of Products, subject to EvoGenix having appropriate resources and qualified personnel to enable it to provide such assistance and services.

(b)

Other than as set out explicitly in this Agreement or otherwise agreed in writing by the parties, AVEO acknowledges that EvoGenix is under no obligation to assist AVEO in the development or Commercialisation of Products or otherwise in connection with the Licensed Technology.

6.4	Prosecute and Maintain Licensed Technology

EvoGenix will, to the extent commercially and legally reasonable in accordance with the advice available to it:

(a)	prosecute all patent and other applications for statutory protection of the Licensed Technology existing at the Commencement Date; and
(b)	maintain all patents or other rights granted on those applications.

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7.	Further Obligations of AVEO
7.1	Standard Operating Procedures

EvoGenix will provide AVEO with standard operating procedures and protocols in respect of the use of the Licensed Technology and modify such protocols from time to time by giving written notice to AVEO.

7.2	Optimisation Services

In the event that AVEO wishes to engage any third party to provide optimisation services, AVEO shall first negotiate in good faith with EvoGenix for the provision of such services. If the parties cannot reach agreement on the terms on which such services will be provided within [**] days of the commencement of negotiations, AVEO may acquire such services from third parties without any further obligation to EvoGenix.

7.3	Non-Solicitation

During the Target Designation Period and for a period of [**] months thereafter, AVEO and its Associated Entities must not solicit any of EvoGenix’s Personnel with a view to employing that person or engaging him or her in any capacity; provided that, this provision shall not apply to any response to a general employment advertisement.

7.4	Reporting Obligations

Without limiting AVEO’s obligations under clause 2.2, no later than each anniversary of the Commencement Date AVEO is to provide a written report to EvoGenix:

(a)	providing the unique codes of all Designated Targets in respect of which AVEO is currently conducting Research;
(b)	providing the unique codes of all Designated Targets in respect of which AVEO has ceased to conducting Research during the previous 12 months;
(c)	describing Products being developed and/or Commercialised, including the number of indications to which each Product is directed to, whether using the same or different Targets;
(d)

describing the progress of development of each Product, included expected timeframes for the product development milestones described in items (g) to (1) of Schedule 2 in respect of each Product and the expected indication(s) for which regulatory approval will be sought; and

(e)

identifying any public disclosures made by or on behalf of AVEO, including disclosures made to any stock exchange or pursuant to securities laws, relating to Designated Targets in respect of which AVEO is currently conducting Research or Products being developed and/or Commercialised.

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EvoGenix acknowledges that such reports may contain Confidential Information of AVEO and agrees to maintain the confidentiality of such reports in accordance with clause 10.

8.	Term; Termination
8.1	Term

The term of this Agreement (the ‘Term”) shall commence as of the Commencement Date and shall remain in full force and effect until the expiration of the last-to-expire sales-based payment obligation under clause 5.2(d) with respect to all Products, unless earlier terminated in accordance with clause 8.2, provided that if AVEO has:

(a)	not designated any Targets as Designated Targets pursuant to clause 2.2 by the end of the Target Designation Period, the Term will expire at the end of the Target Designation Period; or
(b)	failed to meet any milestone described in Items (g) to (1) of Schedule 2 within three years after the end of the Target Designation Period, the Term will expire at the end of that period.
8.2	Termination for Breach

Either Party may terminate this Agreement by giving at least [**] days’ prior written notice to the other Party if the other Party is in material breach of any provision of this Agreement and the Party in breach has failed to remedy the breach within [**] days of receipt of written notice from the other Party describing the breach and calling for it to be remedied.

8.3	Consequences of Termination
(a)

Upon expiration of the Term (other than as a result of a termination pursuant to clause 8.2 hereof or expiration by virtue of clause 8.1(a) or 8.1(b)), all licences granted under clauses 2.1 and 3.2 shall survive in perpetuity and, subject to AVEO having made all payments due to EvoGenix under this Agreement in full, shall be deemed to be fully-paid and royalty-free with respect to Products existing as of the date of expiration.

(b)

In the event this Agreement is terminated by EvoGenix pursuant to clause 8.2 in respect of a breach by AVEO prior to payment of the amounts specified in clause 5.1(a) and Item (b) of Schedule 2, AVEO must pay such amounts within [**]Business Days of termination of this Agreement.

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(c)

If EvoGenix terminates this Agreement pursuant to clause 8.2 in respect of a breach by AVEO of its payment obligations under clause 5.1 or 5.2 in respect of one or more Products, AVEO’s rights and licences under clauses 2.1 and 3.2 shall:

(i)

terminate in respect of that Product or Products, provided, however, that EvoGenix may in its sole discretion elect in writing to continue to give AVEO the benefit of all licences granted to it under clauses 2.1 and 3.2 (if any) in respect of that Product, subject to clauses 5.1 and 5.2; and

(ii)	survive in respect of all other Products, together with the provisions of Article 4, subject only to AVEO’s compliance with its payment obligations under Article 5.
(d)

If (i) EvoGenix terminates this Agreement pursuant to clause 8.2 in respect of a breach by AVEO of any provision other than clause 5.1 or 5.2, (ii) this Agreement expires by virtue of clause 8.1(a) or 8.1(b), or (iii) AVEO terminates pursuant to clause 8.2, then the rights and licences of AVEO under clauses 2.1,3.2, 3.4,4.2(b) and 4.4 shall survive, together with the other provisions of Article 4, subject only to AVEO’s compliance with its payment obligations under Article 5.

8.4	Survival of Provisions

Expiry or termination of this Agreement for any reason does not affect any rights of the parties accrued prior to termination or the provisions of clauses 4.2(a) (Improvements), 4.3 (AVEO’s Ownership Rights), 5.3 (Records of Sales), 5.4 (Right of Audit), 10 (Confidentiality), 12 (Warranties and Representations) and 14 (Liability and Indemnities) or any provision relating to the consequences of termination.

9.	Infringement of IP Rights
9.1	Notice of Suspected Infringements

AVEO shall use commercially reasonable efforts to give EvoGenix information on any suspected infringement of the Licensed Technology by a third party of which AVEO is or becomes aware as soon as reasonably practicably after first suspecting or becoming aware of such infringement.

9.2	Action by EvoGenix

If such infringement occurs, EvoGenix may take such action in respect of the infringement as is commercially and legally reasonable in accordance with the advice and resources available to it, but nothing in this Agreement compels EvoGenix to institute or prosecute proceedings in its own name to prevent infringement by a third party of the Licensed Technology or to defend any cross-claim asserting invalidity of any licensed Patent Rights (enforcement proceedings).

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Research & Commercialisation License Agreement

9.3	AVEO may Join Action

If EvoGenix institutes enforcement proceedings, AVEO may join EvoGenix in such proceedings and may contribute to the costs and expenses of the proceedings. Any damages or other amounts recovered in respect of the proceedings are to be shared in proportion to the parties’ contributions to costs and expenses.

9.4	Notice of Third Party Claims

If proceedings are threatened or commenced by a third party against a Party in any country on the ground that the conduct of the Research or Commercialisation of Products infringes Intellectual Property vested in the third party, then:

(a)	the Party threatened or sued must immediately notify the other Party; and
(b)

the Parties will refer the matter to leading legal counsel for advice on whether a defence or threats action will have a reasonable chance of a successful outcome and whether there are circumstances making it imprudent to defend or commence proceedings.

9.5	Limited Obligation to Defend

A Party will not be required to defend any infringement proceedings brought by a third party or institute any threats action where leading legal counsel advises that it would be imprudent to defend or commence proceedings.

10.	Confidentiality
10.1	Permitted Use and Disclosure
(a)

AVEO may use and disclose Confidential Information contained in the Licensed Technology to the extent that such use or disclosure is necessary or appropriate for the conduct of the Research or the pursuit of the Commercialisation of the Products in accordance with AVEO’s rights under this Agreement.

(b)

A Party may disclose Confidential Information of the other Party if legally compelled to do so by any judicial or administrative body, provided that the Party required to make such disclosure must promptly inform the other Party and take all reasonably available legal measures to avoid or limit the extent of such disclosure.

10.2	Protection of Confidential Information

Subject to clause 10.1, each Party shall:

(a)

not use, and shall ensure that its Personnel do not use, any Confidential Information of the other Party for any purpose other than in the exercise of its rights and in compliance with its obligations under this Agreement;

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(b)	take all reasonable action necessary to maintain the confidential nature of the Confidential Information of the other Party;
(c)

not disclose any of the Confidential Information of the other Party to any person other than those Personnel of the Party or an Associated Entity who need to have access to the Confidential Information, or permitted contract manufacturers or sublicensees, for the conduct of the Research and/or to Commercialise Products in accordance with this Agreement and who have been made aware of the requirements of this clause and who are subject to a legally enforceable undertaking of confidence; and

(d)

return all documents and other materials in any medium in its possession, power or control which constitute Confidential Information of the other Party, (i) with respect to Confidential Information of AVEO, on the earlier of demand by AVEO or the expiration or termination of this Agreement and (ii) with Respect to Confidential Information of EvoGenix forming part of the Know-How, upon the termination of the licenses granted to AVEO under this Agreement and (iii) with respect to all other Confidential Information of EvoGenix, on demand by EvoGenix or on the expiration or termination of this Agreement, whichever occurs later.

10.3	Terms of Agreement

Neither Party shall disclose to any third party the terms and conditions of this Agreement, provided, however, that either Party may disclose the terms and conditions of this Agreement (a) to employees or contractors of such Party with a need to know such terms in connection with the performance of this Agreement, (b) as required by any court or other governmental body or as otherwise required by law, provided that notice is promptly given to the other Party and the disclosing Party cooperates with reasonable requests from the other Party to seek a protective order; (c) to its legal counsel; (d) in order to satisfy the requirements of a public offering or securities filing, provided that the disclosing Party provides the other Party with advance notice thereof and cooperates with the reasonable requests of such other Party to seek confidential treatment of financial and other material non-public terms hereof; (d) in confidence pursuant to customary confidentiality agreements, to actual or potential sublicensees, accountants, banks, and financing sources and their advisors; (e) in confidence, in order to enforce this contract or rights under this contract; (f) to any Associated Entity of the disclosing Party in the ordinary course of business, and (g) in confidence pursuant to a customary confidentiality agreement, to a potential acquirer in connection with a merger or acquisition or proposed merger or acquisition of such Party.

11.	Publications and Media Releases
11.1	Submission of Publications

AVEO must submit to EvoGenix a copy of any proposed manuscript, abstract, paper, presentation, or journal article that AVEO wishes to submit for publication or intends to

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present publicly disclosing Confidential Information of EvoGenix (“Publication”) at least [**] days prior to its proposed date of publication (or submission for publication where applicable).

11.2	Grounds for Objection

EvoGenix may, within [**] days of receipt of a Publication, object to the publication of the Publication in whole or part, to the extent that the Publication would disclose any Confidential Information or unpublished Licensed Technology.

11.3	Publications

AVEO may publish any Publication or part of any Publication that is not objected to by EvoGenix in accordance with this clause 11, but may not under any circumstances publish any Confidential Information generated wholly by EvoGenix’s Personnel without EvoGenix’s express prior written consent.

11.4	Media Releases
(a)	The Parties may make a joint media release regarding the execution of this Agreement, the final form of which will be subject to approval of the Parties prior to its release to the public.
(b)	For subsequent media releases and other written public disclosures relating to this Agreement or the Parties’ relationship under this Agreement (“release”), each Party must:
(i)	submit to the other Party a draft of such release for review and comment by the other Party at least [**] full Business Days prior to the date on which such Party plans to transmit such release; and
(ii)

not make such release without the other Party’s consent, such consent not to be unreasonably withheld or delayed, provided that subsequent to the initial media release, each Party may routinely make reference to the existence of and general progress achieved under this Agreement, but not disclose other Confidential Information not previously approved under this clause 11.4, for the purposes of its normal reporting to customers, investors and the market.

(c)

If a Party is unable to comply with the foregoing [**] day notice requirement because of a legal obligation or stock exchange requirement to make more rapid disclosure, such Party will not be in breach of this Agreement by virtue of such noncompliance, but will in that case give telephone notice to a senior executive of the other Party and provide a draft disclosure with as much notice as possible prior to the release of such release.

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(d)	A Party may publicly disclose without regard to the preceding requirements of this clause information that was previously disclosed in a release that was in compliance with such requirements.
12.	Warranties and Representations
12.1	Mutual Warranties

Each Party warrants, as at the date of execution of this Agreement, that:

(a)

it has the power and authority to enter into and perform its obligations under this Agreement and that the execution of this Agreement by it has been duly and validly authorised by all necessary corporate action;

(b)	its obligations under this Agreement are valid and binding and enforceable against it in accordance with their terms;
(c)

this Agreement and its performance do not contravene its constituent documents or any law, or any of its obligations or undertakings by which it is bound, or cause a limitation on the powers of its corporate officers to be exceeded;

(d)	it has the resources, skills, knowledge and abilities necessary to perform its obligations under this Agreement.
12.2	EvoGenix’s Warranties

EvoGenix represents and warrants, as at the date of execution of this Agreement, that:

(a)	it has not granted, and agrees that it shall not grant, to any person any licence to Commercialise Licensed Technology which conflicts with the licences granted in clauses 2 and 3,
(b)	EvoGenix has all right and title necessary to grant the licenses granted in this Agreement,
(c)	EvoGenix has lawful access to and the right to use the technology necessary to perform its obligations hereunder,
(d)

(i) the patents and patent applications listed under Item (A) of Schedule 1, (ii) all patent applications that may be filed which are based on, or claim priority from, or are divided from or are continuations of any of the foregoing, and (iii) all patents which may be granted pursuant to any of the foregoing, constitute all patents and patent applications Controlled by EvoGenix and/or any its Associated Entities that cover or relate to EvoGenix’s proprietary technology platform known as ‘Superhumanisation™’, ‘Superhumanised Antibodies’™ and ‘Superhumanising Antibodies’ ™ or the Know-How provided to AVEO hereunder; and

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(e)	EvoGenix is not subject to any claim or notice of infringement or misappropriation of any Third Party Intellectual Property rights relating to the Licensed Technology.
12.3	AVEO’s Warranties

AVEO represents and warrants that it will Commercialise Products or use all reasonable endeavours to ensure that they are Commercialised with due care, skill and diligence so that each Product meets all material legal requirements and specifications of any quality or other standards required by law, and all product liability laws, applicable where the particular Product is to be Commercialised.

12.4	Limits on Warranties
(a)	EvoGenix does not warrant that any Patent Rights are or will be valid.
(b)

Each Party acknowledges that research is uncertain, and neither Party gives to the other any warranty or assurance that the conduct of Research using the Licensed Technology will have any particular result, or give rise to any particular product or item of Intellectual Property, or any product having any particular performance or characteristics.

13.	Insurance
13.1	AVEO to Maintain Insurance

AVEO must take out and maintain during the Term a comprehensive product liability policy to cover all sums which it may become legally liable to pay as compensation consequent upon:

(a)	death of, or bodily injury (including disease or illness) to, any person; and
(b)	loss of, or damage to, property,

arising out of or in connection with this Agreement. The limit of liability provided by this policy for each and every event must be not less than $[**].

13.2	Sub-Contractors and Sub-Licensees

Unless otherwise agreed by EvoGenix, any permitted sub-contract or sub-licence must require the sub-contractor or sub-licensee to maintain and effect adequate insurance.

13.3	Evidence of Currency

Within [**] Business Days of a request from EvoGenix, AVEO must produce evidence that the insurances required by this clause are being maintained. AVEO must notify EvoGenix immediately of any cancellation of the policy and of any change to a relevant insurance policy which affects EvoGenix’s interests.

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13.4	Potential Claims

If any event occurs which may give rise to a claim involving EvoGenix under any policy of insurance to be taken out by AVEO under this clause then AVEO must:

(a)	notify EvoGenix as soon as reasonably practicable but in any event within [**] Business Days of the occurrence of that event; and
(b)	ensure that EvoGenix is kept fully informed of any subsequent actions and developments concerning the relevant claim.
13.5	Failure to Insure

AVEO’s obligations to insure under this clause are material obligations of this Agreement. Without limiting EvoGenix’s rights at law in equity or otherwise under this Agreement, any failure by AVEO to comply with a provision of this clause entitles EvoGenix to terminate this Agreement and/or to set off against any sum payable to AVEO all costs and expenses EvoGenix incurs in taking out and maintaining a policy of insurance, which AVEO has failed to take out as required.

14.	Liability and Indemnities

Liability

14.1	Exclusions
(a)

NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY, HOWEVER ARISING AND UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY, IN RESPECT OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF PROFIT OR LOSS OF BUSINESS OPPORTUNITY.

(b)

NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS SET FORTH IN THIS CLAUSE 14.1 SHALL NOT APPLY WITH RESPECT TO (i) INDEMNIFICATION OBLIGATIONS OF EVOGENIX UNDER CLAUSE 14.4(d) WITH RESPECT TO THIRD PARTY CLAIMS FOR THE DAMAGES DESCRIBED IN SECTION 14.1(a), WHERE EVOGENIX KNEW AVEO’S USE OF THE KNOW-HOW OR PRACTICE UNDER THE PATENT RIGHTS INFRINGED THE INTELLECTUAL PROPERTY RIGHTS OF THE THIRD PARTY (ii) BREACH OF OBLIGATIONS UNDER CLAUSE 10 HEREOF (iii) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, OR (iv) TO THE EXTENT PROHIBITED BY APPLICABLE LAW.

14.2	No Implied Warranties
(a)	Except as set forth in this Agreement or as required by any Prescribed Terms, all warranties implied by law relating to the performance of EvoGenix’s obligations under this Agreement are excluded.

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(b)

Without limiting any other provision of this Agreement (including, without limitation, any express representation or warranty hereunder), where any Prescribed Terms apply, the liability of EvoGenix to AVEO for a breach of a Prescribed Term implied into this Agreement is limited, at the option of EvoGenix, to the repair or replacement of the goods, the cost of repairing or replacing the goods, the re-supply of those services or the payment of the cost of re-supplying those services.

Release and indemnity

14.3	AVEO’s Indemnity

AVEO shall defend, indemnify and hold harmless EvoGenix, its Associated Entities and their respective Personnel from and against all Third Party actions, claims, proceedings and demands (including those brought by third parties) which may be brought against it or them, whether on their own or jointly with AVEO and whether at common law, in equity or pursuant to statute or otherwise, in respect of any loss, death, injury, illness or damage (whether personal or property, and whether direct or consequential, including consequential financial loss) arising out of:

(a)	a breach of AVEO’s warranties or obligations contained in this Agreement;
(b)	the failure of any of AVEO’s Personnel to use reasonable care in carrying out AVEO’s obligations under this Agreement; or
(c)

death of or personal injury to persons or property damage arising out of the use of the Commercialisation of Products, except where such death or personal injury or property damages arises from the negligence or misconduct of EvoGenix’s Personnel; or

(d)

except for claims covered by clause 14.4(d) below, infringement of Intellectual Property rights of Third Parties arising out of the Commercialisation of Products by AVEO, its Associated Entities and any sub-licensees. and from and against all damages, reasonable costs and expenses incurred in satisfying, defending or settling any such claim, proceeding or demand.

14.4	EvoGenix’s Indemnity

EvoGenix shall defend, indemnify and hold harmless AVEO and its Personnel from and against all Third Party actions, claims, proceedings and demands (including those brought by third parties) which may be brought against it or them, whether on their own or jointly with EvoGenix and whether at common law, in equity or pursuant to statute or otherwise, in respect of any loss, death, injury, illness or damage (whether personal or property, and whether direct or consequential, including consequential financial loss) arising out of:

(a)	a breach of EvoGenix’s warranties or obligations contained in this Agreement;

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(b)	the failure of any of EvoGenix’s Personnel to use reasonable care in carrying out EvoGenix’s obligations under this Agreement;
(c)	death of or personal injury to persons or property damage arising out of the negligence or misconduct of EvoGenix’s Personnel; or
(d)

infringement of the Intellectual Property rights of a Third Party arising from the use of the Know-How or the practice under the Patent Rights (i) in the course of Research as contemplated by this Agreement, or (ii) based on the manufacture, use or sale of a Product, where the claim of infringement is based on the use of the Licensed Technology in connection with the humanization of such Product in accordance with this Agreement and except where EvoGenix has disclosed the possibility of such a claim of infringement to AVEO,

(e)	and from and against all damages, reasonable costs and expenses incurred in satisfying, defending or settling any such claim, proceeding or demand.
14.5	Reliance on Indemnity

Each Party’s obligation to indemnify the other and its officers, employees, consultants and agents set out above is a continuing obligation separate and independent of its other obligations and survives expiry or earlier termination of this Agreement. Upon a Party becoming aware of any claim or other circumstance that may give rise to it seeking to rely on an indemnity set out in this clause, a Party must provide the other Party with full details of the action, claim, proceeding or demand. Before making any demand for performance of the indemnity a Party must allow the other Party sufficient time as is reasonable in the circumstance to investigate its alleged liability and to negotiate a settlement of or defend the action, claim, proceeding or demand. The indemnifying Party shall have sole control and authority with respect to the defence and settlement of any such claim. The indemnified Party shall cooperate fully with the indemnifying Party, at indemnifying Party’s sole cost and expense, in the defence of any such claim. The indemnifying Party shall not agree to any settlement of any such claim that does not include a complete release of the indemnified Party from all liability with respect thereto or that imposes any liability, obligation or restriction on the indemnified Party with the prior written consent of the indemnified Party. The indemnified Party may participate in the defence of any claim through its own counsel, and at its own expense. The obligations of the indemnified Party in this clause are express conditions of the obligations of the indemnifying Party under clause 14.3 and 14.4, as applicable.

14.6	Cap on Liability

The aggregate liability of each Party to the other Party under or in relation to this Agreement:

(a)

arising out of any one act, omission or event and any one series of related acts, omissions or events are not to exceed the payments under clauses 5.1 and 5.2 paid or payable to EvoGenix in the 12 month period prior to the act, omission or event or the first in the series of acts, omissions or events; and

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(b)	arising out of all acts, omissions and events whenever occurring is not to exceed the total payments under clauses 5.1 and 5.2 paid or payable to EvoGenix.
(c)

NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS SET FORTH IN THIS CLAUSE 14.6 SHALL NOT APPLY WITH RESPECT TO (i) INDEMNIFICATION OBLIGATIONS OF AVEO UNDER CLAUSE 14.3(c) OR (d), (ii) BREACH OF OBLIGATIONS UNDER CLAUSE 10 HEREOF (iii) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, OR (iv) TO THE EXTENT PROHIBITED BY APPLICABLE LAW.

15.	Dispute Resolution
15.1	Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the International Chamber of Commerce Arbitration Rules. There shall be an arbitrator, who shall be appointed by agreement of the Parties or, failing agreement, by the International Chamber of Commerce in London, England. The arbitration shall be conducted in London and all proceedings shall be conducted in the English language. Disputes about arbitration procedure shall be resolved by the arbitrators or failing agreement, by the International Chamber of Commerce. The arbitrators may proceed to an award notwithstanding the failure of the other party to participate in the proceedings. Under no circumstances shall the arbitrator be authorized to award punitive damages, including but not limited to federal or state statutes permitting multiple or punitive damage awards. Any purported award of punitive damages shall be beyond the arbitrator’s authority, void, and unenforceable. The prevailing party shall be entitled to an award of reasonable attorney fees incurred in connection with the arbitration in such amount as may be determined by the arbitrators. The award of the arbitrators shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding the foregoing, the Parties shall be entitled to seek injunctive relief, security or other equitable remedies from any court in England.

15.2	Governing Law and Jurisdiction

This Agreement is governed by the laws of England, without giving effect to its conflicts of laws principles. Service of any legal process may be effected on a Party by forwarding that legal process as if it were a notice given under this Agreement.

16.	Notices
16.1	Form of Notice

A notice, approval, consent or other communication in connection with this Agreement must be in writing sent to the address of the receiving Party appearing in this Agreement or such other address as may be communicated by the receiving Party, marked for the attention of any person nominated for that purpose by the receiving Party (and who in the

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absence of any such nomination is the signatory to this Agreement on behalf of the Party), and may be sent by prepaid post (air mail if international), courier, facsimile transmission or electronic mail.

16.2	Receipt of Notices

A notice, approval, consent or other communication is taken to have been received:

(a)	five Business Days after sending if sent by post;
(b)	if sent by courier, at the time indicated by the records of the courier;
(c)

if sent by facsimile, upon production of an entry created for the purposes of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient; and

(d)	if sent by electronic mail, on receipt by the sender of an acknowledgment indicating that the mail item was read by the recipient.
17.	General
17.1	Amendment

This Agreement may only be amended by agreement of the parties in writing.

17.2	No Assignment
(a)

AVEO’s rights and obligations under this Agreement may not be assigned to any third party, and AVEO must not attempt or purport to do so, unless EvoGenix gives its prior written consent, which consent will not be unreasonably withheld; provided, however, that AVEO may assign this Agreement without the consent of EvoGenix either:

(i)	to any Associated Entity of AVEO in connection with a solvent reconstruction or amalgamation of AVEO’s group of Associated Entities; or
(ii)	in connection with a merger, consolidation or sale of all or substantially all of the assets of AVEO to which this Agreement relates,

provided further that if any such assignment permitted without consent results in new or increased withholding taxes becoming applicable to any Milestone Payment or Sales Based Payment, then AVEO must procure the agreement of the assignee that the assignee must gross up such Milestone Payment or Sales Based Payment so that EvoGenix receives the same net revenue from such payment as it would have received had been paid by AVEO in the absence of the assignment.

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17.3	Approvals

A Party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise.

17.4	No Partnership or Agency

This Agreement does not constitute any Party the agent of another or imply that the parties intend constituting a partnership, joint venture or other form of association in which any Party may be liable for the acts or omissions of another. No Party has authority to pledge the credit of another.

17.5	Further Assurances

Each Party agrees, at its own expense, on the request of another Party, to do everything reasonably necessary to give effect to this Agreement and the transactions contemplated by it, including, but not limited to, the execution of documents.

17.6	Entire Agreement

This Agreement contains the entire agreement of the parties with respect to its subject matter. It sets out the only conduct relied on by the parties and supersedes all earlier conduct by and agreements between the parties with respect to its subject matter.

17.7	Force Majeure
(a)

If the performance of this Agreement or any obligations under this Agreement, except the making of required payments, is prevented, restricted, or interfered with by reason of Force Majeure, the affected Party, upon giving prompt notice to the other Party, is excused from such performance to the extent of such prevention, restriction, or interference. The affected Party must use its best efforts to avoid or remove the Force Majeure or to limit the impact of the event on its performance and must continue performance with the utmost dispatch when the Force Majeure is removed.

(b)

If an event of Force Majeure has the effect of substantially preventing performance of this Agreement by a Party for a period of more than 60 days, the unaffected Party may by notice to the other Party terminate this Agreement.

17.8	Costs

Each Party is to bear its own costs arising out of the negotiation, preparation, stamping, execution and (subject to other provisions of this Agreement) performance of this Agreement.

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17.9	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts taken together will be taken to constitute one agreement. An executed counterpart may be delivered by facsimile or other electronic means.

17.10	Signatories

The signatories to this Agreement warrant that they have authority to enter into this Agreement on behalf of the Party they represent.

17.11	Rights in Bankruptcy

All rights and licenses granted in this Agreement by EvoGenix to AVEO are and shall otherwise be deemed to be licenses and rights to “intellectual property” within the definition of Section 101(35A) of the United States Bankruptcy Code (the “Code”) and any other similar provision under any other applicable laws. The parties hereto further agree that, in the event of the commencement of a bankruptcy proceeding by or against EvoGenix under the Code or any other applicable law, AVEO shall be entitled, at its option, to retain all of its rights under this Agreement pursuant to Code Section 365(n) or any other applicable law. Rejection pursuant to Section 365 of the Code, or any other applicable law, constitutes a material breach of the contract and entities the aggrieved party to terminate upon written notice.

18.	Interpretation Principles
18.1	General Rules

The following rules of interpretation apply unless the context requires otherwise.

(a)	Headings are for convenience only and do not affect interpretation.
(b)	The singular includes the plural and conversely, and a gender includes all genders.
(c)	A reference to a person includes a body corporate, an unincorporated body or other entity and conversely.
(d)	A reference to any Party to this Agreement or any other Agreement or document includes the Party’s successors and permitted assigns.
(e)	An agreement, representation or warranty on the part of two or more persons binds each and all of them and in favour of two or more persons is for the benefit of each and all of them.
(f)

A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement or that other agreement or document.

30

Research & Commercialisation License Agreement

(g)

A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

(h)	A reference to dollars or $ is to U.S. currency.
(i)	A reference to conduct includes any omission and any statement or undertaking, whether or not in writing.
(j)	Where examples of a thing or set of things are given by reference to the word “including”, the meaning of references to the thing or set of things is not to be limited by reference to the examples.
(k)	This document or any part of it is not to be construed against a Party because that Party drafted or proposed it.
(l)

Where an act is required to be performed or a payment required to be made on a day that is not a Business Day, the act will be required to be performed or the payment required to be made on the following Business Day.

18.2	Severability

The provisions of this Agreement are severable. If any provision in this Agreement is found or held to be invalid or unenforceable or capable of termination by a Party in any jurisdiction in which this Agreement is performed, then the meaning of that provision will be construed, to the extent feasible, to render the provision enforceable. If no feasible interpretation would save such provision, it is to be severed from the remainder of this Agreement which is to remain in full force and effect and to be interpreted so as to achieve the commercial intentions of the parties, unless the absence of the provisions that are invalid, unenforceable or terminable substantially impair the value of the entire agreement to either Party. In that event, the parties agree to use their respective reasonable efforts to negotiate a substitute, valid and enforceable provision which most nearly effects the parties’ commercial intent in entering into this Agreement.

31

Research & Commercialisation License Agreement

Schedule 1 - Licensed Intellectual Property

A.	Patent Rights
Item	Title / Description	Country	Application No.	Granted Patent No.
[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

32

Research & Commercialisation License Agreement

Schedule 2 - Milestone Payments

Milestone	Description of Milestone	Payment (US Dollars)
Upfront Payments
(a)	Pursuant to clause 5.1(a).	As set forth in clause 5.1(a)
(b)	[**]	[**]
(c)	[**]	[**]
(d)	[**]	[**]
Annual Payments
(e)	24 months after Commencement Date	[**]
(f)	If, and only if, AVEO elects to extend the Target Designation Period for an additional two years pursuant to clause 2.3, then:
	(i) 36 months after the Commencement Date	[**]
	(ii) 48 months after the Commencement Date	[**]
Per Product Payments
(g)	[**]	[**]
(h)	[**]	[**]
(i)	[**]	[**]
(j)	[**]	[**]
(k)	[**]	[**]
(l)	[**]	[**]

33

Research & Commercialisation License Agreement

Notwithstanding anything to the contrary herein, each milestone payment is payable only upon the first occurrence of each applicable milestone event with respect to the first Product directed to each Designated Target, and no amounts are due for subsequent or repeated achievement of such milestone(s) either (i) by the same Product regardless of the number of indications for which such Product is developed or (ii) by additional Products directed to the same Designated Target, regardless of the number of additional Products directed to such Designated Target, unless such additional Products are developed for additional or different indications. In addition, and without limiting the foregoing, if AVEO ceases development of a Product with respect to a Designated Target (a “Failed Product”), and AVEO initiates or continues development of a different Product (a “Back-Up Product”) in its place with respect to such Designated Target, then any of the foregoing milestone payments in Items (g) to (1) of Schedule 2 previously made by AVEO in connection with such Failed Product shall be credited against any subsequent or repeated achievement of such milestone event(s) based on such Back-Up Product, unless such Back-Up Product is developed for additional or different indications than the Failed Product.

By way of illustration, if AVEO has made a milestone payment for a [**].

As used above, the following terms shall have the following meanings:

“Investigational New Drug Application” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

“Phase II Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

“Phase III Clinical Trial” means a human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a Marketing Application or that would otherwise satisfy the requirements of 21 CFR 312.21(c).

“Regulatory Approval” means all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country (including without limitation, all applicable pricing and governmental reimbursement approvals even if not legally required to sell Product in a country).

“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in a country, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

34

Research & Commercialisation License Agreement

Schedule 3 – Sales-Based Payments

Total Net Sales per calendar year (US dollars)	Rate
Less than $[**]	[**]% of Net Sales
$[**] to $[**]	[**]% of Net Sales
Greater than $[**]	[**]% of Net Sales

35

Research & Commercialisation License Agreement

Schedule 4 - Restricted Targets

[**].

36

Research & Commercialisation License Agreement

EXECUTED AS AN AGREEMENT

Executed by EvoGenix Pty Ltd ACN 097 483 068 in accordance with section 127 of the Corporations Act 2001:

/s/ Cliff Hollaway		/s/ John Coughlin
Director/company secretary		Director

Cliff Hollaway		John Coughlin
Name of director/company secretary (BLOCK LETTERS)		Name of director (BLOCK LETTERS)

Signed for an on behalf of AVEO PHARMACEUTICALS, INC. by its authorized representative in the presence of:	)) ) )

/s/ Michael P. Christiano		/s Elan Z. Erickson
Signature of Witness		Signature of Authorised Representative

Michael P. Christiano		Elan Z. Erickson, CBO
Name of Witness		Name of Authorised Representative Date Sep 26, 2007

37

FIRST AMENDMENT TO THE RESEARCH & COMMERCIALISATION
LICENCE AGREEMENT

This First Amendment to the Research and Commercialization License Agreement (the “Amendment”) is made and entered into as of September 26, 2012 (the “Amendment Effective Date”), by and between AVEO Pharmaceuticals, Inc. (“AVEO”) and Cephalon Australia (VIC) Pty Ltd., formerly known as EvoGenix Pty Limited (“Ceph Australia”), and upon execution will be incorporated into the Research & Commercialisation Licence Agreement between AVEO and Ceph Australia dated September 25, 2007, and signed September 26, 2007 (the “Agreement”). The terms and provisions of the Agreement are incorporated by reference into this Amendment. Capitalized terms used in this Amendment and not defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, AVEO and Ceph Australia entered into the Agreement whereby Ceph Australia licensed certain intellectual property rights to AVEO related to Ceph Australia’s “Superhumanisation™” technology platform under the terms and conditions set forth therein, and AVEO and Ceph Australia now wish to amend certain provisions of the Agreement as expressly set forth below;

WHEREAS, AVEO exercised its option to extend the Target Designation Period through and including September 26, 2012 in accordance with clause 2.3 of the Agreement, and AVEO and Ceph Australia now wish to extend the Target Designation Period for an additional one (1) year period through and including September 26,2013;

WHEREAS, AVEO has designated [**] of [**] Targets as Designated Targets as of the Amendment Effective Date in accordance with clause 2.2(a) of the Agreement, and AVEO and Ceph Australia now wish to increase the number of Targets AVEO may designate as Designated Targets by [**] so that AVEO may designate a total of up to [**] Designated Targets under the Agreement;

WHEREAS, AVEO and Ceph Australia hereby wish to amend the milestone payments table set forth in Schedule 2 to increase the payments due upon the selection of the [**] Designated Target to $[**], and to add a payment for the selection of the [**] Designated Target of $[**];

NOW, THEREFORE, in consideration of the agreements and the mutual covenants contained in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.All references to EvoGenix in the Agreement are hereby changed to Ceph Australia.

2.The definition of “Target Designation Period” in Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following new definition:

Target Designation Period means the period commencing on the Commencement Date and ending on September 26, 2013.

3.Schedule 4 referenced in the definition of “Restricted Target” in Section 1 of the Agreement is hereby deleted in its entirety and replaced with Schedule 4 attached hereto.

4.Section 2.2(a) is hereby deleted in its entirety and replaced with the following:

At any time during the Target Designation Period, AVEO shall have the right, at its sole discretion, to designate up to [**] Targets as Designated Targets in accordance with this clause 2.2. AVEO shall provide Ceph Australia with written notice upon (i) AVEO’s designation of any Target as a Designated Target, and (ii) AVEO’s election to cease conducting Research in respect of any Designated Target. For clarity, AVEO shall have no obligation to include in any such notice any information concerning the Designated Target, including, without limitation, its identity provided, however, that each Designated Target is given a unique code that correlates with AVEO’s internal records in respect of such Target.

5.Section 2.2(b) is hereby deleted in its entirety and replaced with the following:

AVEO may only use the Licensed Technology for conducting Research on a maximum of [**] Designated Targets that have been notified to Ceph Australia as set forth in clause 2.2(a); provided, however, that Designated Targets shall not include any Restricted Target. Ceph Australia hereby represents and warrants that it is not permitted as of the date of this Agreement to grant to AVEO or other third parties the right to conduct Research with respect to Restricted Targets pursuant to contractual commitments existing or under negotiation as at a the Commencement Date.

6.The milestone payments table set forth within Schedule 2 is hereby deleted in its entirety and replaced with the following:

Milestone	Description of Milestone	Payment (US dollars)
Upfront Payments
(a)	Pursuant to clause 5.1(a)	As set forth in clause 5.1(a)*
(b)	12 months after Commencement Date	[**]
(c)	[**]	[**]
(d)	[**]	[**]
(d)[2]	[**]	[**]
Annual Payments
(e)	24 months after Commencement Date	[**]
(f)	If, and only if, AVEO elects to extend the Target Designation Period for an additional two years pursuant to clause 2.3, then:
	(i) 36 months after the Commencement Date	[**]
	(ii) 48 months after the Commencement Date	[**]
Per Product Payments
(g)	[**]	[**]
(h)	[**]	[**]

Milestone	Description of Milestone	Payment (US dollars)
(i)	[**]	[**]
0’)	[**]	[**]
(k)	[**]	[**]
(l)	[**]	[**]

*Paid in full prior to Amendment Effective Date pursuant to the terms of the Agreement

7.Except as modified herein, all terms and obligations of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

AVEO PHARMACEUTICALS, INC.	CEPHALON AUSTRALIA (VIC) PTY LTD

By: /s/ Elan Erickson	By: /s/ Ron Kay
Name: Elan Erickson	Name: Ron Kay
Title: EVP & Chief Operating Officer	Title: Director Operations and Company Secretary

By: /s/ Steffen Nock
Name: Steffen Nock
Title: Global Head of Biologics

Schedule 4 - Restricted Targets

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

SECOND AMENDMENT
TO
THE RESEARCH & COMMERCIALISATION
LICENCE AGREEMENT

This Second Amendment to the Research and Commercialization License Agreement (the “Second Amendment”) is made and entered into as of September 26, 2013 (the “Second Amendment Effective Date”), by and between AVEO Pharmaceuticals, Inc. (“AVEO”) and Cephalon Australia (VIC) Pty Ltd. (“Cephalon”), and upon execution will be incorporated into the Research & Commercialisation Licence Agreement between AVEO and Cephalon dated September 25, 2007, and signed September 26, 2007, and amended as of September 26, 2012 (the “Agreement”). The terms and provisions of the Agreement are incorporated by reference into this Second Amendment. Capitalized terms used in this Second Amendment and not defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, AVEO and Cephalon entered into the Agreement whereby Cephalon licensed certain intellectual property rights to AVEO related to Cephalon’s “Superhumanisation™” technology platform under the terms and conditions set forth therein, and AVEO and Cephalon now wish to amend certain provisions of the Agreement as expressly set forth below;

WHEREAS, AVEO exercised its option to extend the Target Designation Period through and including September 26, 2012 in accordance with clause 2.3 of the Agreement, and AVEO and Cephalon mutually agreed to extend the Target Designation Period through and including September 26, 2013 in the First Amendment to the Research and Commercialization License Agreement dated September 26, 2012, and AVEO and Cephalon now wish to extend the Target Designation Period for an additional two (2) year period through and including September 26, 2015;

NOW, THEREFORE, in consideration of the agreements and the mutual covenants contained in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.The definition of “Target Designation Period” in Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following new definition:

Target Designation Period means the period commencing on the Commencement Date and ending on September 26, 2015.

2.Schedule 4 referenced in the definition of “Restricted Target” in Section 1 of the Agreement is hereby deleted in its entirety and replaced with Schedule 4 attached hereto.

3.The modification above is made notwithstanding the provisions of Section 2.3 of the Agreement. Except as modified herein, all other terms and obligations of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the Second Amendment Effective Date.

AVEO PHARMACEUTICALS, INC.	CEPHALON AUSTRALIA (VIC) PTY LTD

By: /s/ Michael Bailey	By: /s/ Ron Kay
Name: Michael Bailey	Name: Ron Kay
Title: Chief Business Officer	Title: Director & Company Secretary

By: /s/ Steffan Nock
Name: Steffan Nock
Title: Director and Global Head of Biologics

Schedule 4 - Restricted Targets

[**]

SCHEDULE 3

COMMERCIAL LICENSE AGREEMENT

ENTERED INTO WITH

AVEO Pharmaceuticals, Inc.

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This Commercial License Agreement (the “Agreement”) is made effective on July 17, 2014 (the “Effective Date”), by and between

Selexis SA, 18 chemin des Aulx, 1228 Plan-les-Ouates, Geneva, Switzerland SA (“Selexis”)

and

AVEO Pharmaceuticals, Inc., 650 East Kendall Street, Cambridge, MA 02139 (“COMPANY”).

BACKGROUND

Whereas, COMPANY is a biopharmaceutical company engaged in the research, development, manufacturing and sale of biopharmaceutical products and

Whereas, Selexis is a biotechnology company engaged in the development and sale of recombinant cell lines based on proprietary technology; and

Whereas, COMPANY and Selexis entered into that certain Services Agreement dated as of September 23, 2013 under which Selexis has produced cell lines for COMPANY for scientific evaluation by Company (the “Services Agreement”);

Whereas, in connection with the completion of COMPANY’S evaluation of the cell lines produced by Selexis under the Services Agreement, COMPANY has exercised its option pursuant to Section 10.4 of the Services Agreement to obtain a commercial license under the Selexis Patents and Selexis Know-How pursuant to this Agreement;

Whereas, pursuant to COMPANY’S exercise of its option under the Services Agreement, Selexis is willing to grant COMPANY, and COMPANY is willing to receive from Selexis, Selexis Know-How and Selexis Patents and licenses thereto related to the Selexis Technology, on the terms and conditions set forth herein.

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AGREEMENT

Now, therefore, the Parties, intending to be legally bound hereby, do hereby agree as follows:

All capitalized terms not otherwise defined in this Agreement, shall have the meaning set forth in the Services Agreement. The following capitalized terms, whether used in the singular or the plural, shall have the following meanings as used in this Agreement, unless otherwise specifically indicated:

1.	Definitions
1.1

“Affiliate” means any Person or entity that, as of the Effective Date, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Party specified. For purposes of this definition only, “control” shall mean the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise. A Person shall only be considered an Affiliate for so long as such control exists.

1.2	“Calendar Quarter” shall mean for each Calendar Year, each of the three month periods ending March 31, June 30, September 30 and December 31.
1.3	“Calendar Year” shall mean the period commencing on January 1 and ending twelve (12) consecutive calendar months later on December 31.
1.4

“Collaboration Partner” shall mean a Third Party with which COMPANY collaborates on the development of the Production Process and/or commercialization of a Product or to which COMPANY has granted a license for the development of the Product, the development of a Production Process and/or commercialization of a Product.

1.5

“Combination Product Adjustment” shall mean the following: Net Sales for such combination product will be adjusted by multiplying actual Net Sales of such combination product by the fraction A/(A + B) where A is the weighted (by sales volume) average invoice price of the Product, if sold separately, and B is the weighted (by sales volume) average invoice price of any other active ingredient, device or component in the combination, if sold separately. If, on a country-by-country basis, the other active ingredient, device or component in the combination is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such combination product in such country by the fraction A/C where A is the invoice price of the Product, if sold separately, in such country and C is the invoice price of the combination product in such country. If, on a country-by-country basis, neither the Product, nor the other active ingredient, device or component of the combination product, is sold separately, Net Sales shall be determined by the Parties in good faith.

1.6

“COMPANY Cell Line” means any mammalian cell line that is developed by Selexis pursuant to the Services Agreement using the Selexis Technology and Selexis Know-How, that incorporates cDNA encoding the proprietary recombinant protein known as AV-380 and that is useful for the production of such protein.

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1.7	“Commercial License” shall mean the license granted to COMPANY in Section 2.
1.8

“Company Inventions” shall mean any and all information, know-how, data, results, new procedures, formulae and any other tangible or intangible objects developed during the performance under the Services Agreement, whether patentable or not, (i) arising out of the conduct of the Services or generated or derived from, or incorporating or obtained by the use of, any of the Research Material or COMPANY’S Confidential Information and (ii) that are not Selexis Inventions.

1.9

“Confidential Information” shall mean (i) all Confidential Information of a Party as defined in and disclosed pursuant to the Services Agreement, and (ii) information of one Party communicated to the other Party during the Term (as defined below) that, if written, is marked “confidential” by the providing Party or, if oral, is reduced to writing and marked “confidential” by the providing Party, and delivered to the receiving Party, within [**] days of the oral disclosure, under, or as a result of or in connection with, this Agreement. For purposes hereof, all information given to Selexis pursuant to Section 3, shall be deemed Confidential Information of COMPANY.

1.10	“Contract Manufacturing Organization” means an entity at least fifty percent (50%) of the business of which is directed toward the commercial production of recombinant proteins.
1.11	“Contractor” shall mean a Third Party contractor who (i) develops the Production Process for products or (ii) manufactures and supplies products by using such Production Process.
1.12

“Derivative” means any progeny, derivative, variant, homolog, part or fragment or fusion thereof of any material or information, or any modification thereof to the extent it does not include Selexis Technology.

1.13	“FDA” shall mean the United States Food and Drug Administration, or any successor agency.
1.14

“First Commercial Sale” shall mean, with respect to any Product in any country, the first sale of such Product for use or consumption by the general public in such country after Regulatory Approval as well as Price and Reimbursement Approval for such Product has been obtained in such country. For the avoidance of doubt, sales prior to receipt of all Regulatory Approvals and Price and Reimbursement Approvals necessary to commence regular commercial sales, such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales”, shall not be construed as a First Commercial Sale.

1.15	“Force Majeure” shall mean any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder.
1.16

“IND” shall mean an Investigational New Drug Application for the Product filed with the FDA pursuant to 21 C.F.R. Part 312, or any comparable filing made with a Regulatory Authority in another country (including the submission to a competent authority of a

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request for an authorisation concerning a clinical trial, as envisaged in Article 9, paragraph 2, of European Directive 2001/20/EC).
1.17

“Invention” shall mean any invention, idea, innovation, enhancement, improvement or feature, whether or not patentable or registerable, together with any intellectual property rights relating thereto (including without limitation patent rights and rights in confidentiality and proprietary information).

1.18

“Know-How” shall mean information in whatever form, including in any electronic, tangible or intangible medium, and includes information and materials relating to Inventions and other know-how, trade secrets, data (including amongst other things all data from pre-clinical and clinical studies and other studies intended for regulatory submission), results, formulae, DNA and amino acid sequence information and developments.

1.19	“Licensed Field of Use” shall mean the development, manufacture and sale of Products for any field of use.
1.20

“Licensed Products” shall mean a therapeutic product containing the COMPANY’S proprietary recombinant protein known as AV-380, and any variant, homolog, derivative, fragment or fusion thereof, as its active ingredient and manufactured using a COMPANY Cell Line.

1.21	“Losses” shall mean as defined in Section 6.1.
1.22	“Net Sales” shall mean the amount collected by COMPANY, its Affiliates and/or its sublicensees on account of sales of Product to Third Parties in the Territory, less the following deductions:
1.22.1

Sales, value-added and excise taxes and tariffs and duties paid or allowed by the selling party and any other governmental taxes and charges imposed upon the production, importation, use or sale of the Products;

1.22.2	customary trade, quantity and cash discounts allowed on Products;
1.22.3	compulsory government rebates,
1.22.4	allowances or credits, chargeback payments, price adjustments, allowances and rebates (or the equivalent thereof) to customers or coupons for price reductions affecting the Product;
1.22.5	freight, shipping, other transportation and insurance costs, if actually borne by such Party or its Affiliates and/or its sublicensees without reimbursement from any Third Party.
1.22.6

In the event that Products are sold in any country in the form of a combination product containing one or more other therapeutically active ingredients, the Net Sales for any such product shall be computed pursuant to the Combination

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Product Adjustment such country shall be treated as “Net Sales” under this Agreement, compared to the value added by such other therapeutically active ingredients, to the invoice price of such combination product.

1.23	“Non-Defaulting Party” shall have the meaning as given in Section 7.2.
1.24	“Notice of Default” shall have the meaning as given in Section 7.2.
1.25	“Party” shall mean Selexis or COMPANY, as the case may be; and “Parties” shall mean Selexis and COMPANY, collectively.
1.26

“Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization, or any other entity, or a government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

1.27

“Phase III Clinical Trial” shall mean a clinical trial conducted in humans in which the primary objective is a determination of therapeutic efficacy in patients with the disease target being studied. Phase III shall be deemed to have commenced when the first patient in the study has been dosed. Phase III shall be deemed to have completed when the last patient has completed his or her treatment being investigated by that clinical trial as described in its protocol, the database is locked, and data from all patients, according to protocol, has been analyzed for the primary endpoint.

1.28

“Price and Reimbursement Approval” shall mean any approvals, licences, registrations or authorisations of any supranational, national, regional, state or local Regulatory Authority or other regulatory agency, department, bureau or governmental entity, necessary to determine or set the pricing of a Product, and/or its reimbursement level by the relevant health authorities, providers or other funding institutions, at supranational, national, regional, state or local level.

1.29

“Product” shall mean any pharmaceutical preparation in final form containing any Licensed Products for sale by prescription, over-the-counter or any other method, in any dosage form, formulation, presentation, line extension or package configurations.

1.30	“Production Process” means cell line testing, media optimization, process development, cell banking, analytical development or protein manufacturing.
1.31

“Regulatory Approval” shall mean any approvals, licences, registrations or authorisations of any supranational, national, regional, state or local Regulatory Authority or other regulatory agency, department, bureau or governmental entity, necessary for the manufacture, marketing or sale of the Product or conduct of clinical trials in a regulatory jurisdiction, excluding Price and Reimbursement Approval.

1.32

“Regulatory Authority” shall mean (i) the FDA or (ii) any and all governmental or supranational agencies, ministries, authorities or other bodies with similar regulatory authority with respect to approval or registration of pharmaceutical or biologic products in any other jurisdiction anywhere in the world.

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1.33

“Research Material” means the research material provided by COMPANY to Selexis pursuant to the Services Agreement, including without limitation, the DNA coding of AV-380, related reagents, assays and protocols as well as any Derivatives of any such research material.

1.34

“Royalty Term” means with respect to each Product sold in a particular country, the period beginning on the date of First Commercial Sale in such country and terminating on the expiration of the last-to-expire or lapse of any Valid Claims covering the Product in such country.

1.35	“Selexis” shall have the meaning as given on Page 2, 1st paragraph.
1.36

“Selexis CLD Report” shall mean the final deliverable provided to COMPANY under the Services Agreement which includes information related to vector construction, a detailed component map of the plasmid, screening data, cell growth and viability characteristics, a detailed description of the Selexis Genetic Element sequences and their origin, cell line documentation, transfection and cell cloning data, all in accordance with applicable ICH guidelines and for use in AVEO IND filings.

1.37

“Selexis Inventions” shall mean all improvements to the Selexis Technology that: (a) relate solely to cell engineering processes (e.g., gene insertion and expression in mammalian cells) or cell culture processes (e.g., protein isolation and purification); and (b) do not relate specifically to the Research Material or the COMPANY Cell Line

1.38	“Selexis Know-How” means all know-how embodying Selexis Technology.
1.39

“Selexis Patents” means all patent applications and patents that (i) are owned or controlled by Selexis, (ii) are necessary or useful for the propagation, use, construction or development of COMPANY Cell Lines or the use, manufacture and purification of the Product, and (iii) are existing as of the Effective Date of the Services Agreement, or are obtained thereafter during the term of the Services Agreement, including all patents that claim priority of such patent rights and any and all divisions, continuations, continuations-in-part, extensions, substitutions, re-examinations, renewals, and supplementary protection certificates arising therefrom or issued thereon. For clarity, Selexis Patents shall (a) not include patent rights claiming COMPANY Inventions, and (b) shall include, without limitation, the patents set forth on EXHIBIT B of the Services Agreement.

1.40

“Selexis Technology” shall mean Selexis’ proprietary SURE Cell Line Development platform, which includes all Technology owned or controlled by Selexis based on or relating to the use of Selexis’ proprietary Genetic Elements (SGEs, about 3 Kb) to control the dynamic organization of chromatin.

1.41	“Services” shall mean the services described in the proposal under EXHIBIT A of the Services Agreement.
1.42	“Tax Authority” shall mean the relevant governing tax authority as defined in Section 3.5.1.

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1.43	“Taxes” shall mean all excises, taxes and duties.
1.44

“Technology” means all inventions (whether or not patentable or patented) and intellectual property rights therein, including without limitation, patents, patent applications, know-how, trade secrets, copyrights, trademarks, designs, concepts, registered and unregistered design rights, data, work product, results, reports, improvements, business and research plans, analytic methods and results, experimental methods and results, manufacturing processes, developments, technologies, technical information, composites of genes and gene constructs, cell lines, manuals, standard operating procedures, instructions and specifications.

1.45	“Term” shall mean as defined in Section 7.1
1.46	“Territory” shall mean the entire world.
1.47	“Third Party” shall mean a Person other than Selexis, COMPANY or an Affiliate of Selexis or COMPANY.
1.48

“Valid Claim” shall mean any issued or granted claim of the Selexis Patents that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, that is unappealable or remains unappealed at the end of the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

2.	Commercial Licenses
2.1

Commercial Licenses. Selexis hereby grants to COMPANY and its Affiliates a non-exclusive license (“Commercial License”) in the Territory, with the limited right to sublicense as per clause 2.2 hereafter, under the Selexis Technology, Selexis Know-how and Selexis Patents, subject to the terms and conditions of the Agreement, to use COMPANY Cell Lines for the manufacture, development and production of Products in the Licensed Field of Use including the use of Products in Clinical Trials.

2.2

Sublicenses. COMPANY may grant sublicenses under the foregoing Commercial License and transfer the COMPANY Cell Lines and Selexis Know-How solely to a Contractor or to a Collaboration Partner and only with respect to the use of the Company Cell Line and/or Selexis Technology to (i) establish a Production Process for Product or (ii) manufacture and/or develop Product. In any event, COMPANY is fully liable and responsible for any breach of any of its obligations hereunder committed by an Affiliate, a Collaboration Partner or Contractor, a consultant or agent to whom the COMPANY Ceil Line and the Selexis Technology or parts thereof are made available under any such sublicense.

2.3

Transfer of Selexis materials. COMPANY shall not transfer the COMPANY Cell Line to any Third Party, except during the Term to Contractors or Collaboration Partners and in such case solely in connection with the development and/or commercialization of a

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Product, including, but not limited to, manufacturing Product in the Licensed Field of Use with, or on behalf of COMPANY.
3.	Consideration
3.1	Payments.
3.1.1

Commercial License Exercise Payment. Upon exercise of the Commercial License option by COMPANY pursuant to Section 10.4 of the Services Agreement, COMPANY shall pay Selexis the sum of [**] Euros (€[**]).

3.1.2

Commercial License Milestone Payments. As consideration for the rights and licenses granted by Selexis to COMPANY under this Agreement, COMPANY shall make the following milestone payments to Selexis with respect to the first occurrence of such milestone events for each Licensed Product:

(a)	upon [**] Euros (€[**]);
(b)	upon [**] Euros (€[**]);
(c)	upon [**] Euros (€[**]);
(d)	upon [**] Euros (€[**]).
3.1.3

Commercial License Royalty Payments: During the Royalty Term COMPANY shall pay Selexis on a Product-by-Product and country-by-country basis a royalty of [**]% of Net Sales of all Products sold worldwide. In the case where royalties are due in respect of the sale of Product directly by COMPANY such royalties shall be paid for each Calendar Quarter within [**] days of the end of that Calendar Quarter. Where royalties are due in respect of the sale of Product by a sub-licensee of COMPANY payment shall be made within [**] days of the end of that Calendar Quarter. For the avoidance of doubt no royalty payments shall be due in any country after the Royalty Term has expired in such country.

3.1.4

Buy Down. At COMPANY’S sole discretion at any time during the Royalty Term (within [**] days of any Approval, as provided for below), COMPANY may elect (the “Buy Down Election”) to pay to Selexis [**] Euros (€[**]) pursuant to the payment schedule below, and effective upon receipt by Selexis of such Buy Down Election (“Buy Down Effective Date”) COMPANY’S obligations under Section 3.1.3 will be eliminated in their entirety. COMPANY may exercise this Buy Down Election by providing Selexis with written notification of such Election within [**] days following receipt of any Approval.

Within [**] months from the date of the Buy Down Effective Date: [**] Euros (€[**])

Within [**] months from the date of the Buy Down Effective Date: an additional [**] Euros (€[**])

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For purposes of this Section 3.1.4, “Approval” shall mean an approval by a Regulatory Authority in any indication, including indications approved following the initial approval of the Product. For the sake of clarity, (i) any royalties paid prior to the Buy Down Effective Date shall not be reimbursed to COMPANY, and (ii) COMPANY shall be obligated to continue to pay royalties on all Net Sales occurring before the Buy Down Effective Date.

3.1.5

Where royalties are no longer due in accordance with the foregoing Section 3.1.3 or 3.1.4 in respect of any Product in any country, the Commercial Licences granted to COMPANY under this Agreement shall become perpetual, irrevocable, fully paid up and royalty free in respect of such Product in such country.

3.2

Payment Terms. COMPANY shall notify SELEXIS in writing of the occurrence of any milestone event set forth above no later than [**] business days following the occurrence of such event. Save as provided in Section 3.1.3, COMPANY shall make payments due to Selexis under this Agreement at the latest [**] business days after receipt of invoice except where such fees are due from a COMPANY licensee, in which case COMPANY shall have [**] days after receipt of invoice to make such payments. All invoices must be provided to COMPANY at ap@AVEOoncologv.com; Selexis will use reasonable efforts to deliver invoices no later than [**] business days from the end of the applicable billing month in which the event giving rise to the payment obligation occurs; provided, however, that failure to deliver the invoice will not relieve COMPANY of the obligation to make the required payment. Upon written request by COMPANY, Selexis shall provide accrual information within [**] business days of such written request. All such fees and payments are exclusive of any Taxes.

3.3

Mechanism of Payment. The payments due to Selexis under this Agreement shall be made by wire transfer or electronic fund transfer (at COMPANY’S discretion) to the credit and account of Selexis as follows :

Bank Name :	[**]
Account:	[**]
To:	Selexis S.A. 18, chemin des Aulx 1228 Plan-les-Ouates Geneva, Switzerland
3.4

Records. COMPANY and its Affiliates shall keep (and COMPANY shall use its reasonable commercial endeavours to procure that its sub-licensees shall keep and make available to COMPANY) true accounts of Net Sales of Products and COMPANY shall deliver to Selexis at the same time as the payments due under Section. 3.1.3 a written account, including quantities of Net Sales of each such Product, broken down on a country-by-country basis in respect of those payments. Selexis is entitled to have the COMPANY’S accounts audited by an independent expert of its choice. Such independent expert shall be bound by confidentiality terms at least as restrictive as the terms of

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Section 8 of this Agreement and shall be authorized to disclose to Selexis only the results of its audit. COMPANY shall provide access to all information reasonably requested by such expert. The cost of any audit shall be borne by Selexis unless the audit shows that COMPANY underpaid Selexis by more than [**]% of the amounts due in which case the cost of the audit shall be borne by COMPANY.

3.5	Taxes.
3.5.1

All Taxes levied on account of any payment made by COMPANY to Selexis pursuant to this Agreement (other than taxes on income, gains or profits levied against Selexis by any governing tax authority (“Tax Authority”)) will be the responsibility of and shall be paid by COMPANY.

3.5.2

Character of Payments. The Parties agree that, for purposes of determining the applicability of any Taxes, the payments to be made under this Agreement constitute payments for tangible property and licensure of intellectual property. However, in the event that the Tax Authority recharacterizes such payment, any additional taxes that may be applied (including any interest and penalties that may be unpaid) shall be the responsibility of COMPANY. The Parties shall do all such lawful acts and things and sign all such lawful deeds and documents as either Party may reasonably request from the other Party to enable COMPANY or its Affiliates to take advantage of any applicable legal provision or any double taxation treaties with the object of reducing Taxes to be paid by COMPANY pursuant to Section 3 hereof.

3.5.3	Withholding by COMPANY
(a)

All payments by COMPANY hereunder shall be made in full without any deduction or withholding whatsoever and free and clear of and without any deduction or withholding for or on account of any Taxes, except to the extent that any such deduction or withholding is required by law in effect at the same time of payment. Any tax required to be withheld on amounts payable under this Agreement shall promptly be paid by COMPANY on behalf of Selexis to the appropriate governmental authority, and COMPANY shall furnish Selexis with proof of such payment of Taxes, (b) COMPANY is not obliged to pay any additional amounts pursuant to paragraph (a) above in respect of any deduction or withholding which would not have been required if Selexis had completed a declaration, claim, exemption or other form which it is able to complete.

3.6

Single Royalty and Milestone. Nothing shall oblige COMPANY or its sublicensees to pay or cause to be paid to Selexis more than one royalty on any unit of Product, irrespective of how many Selexis Patents may cover such Product. Each milestone described in Section 3.1.2 shall be payable only once in relation to each Licensed Product, irrespective of the number of Products which incorporate that Licensed Product and undergo the events described in Section 3.1.2 (a) - (d).

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4.	Intellectual Property
4.1	Ownership. Each Party shall retain the entire right and title in and to its Inventions and Know-How which exists on the Effective Date of this Agreement or which is thereafter developed independently.
4.2

Each Party represents that it has valid and sufficient arrangements and agreements with its directors, officers and employees (which term shall include agents, consultants and subcontractors) such that ownership of intellectual property rights in and to any Inventions made by its directors, officers and employees vests in the employer.

4.3	Selexis shall during the Term pay all renewal fees and do all such acts and things as may be necessary to maintain and keep on foot the Selexis Patents.
4.4	Any improvement of a Selexis Invention developed pursuant to this Agreement, shall be owned solely by Selexis.
4.5	Any improvement of COMPANY Inventions developed pursuant to this Agreement shall be owned solely by COMPANY.
4.6	COMPANY is obliged to notify Selexis of Inventions to the extent they relate to the Selexis Technology.
4.7

In the event Selexis possesses, acquires, creates or is licensed any improvements to the Selexis Technology, subject to any bona fide obligations owed by Selexis to third parties (in respect of which Selexis has notified COMPANY), such improvements shall automatically be included in the Selexis Patents and/or the Selexis Know-how and thereby disclosed and licensed at no extra cost to COMPANY in accordance with this Agreement.

4.8

Third Party Patent Rights. Selexis covenants that if Selexis becomes aware that COMPANY’S exploitation of its rights hereunder would, or would allegedly, infringe any Third Party proprietary rights, Selexis shall use its reasonable commercial efforts to resolve such infringement at Selexis” cost, to ensure COMPANY’S freedom to continue to use the licenses pursuant to this Agreement, including using its reasonable commercial efforts to obtain a license from the Third Party owner of the proprietary rights which entitles Selexis to sub-license the Third Party rights to COMPANY at the sole expense of Selexis. Should such efforts not be successful, Selexis shall inform COMPANY in writing and thereafter either Party may terminate this Agreement with immediate effect; save that Selexis shall not have such right if COMPANY agrees to waive any liability Selexis would otherwise have to COMPANY hereunder in respect of the infringement of the Third Party proprietary right in question which arises after the date of notification by Selexis (“Waiver Election”). If COMPANY exercises the Waiver Election and if COMPANY obtains a license from such Third Party (“Third Party License”) relating to COMPANY’S permitted use of the Selexis Technology hereunder, then COMPANY may deduct any amounts actually paid to such Third Party to the extent related to the use of the Selexis Technology from any royalties payable to Selexis for Net Sales of the Product that would, but for such Third Party License, infringe such Third Party proprietary right.

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4.9

COMPANY Intellectual Property. Subject to Section 4.1 COMPANY shall retain all right, title and interest in (and the unrestricted right to use) any and all information, data, results, Know-How, products and the like, whether patentable or not, arising out of the activities under the licenses granted hereunder and all intellectual property appurtenant thereto, including without limitation the Product composition or sequence and any related intellectual property. COMPANY shall have the unrestricted right to publish or otherwise disclose the results and data obtained by the practice of the Selexis Technology, provided such disclosure does not include the Confidential Information of Selexis.

4.10

Further assurance. Each Party agrees to execute and do all things at the cost of the other Party (if not specifically agreed otherwise) as the other Party may reasonably require to give that other Party the full benefit of the provisions of this Section 4.

5.	Representations, Warranties, and Covenants
5.1

Corporate Power. Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state (or country or other jurisdiction, as the context requires) of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

5.2

Due Authorization. Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate actions.

5.3

Binding Agreement. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy.

5.4

No Conflicts. Each Party hereby represents and warrants that the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

5.5	Additional Warranties by Selexis. Selexis hereby warrants, represents and covenants to COMPANY that:
5.5.1

As of the Effective Date, there are no Third Party intellectual property rights that may be asserted against COMPANY claiming that the use by COMPANY of the Selexis Technology or Selexis Know-How under this Agreement constitutes an infringement thereof;

5.5.2

As of the Effective Date, there is no pending litigation which alleges that the use of Selexis Technology has infringed or misappropriated any of the intellectual property rights of any Third Party, and Selexis has not received any claim that the

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use of Selexis Technology or Selexis Know-How infringes on any intellectual property rights of a Third Party or a request or demand from any Third Party for the licensing of any intellectual property rights of such party in connection with the practice of the Selexis Technology;

5.5.3

Selexis is the owner of or controls the Selexis Technology, and has the right to grant COMPANY the rights granted COMPANY under this Agreement, and will not, knowingly during the Term, grant any rights to any Third Party that would adversely affect COMPANY’S rights granted under this Agreement;

5.5.4

The Selexis Technology is free and clear of any encumbrance, lien, mortgage, charge, restriction or liability of any kind whatsoever, whether equitable or legal, that would conflict with or impair the rights granted to COMPANY under this Agreement;

5.5.5

As of the Effective Date, none of the Selexis Patent Rights are involved in any interference or opposition proceeding, and Selexis has not received any request, demand or notice from any Third Party threatening or disclosing such a proceeding with respect to any of the Selexis Patents; and

5.5.6

As of the Effective Date, Selexis has not received any statement or assertion that (i) any claim in any of the Selexis Patents is, or may be or become rendered, invalid or unenforceable, (ii) any Third Party is aware of any basis as to the future potential invalidity or unenforceability of any claim of any of the Selexis Patents, or (iii) the Selexis Patents do not list all required inventors.

5.5.7	Any replacement COMPANY Cell Lines shall satisfy the characteristics set forth in the Selexis CLD Report and shall be free of mycoplasma or other pathogenic contamination.
5.6	Additional Warranties by COMPANY. COMPANY hereby warrants, represents and covenants to Selexis that, to the best of its knowledge:
5.6.1

As of the Effective Date, there are no Third Party intellectual property rights that may be asserted against Selexis claiming that Selexis was or is, through the performance of the Services, directly infringing or is helping and abetting COMPANY to infringe upon such Third Party’s rights.

5.6.2

As of the Effective Date, there is no pending litigation which alleges that the use of the DNA sequence expressed by the Company Cell Line has infringed or misappropriated any of the intellectual property rights of any Third Party, and COMPANY has not received any claim that the use thereof infringes on any intellectual property rights of a Third Party or a request or demand from any Third Party for the licensing of any intellectual property rights of such party in connection with the use of the DNA sequence expressed by the Cell Line.

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5.7	Notification. Selexis shall notify COMPANY promptly during the Term, if:
5.7.1

Selexis Patents become involved in any interference or opposition proceeding, or Selexis receives any request, demand or notice from any Third Party threatening or disclosing such a proceeding with respect to any of the Selexis Patents; or

5.7.2

Selexis receives any statement or assertion that (i) any claim in any of the Selexis Patents is, or may be or become rendered, invalid or unenforceable, (ii) any Third Party is aware of any basis as to the future potential invalidity or unenforceability of any claim of any of the Selexis Patents, or (iii) the Selexis Patents do not list all required inventors.

5.8	Disclaimer of Warranties by Selexis.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELEXIS DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO COMPANY OF ANY NATURE, EXPRESS OR IMPLIED, THAT THE SELEXIS TECHNOLOGY WILL BE USEFUL FOR, OR ACHIEVE ANY PARTICULAR RESULTS AS A RESULT OF ANY USE BY COMPANY OF THE SELEXIS TECHNOLOGY PURSUANT TO ANY LICENSE GRANTED TO COMPANY UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELEXIS SPECIFICALLY DISCLAIMS ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

6.	Indemnification
6.1

Indemnification by Selexis. During the Term and thereafter, Selexis hereby agrees to save, defend and hold COMPANY, its Affiliates, and their respective officers, directors, employees, consultants and agents harmless from and against any and all liability, damage, loss or expense (collectively, “Losses”) claimed by a Third Party resulting from the practice of licensed rights by COMPANY in accordance with this Agreement, except to the extent that such Losses result from the gross negligence or intentional misconduct of COMPANY, its Affiliates, and their respective officers, directors, employees, consultants and agents, provided however, that in no event shall Selexis be responsible for any Losses in excess of one and one-half times (1.5x) the aggregate amount received or owed to Selexis from the COMPANY as of the date the obligation is due (the “Liability Cap”). In the event COMPANY seeks indemnification under this Section 6.1 COMPANY shall inform Selexis of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Selexis to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at Selexis’ expense) in the defense of the claim but provided always that Selexis may not settle any such claim or otherwise consent to an adverse judgment or order in any relevant action or other proceeding or make any admission as to liability or fault without the express written permission of COMPANY.

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6.2

Indemnification by COMPANY. During the Term and thereafter, COMPANY hereby agrees to save, defend and hold Selexis and its officers, directors, employees, consultants and agents harmless from and against any and all Losses claimed by a Third Party resulting from personal injury or damage to property caused by any Licensed Products (including breach of the warranty pursuant to clause 5.6), except to the extent that COMPANY is indemnified by Selexis in respect of those Losses pursuant to Section 6.1 or that such Losses result from the gross negligence or wilful misconduct of Selexis. In the event Selexis seeks indemnification under this Section 6.2 Selexis shall inform COMPANY of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit COMPANY to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at COMPANY’S expense) in the defense of the claim.

6.3	Insurance
6.3.1

COMPANY shall obtain and maintain during the Term and for [**] years thereafter product liability insurance in respect of any Products with a reputable and solvent insurance provider in a commercially adequate amount. Such liability insurance shall insure against all mandatory liability including liability for personal injury, physical injury and property damage. COMPANY shall provide Selexis with written proof of the existence of such insurance upon request.

6.3.2

Selexis shall obtain and maintain during the term of this Agreement and for [**] years thereafter appropriate insurance with a reputable and solvent insurance provider in a commercially adequate amount to cover any responsibility it may have under Swiss law with respect to its employees and the conduct of its business in respect of liability as is customary and in respect of liability to third parties who may visit the Selexis premises any liability to such third parties as customary under Swiss law.

7.	Term and Termination
7.1

Term. This Agreement shall enter into effect on the Effective Date. Unless earlier terminated pursuant to Sections 7.2, 7.3 or 7.4, this Agreement shall remain in full force and effect until expiration of the last-to-expire of the Selexis Patents (such period, the “Term”).

7.2

Termination for Default. In addition to any other remedies which may be available at law or equity, in the event of any material breach of this Agreement by a Party (“Default”), the Party not in default (“Non-Defaulting Party”) shall have the right to give the other Party (“Defaulting Party”) written notice thereof (“Notice of Default”), which notice must state the nature of the Default in reasonable detail and request that the Defaulting Party cure such Default within [**] days. If such Default is not cured within the period set forth herein after receipt of a Notice of Default by the Defaulting Party or if such Default is not capable of being cured, then the Non-Defaulting Party, at its option, may terminate this Agreement by written notice effective upon receipt.

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7.3

Termination for Bankruptcy. In the event that one or other Party shall become insolvent or make any arrangement with its creditors or has a receiver or administrator appointed to the whole or any part of its assets or if an order shall be made or a resolution passed for its winding up unless such order or resolution is part of a scheme for its amalgamation or reconstruction (“Insolvent Party”), the other Party shall have the right to serve immediate notice of termination of this Agreement, effective upon receipt.

7.4	Termination by COMPANY. COMPANY may terminate this Agreement at any time by giving sixty (60) days written notice to Selexis.
7.5	Effects of Expiration or Termination.
7.5.1

Termination of Licenses. In the event of a termination of this Agreement by COMPANY pursuant to Section 7.4 or by Selexis pursuant to Sections 7.2 or 7.3, the rights and licenses granted under this Agreement shall terminate other than those licenses which have become perpetual as described in Section 3.1.3.

7.5.2

Selexis Confidential Information. Upon termination of this Agreement under Section 7.2 by Selexis or 7.3 wherein COMPANY is the Insolvent Party, or Section 7.4 COMPANY shall dispose of all tangible embodiments, including Company Cell Line, and render inaccessible or useless all electronic embodiments, of Selexis Confidential Information provided to COMPANY by Selexis hereunder, except that COMPANY may retain one (1) copy thereof for legal archival purposes.

7.5.3

COMPANY Confidential Information. Upon any expiration or termination of this Agreement, Selexis shall dispose of all tangible embodiments, and render inaccessible or useless all electronic embodiments, of COMPANY Confidential Information provided to Selexis by COMPANY hereunder, except that Selexis may retain one (1) copy thereof for legal archival purposes.

7.5.4

Accrued Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or liability accruing prior to such expiration or termination and all ancillary provisions necessary for the implementation of this Section 7.5.4 shall survive termination.

7.5.5

Survival. Sections 4, 6, 7.5, 8 and 9 shall survive termination or expiration of this Agreement; provided that, Section 2.1 and 2.2 shall also survive termination of this Agreement only upon termination by COMPANY pursuant to Section 7.2.

8.	Confidentiality
8.1

Nondisclosure. During the Term, and for a period of [**] years thereafter, each Party will maintain all Confidential Information of the other Party as confidential and will not disclose any Confidential Information to any Third Party except to its Affiliates, sublicensees, employees, agents, consultants, Contractors, Contract Manufacturing Organization, Collaboration Partner and other representatives, who have a need to know such Confidential Information and who are bound by obligations of confidentiality at

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least as restrictive as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information.

8.2	Exceptions. Confidential Information shall not include any information that the receiving Party can prove by competent evidence is:
8.2.1	now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;
8.2.2	known by the receiving Party at the time of receiving such information, as evidenced by its records;
8.2.3	hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;
8.2.4	independently developed by the receiving Party without the aid, application or use of Confidential Information, as evidenced by its records; or
8.2.5	the subject of a written permission to disclose provided by the providing Party.
8.3	Authorized Disclosures. Each Party shall be permitted to disclose Confidential Information of the other Party:
8.3.1

to the extent that, such Confidential Information is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the United States Securities and Exchange Commission or to comply with the request or order of any applicable Regulatory Authority, whether or not having the force of law) or with a court or administrative order; provided however, that such Party shall first have given written notice of such required disclosure to the other Party, shall make reasonable efforts to narrow the scope of Confidential Information of the other Party required to be disclosed, and shall take reasonable steps to allow the other Party at its own expense to seek a protective order to protect the confidentiality of the Confidential Information required to be disclosed; or

8.3.2

to establish rights or enforce obligations under this Agreement, but only to the extent such disclosure is necessary and provided that such Party seeks confidential treatment of the Confidential Information to be disclosed.

9.	Miscellaneous
9.1

Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, that either Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an entity which acquires all or substantially all of the business or assets

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of such Party or the business or assets to which this Agreement pertains (including, without limitation, the divestiture of all or a portion of the development and commercialization rights with respect to a Product whether by merger, consolidation, reorganization, acquisition, sale, license or otherwise); and COMPANY may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an Affiliate if COMPANY remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder, and provided that such Affiliate is not a Contract Manufacturing Organization. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 9.1 shall be null and void.

9.2

Compliance with Governmental Obligations. Each Party shall comply, upon reasonable notice from the other Party, with all governmental requests directed to either Party and provide all information and assistance necessary to comply with the governmental requests.

9.3

Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles.

9.4

Dispute Resolution. The Parties agree that in the event of a dispute between them arising from, concerning or in any way relating to this Agreement, the Parties shall undertake good faith efforts to resolve any such dispute in good faith with the matter being referred at the request of either Party to the Chief Business Officer of COMPANY and the General Counsel of Selexis and, if remaining unresolved after [**] days, then to the chief executive officers of each Party (or their designees). If after [**] days of the matter first being referred to the chief business officer and general counsel respectively the Parties are unable to resolve such dispute, either Party may seek any remedy available pursuant to Section 9.7 of this agreement.

9.4

Entire Agreement. This Agreement sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof; constitutes and contains the complete, final, and exclusive understanding and agreement of the Parties with respect to the subject matter hereof; and cancels, supersedes and terminates all prior agreements and understanding between the Parties with respect to the subject matter hereof other than the Services Agreement. There are no covenants, promises, agreements, warranties, representations conditions or understandings, whether oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

9.5	Force Majeure. Neither Party shall be liable to the other for loss or damages for any default or delay attributable to any Force Majeure, if the Party affected shall give prompt

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notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause; and provided further that if any Force Majeure delays or prevents the performance of the obligations of either party for a continuous period in excess of six months, the party not so affected shall then be entitled to give notice to the affected party to terminate this Agreement, specifying the date (which shall not be less than 30 days after the date on which the notice is given) on which termination will take effect. Such a termination notice shall be irrevocable, except with the consent of both parties, and upon termination the provisions of this Section 9.5 shall apply.

9.6

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

9.7	Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the substantive laws of New York.
9.8

Independent Contractors. The relationship between Selexis and COMPANY created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other Party except as expressly set forth in this Agreement.

9.9

Interpretation of Agreement. Article and other descriptive headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

9.10	License Obligations. Nothing in this Agreement imposes any obligation upon a Party to enter into any other license or agreement with the other Party.
9.11

Non-Disclosure. Except as otherwise required by law or regulation, and only after compliance with this Section 9.11 neither Party shall issue a press release or make any other disclosure of the existence of or the terms of this Agreement, or otherwise use the name or trademarks or products of the other Party or the names of any employee thereof, without the prior approval of such press release or disclosure by the other Party. However if, in the reasonable opinion of such Party’s counsel, a public disclosure shall be required by law, regulation, or court order, including without limitation in a filing with the United States or Europe Securities and Exchange Commission or the United States Food and Drug Administration or the European Medicines Agency, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the non-disclosing Party’s prior review and comment, and the non-disclosing Party shall provide its comments as soon as practicable. No disclosure permitted by this Section 9.11 shall contain any Confidential Information of the other Party unless otherwise permitted in accordance with Section 9 herein. Notwithstanding anything to the contrary in this Section 9, the Company may freely (i) publish results, data and any other

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information related to any Product, (ii) disclose the existence and terms of this Agreement or its activities under this Agreement where required, as reasonably determined by the Company, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court, or (iii) disclose the existence and terms of this Agreement, or its activities under this Agreement, under written obligations of confidentiality to existing and potential agents, advisors, contractors, investors, licensees, sublicensees, collaborators and acquirers. Notwithstanding anything to the contrary in this Section 9, Selexis may freely (a) disclose the existence and terms of this Agreement or a its activities under this Agreement where required, as reasonably determined by Selexis, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court, or (b) disclose the existence and terms of this Agreement, or its activities under this Agreement, under written obligations of confidentiality to existing investors and potential acquirers and their advisors.

9.12

Notices. All notices and other communications required by this Agreement shall be in writing in the English language and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

If to COMPANY, addressed to:

AVEO Pharmaceuticals, Inc.
650 East Kendall Street,
Cambridge, MA 02142

Attention: Chief Business Officer
Copy to: Legal

If to Selexis, addressed to:

Selexis S.A.
18 Chemin des Aulx
1228 Plan-les-Ouates
Geneva, Switzerland

Attention:	Accountant, Sophie Vock
With a copy to :	CEO, Igor Fisch, Ph.D.
Facsimile :	+41 22 308-9361

or to such addresses or addresses as the Parties hereto may designate for such purposes during the Term. Notices shall be deemed to have been sufficiently given or made: (i) if by facsimile with confirmed transmission, when performed, and (ii) if by air courier upon receipt by the Party.

9.13	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of COMPANY and Selexis (and their permitted successors and assigns) and nothing in

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this Agreement (express or implied) is intended to or shall confer upon any Third Party any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement..
9.14

Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

9.15

Use of Name. No right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark or trade name of the other Party including the names “AVEO” and “Selexis” without the prior written consent of the owning Party.

9.16

Waiver. The failure on the part of a Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

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In Witness Whereof, the Parties, having readthe terms of this Agreement and Intending to be legally bound hereby, do hereby execute this Agreement.

SELEXIS SA.

By: /s/ Igor Fisch	By: /s/ Regine Brokamp

Name: Dr. Igor Fisch	Name: Regine Brokamp

Title: CEO	Title: Duly Authorized COO

Date: July 31, 2014	Date: August 4, 2014

AVEO PHARMACEUTICALS, INC.

By: /s/ Michael Bailey

Name: Michael P. Bailey

Title: CBO

Date: 7/28/14

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Services Agreement

AVEO Pharmaceuticals, Inc.

September 23, 2013

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) Is made effective as of September 23, 2013 (“Effective Date”), by and between

AVEO Pharmaceuticals, Inc., 650 East Kendall Street, Cambridge, MA 02139, USA (hereinafter called, “COMPANY”)

and

Selexis SA, 18 chemln des Aulx, 1228 Plan-les-Ouates, Geneva, Switzerland (hereinafter called, “Selexis”).

COMPANY and Selexis are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

Preamble

A.	COMPANY desires to engage Selexis in establishing cell lines useful for production of certain of COMPANY’S proprietary recombinant protein(s) encoded by cDNAs to be provided to Selexis by COMPANY.
B.	Selexis has expertise in the development of mammalian cell pools and cell lines for the production of recombinant proteins using the Selexis Technology (as defined below).
C.

Selexis and COMPANY desire for Selexis to employ such Selexis Technology to establish the production cell lines for COMPANY for scientific evaluation by COMPANY in accordance with the terms of this Agreement.

Now, therefore, the Parties agree as follows:

1.	Definitions

The following capitalized terms, whether used in the singular or plural, shall have the following meanings as used in this Agreement, unless otherwise specifically indicated:

1.1

“Affiliate” means any Person or entity that, as of the Effective Date, directly or Indirectly, through one or more intermediaries, controls, is controlled by, or Is under common control with the Party specified, For purposes of this definition only, “control” shall mean the possession, directly or Indirectly, of the power to cause the direction of the management and policies of a Person, whether through ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise. A Person shall only be considered an Affiliate for so long as such control exists.

1.2	“Agreement” shall have the meaning set forth on page 2. first paragraph.
1.3	“Collaboration Partner” shall mean a Third Party with which COMPANY collaborates on the development of the Production Process and/or commercialization of a Product or to which COMPANY has granted a license for the development of the Production Process and/or commercialization of a Product.
1.4	“Company Inventions” has the meaning set forth In Section 10.2.
1.5

“Confidential Information” shall mean and include but not be limited to any technical and business information pertaining to materials, production techniques, products, processes or services, including without limitation relating to physical working models and samples of the products, research, development, patentable and unpatentable inventions, manufacturing, purchasing and product development plans, forecasts, strategies and information, engineering, marketing, merchandising, selling, customer lists, customer prospects, software codes, algorithms, names and expertise of employees and consultants, blueprints, technical Information, trade secrets or know how or other related proprietary business information and data, in any case whether such information is provided in tangible or Intangible form, written, oral, graphic, pictorial or recorded form or stored on computer discs, hard drives, magnetic tape or digital or any other electronic medium if it is labelled or declared “Confidential” or If a party may reasonably assume that the Information received must be treated confidential. For the avoidance of doubt, any DNA and protein sequences provided by the COMPANY under this Agreement shall be deemed COMPANY Confidential Information.

1.6	“Deliverables” means the deliverables as described in the “Deliverable” section of each of the seven modules of the Proposal, including without limitation, the COMPANY Cell Line.
1.7

“Derivative” means any progeny, derivative, variant, homolog, part or fragment or fusion thereof of any material or information, or any modification thereof to the extent it does not include Selexis Technology.

1.8

“COMPANY Cell Line” means any mammalian cell line that is developed by Selexis using the Selexis Technology and Selexis Know-How, that Incorporates any cDNA encoding the proprietary recombinant protein known as AV-380 and that is useful for the production of such protein.

1.9	“Contractor” shall mean a Third Party contractor who (i) develops the Production Process for products or (ii) manufactures and supplies products by using such Production Process.
1.10	“Contract Manufacturing Organization” means an entity at least fifty percent (50%) of the business of which is directed toward the commercial production of recombinant proteins.
1.11	“Evaluation License” has the meaning set forth in Section 10.3.
1.12	“Losses” has the meaning set forth in Section 8.1.
1.13	“Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization, or any other entity or a government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.
1.14

“Proposal” means PROPOSAL STR_2013 075793v3 entitled “Utilizing Seiexis SURE Cell Line Development Platform (tm) generation of a High Performance Stable Cell Line for Manufacturing”, which has been agreed upon by the Parties, attached to this Agreement as Exhibit A and incorporated herein.

1.15	“Product” means a product containing the COMPANY’S proprietary recombinant protein known as AV-380, or any Derivative thereof, as its active ingredient and manufactured using a COMPANY Cell Line.
1.16	“Production Process” means cell line testing, media optimization, process development, cell banking, analytical development or protein manufacturing.
1.17	“Records” has the meaning set forth in Section 2.1.
1.18

“Research Material” means the research material provided by COMPANY to Selexis pursuant to this Agreement, Including without limitation, the DNA coding of AV-380, related reagents, assays and protocols as well as any Derivatives of any such research material.

1.19	“Selexis Know-How” means all know-how embodying Selexis Technology.
1.20	“Selexis Inventions” has the meaning set forth in Section 10.2.
1.21

“Selexis Patents” means all patent applications and patents that (i) are owned or controlled by Selexis, (ii) are necessary or useful for the propagation, use, construction or development of COMPANY Cell Lines or the use, manufacture and purification of the Product, and (iii) are existing as of the Effective Date, or are obtained thereafter during the term of this Agreement, including all patents that claim priority of such patent rights and any and all divisions, continuations, continuations-in-part, extensions, substitutions, re-examinations, renewals, and supplementary protection certificates arising therefrom or issued thereon. For clarity, Selexis Patents shall (a) not include patent rights claiming COMPANY Inventions, and (b) shall include, without limitation, the patents set forth on Exhibit B attached hereto.

1.22

“Selexis Technology” means Selexis’ proprietary SURE Cell Line Development platform, which includes all Technology owned or controlled by Selexis based on or relating to the use of Selexis’ proprietary Genetic Elements (SGEs, about 3 Kb) to control the dynamic organization of chromatin.

1.23	“Services” has the meaning set forth in Section 2.1.
1.24	“Taxes” has the meaning set forth in Section 6.1.

1.25

“Technology” means all inventions (whether or not patentable or patented) and intellectual property rights therein, including without limitation, patents, patent applications, know-how, trade secrets, copyrights, trademarks, designs, concepts, registered and unregistered design rights, data, work product, results, reports, improvements, business and research plans, analytic methods and results, experimental methods and results, manufacturing processes, developments, technologies, technical information, composites of genes and gene constructs, cell lines, manuals, standard operating procedures, instructions and specifications.

1.26	“Third Party” means a person or entity other than Selexis, COMPANY or an Affiliate of Selexis or COMPANY.
2.	Scope of Work
2.1

Standard of Performance. Selexis shall perform the services described in the Proposal (such services, the “Services”) in accordance with the terms and conditions of this Agreement and in compliance with all applicable laws and regulations, including without limitation export control laws and regulations and anti-corruption legislation to the extent applicable to Selexis as a Swiss corporation, including legislation enacted pursuant to the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the Foreign Corrupt Practices Act of 1977, as amended (16 U.S.C. §§78dd-1, et. seq.). Selexis shall perform the Services in a professional manner using due care and according to generally accepted scientific and industrial standards. Selexis shall perform the Services using development methods and techniques and record keeping practices that are reasonably necessary to make any COMPANY Cell Lines suitable for cGMP manufacture. Selexis shall make copies of all relevant records (“Records”) available to COMPANY on reasonable request. Selexis will engage competent employees and/or consultants with the proper skill, training expertise and background to support its obligations hereunder.

2.2

Deliverables. Selexis shall deliver to COMPANY the Deliverables in a timely manner as outlined in the Proposal. Shipment of those Deliverables shall be at COMPANY’S expense. Selexis shall procure adequate insurance to cover any loss during shipment, at COMPANY’S expense. Prior to shipping any Deliverables to COMPANY, COMPANY shall provide Selexis with written Instructions specifying the method, including the COMPANY-selected carrier, for delivery. COMPANY undertakes and agrees that it will not make any use of the Deliverables (other than as permitted in accordance with this Agreement, including Section 10.3 herein, which permission includes without limitation, the right to perform tests to evaluate whether the Deliverables meet the standards described in the Proposal and the COMPANY’S product quality and functional standards, including but not limited to antibody binding, peptide mapping, aggregation, giycosylatlon, and stability assays) without having been granted a respective license from Selexis.

2.3	Changes to Scope of Work. Any work to be performed by Selexis, which constitutes alternative or additional work to the Services already described in the Proposal, requires a prior written amendment to this Agreement signed by both Parties. Such amendment shall specifically list in detail such alternative or additional work to be performed by Selexis and the timeline for completion of such work, as well as any increase or decrease of fees and/or pass-through-costs to be paid by COMPANY as a result of such amendment to be agreed upon by the Parties In good faith. Upon executing such written amendment, such additional work shall be deemed included within “Services” and subject to the standards of performance described in this Agreement.

2.4

Subcontracting. Selexis may not assign or delegate to any subcontractor any of Selexis’ obligations under this Agreement, unless COMPANY has given its prior written consent thereto, such consent not to be unreasonably withheld.

3.	Documentation
3.1	Reports. Selexis shall prepare all reports as set forth in the Proposal, including without limitation a comprehensive, final cell line development report as described in the Proposal.
4.	Research Material
4.1

Provision of Research Material. In order for Selexis to perform the Services, COMPANY shall provide to Selexis, and will continue to provide Selexis hereunder, certain Research Materials as reasonably required for the performance of the Services. Selexis names the following individual who will be responsible for receipt, storage, use and possible destruction of the Research Material: [**].

4.2

Use of Research Material by Selexis. Selexis shall use the Research Material solely to perform the Services and for no other purpose, and Selexis shall store and use the Research Material in accordance with all applicable laws and regulations. Selexis shall keep the Research Materials secure and safe from loss, damage, theft, misuse and unauthorized access and shall return all such Research Materials to the Company if the Company does not exercise the option set forth in Section 10.4.

4.3

Transfer of Research Material. Selexis shall not distribute the Research Material to any Affiliate or Third Party, and shall not use the Research Material for any research or commercial purpose other than to perform the Services.

4.4	Notification. Selexis shall disclose in writing and make available to COMPANY any material Derivatives of the Research Material that are generated by Selexis’ performance of the Services.
4.5

No Warranty. Selexis understands that the Research Material is experimental in nature and may have hazardous properties, and Selexis agrees that it shall use the Research Material in strict accordance with the Proposal, with COMPANY’S written instructions, and with applicable laws and regulations, and that Selexis shall not use the Research Materials in humans or animals. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPANY DOES NOT MAKE ANY REPRESENTATION OR

WARRANTY TO SELEXIS OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING THAT THE RESEARCH MATERIAL WILL BE USEFUL FOR, OR ACHIEVE ANY PARTICULAR RESULTS AS A RESULT OF ANY USE THEREOF BY SELEXIS PURSUANT TO THIS AGREEMENT AND COMPANY HEREBY DISCLAIMS ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

4.6

Ownership. The Research Material, together with all patent and other intellectual property rights embodied therein, are owned solely by COMPANY and will continue to be owned by COMPANY even after COMPANY provides such Research Material to Selexis or, with respect to Derivatives, after they are created by Selexis in the course of performance of the Services. COMPANY remains entitled to distribute the Research Material to other parties and to use such Research Material for COMPANY’S own purposes. The transmittal of the Research Material does not constitute the grant or transfer of a license or other right by COMPANY to Selexis in the Research Material for any purpose other than that expressly stated above.

5.	Payment Terms, Pricing and Delivery
5.1	Fees. The fees payable to Selexis for the Services to be performed are set forth in the “Pricing & Payment Terms” section of the Proposal. Selexis shall invoice COMPANY for all Services.
5.2

Pass-Through-Costs. In addition to the fees payable to Selexis, COMPANY shall reimburse Selexis for any “pass-through-costs” with a mark-up of [**]% for handling as such pass-through-costs are expressly described in the Proposal and incurred by Selexis in accordance with the Proposal and this Agreement. Selexis shall provide COMPANY with monthly invoices detailing the pass-through-costs.

5.3

Payments. For the Services performed by Selexis and for the pass-through-costs incurred by Selexis, COMPANY shall make any payments due hereunder not later than [**] days after COMPANY’S receipt of a proper invoice from Selexis for such Services; provided that invoices for modules 6 and 7 of the Proposal shall not be delivered until the completion of the respective module, including delivery of the corresponding Deliverable for each such module. All invoices must be provided to COMPANY at ap@AVEOoncoloav.com; Selexis will use reasonable efforts to deliver invoices no later than [**] business days from the end of the applicable billing month in which the event giving rise to the payment obligation occurs; provided, however, that failure to deliver the invoice will not relieve COMPANY of the obligation to make the required payment. Upon written request by COMPANY, Selexis shall provide accrual information within [**] business days of such written request.

5.4	Mechanism of Payment. The payments due to Selexis under this Agreement shall be made in Euro by wire transfer or electronic fund transfer to the credit and account of Selexis as follows:
Bank Name:	[**]
Account:	[**]
To:	Selexis S.A. 18 chemlndes Aulx 1228 Plan-les-Ouates Geneva, Switzerland
5.5

Final Invoice. Upon termination of this Agreement Selexis shall provide COMPANY with a final invoice summarizing all fees for Services performed and pass-through-costs incurred by Selexis in accordance with the Proposal and this Agreement.

6.	Taxes
6.1

General. All taxes levied on account of any payment made by COMPANY to Selexis pursuant to this Agreement ( other than taxes on income, gains or profits levied against Selexis by any competent Swiss tax authority) (“Taxes”) will be the responsibility of and shall be paid by COMPANY. Any applicable Taxes such as VAT, shall be listed separately on the respective invoice and paid in addition to the invoiced fees and costs.

6.2

Character of Payments. The Parties agree that, for purposes of determining the applicability of any Taxes, the payments to be made under this Agreement constitute payments for tangible property and licensure of intellectual property. However, in the event that the governing tax authority (“Tax Authority”) recharacterizes such payment, any additional taxes that may be applied (including any interest and penalties that may be unpaid) shall be the responsibility of COMPANY. The Parties shall do all such lawful acts and things and sign all such lawful deeds and documents as either Party may reasonably request from the other Party to enable COMPANY or its Affiliates to take advantage of any applicable legal provision or any double taxation treaties with the object of reducing Taxes to be paid by COMPANY pursuant to Sections 6.1 and 6.2 hereof.

6.3	Withholding by COMPANY
(a)

All payments by COMPANY hereunder shall be made in full without any deduction or withholding whatsoever and free and clear of and without any deduction or withholding for or on account of any Taxes, except to the extent that any such deduction or withholding is required by law in effect at the time of payment. Any tax required to be withheld on amounts payable under this Agreement shall promptly be paid by COMPANY on behalf of Selexis to the appropriate governmental authority, and COMPANY shall furnish Selexis with proof of such payment of Taxes.

(b)

The Parties shall do all such lawful acts and things and sign all such lawful deeds and documents as either Party may reasonably request from the other Party to enable Selexis and COMPANY or its Affiliates to take advantage of any applicable legal provision or any double taxation treaties with the object of Selexis’ enjoyment of full tax credit for amounts deducted or withheld by COMPANY pursuant to paragraph (a).

7.	Representations, Warranties, and Covenants
7.1

Corporate Power. Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state (or country or other jurisdiction, as the context requires) of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

7.2

Due Authorization. Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate actions.

7.3

Binding Agreement. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with Its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy.

7.4

No Conflicts. Each Party hereby represents and warrants that the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any applicable law or regulation of any court, governmental body or administrative or other agency having authority over it.

7.5	Additional Warranties by Selexis. Selexis hereby warrants, represents and covenants to COMPANY that:
7.5.1

As of the Effective Date, there are no Third Party intellectual property rights that may be asserted against Selexis or COMPANY claiming that the use by Selexis or COMPANY of the Selexis Technology or Selexis Know-How under this Agreement or pursuant to a license agreement entered into pursuant to Section 10.4 constitutes an infringement thereof;

7.5.2

As of the Effective Date, there is no pending litigation which alleges that the use of Selexis Technology or Selexis Know-How has infringed or misappropriated any of the Intellectual property of any Third Party, and Selexis has not received any claim or, to its knowledge, threatened claim that the use of Selexis Technology or Selexis Know-How infringes on any intellectual property rights of a Third Party or a request or demand from any Third Party for the licensing of any intellectual property rights of such party in connection with the practice of the Selexis Technology;
7.5.3

Selexis is the owner of or controls the Selexis Technology, and has the right to grant COMPANY the rights granted COMPANY under this Agreement, and will not during the term of this Agreement, grant any rights to any Third Party that would adversely affect the rights granted to COMPANY under this Agreement;

7.5.4

As of the Effective Date, the Selexis Technology is free and clear of any encumbrance, lien, mortgage, charge, or to Selexis’ best knowledge restriction or liability of any kind whatsoever, whether equitable or legal, that would conflict with or impair the rights granted to COMPANY under this Agreement, and Selexis will not, during the term of this Agreement, grant any rights to any such encumbrance, lien, mortgage, charge, restriction or liability of any kind whatsoever, whether equitable or legal, that would conflict with or impair the rights granted to COMPANY under this Agreement;

7.5.5

As of the Effective Date, none of the Selexis Patents are involved in any interference or opposition proceeding, and Selexis has not received any request, demand or notice from any Third Party threatening or disclosing such a proceeding with respect to any of the Selexis Patents; and

7.5.6

As of the Effective Date, Selexis has not received and is not aware of any statement or assertion that (i) any claim in any of the Selexis Patents is, or may be or become rendered, invalid or unenforceable, (ii) any Third Party is aware of any basis as to the future potential invalidity or unenforceability of any claim of any of the Selexis Patents, or (iii) any Selexis Patents do not list all required inventors.

7.5.7

All Deliverables and replacement materials that Selexis provides to COMPANY under this Agreement shall have the characteristics described in the applicable reports provided by Selexis to COMPANY and such Deliverables and replacement materials shall be free of mycoplasma and all other pathogenic contamination.

7.5.8

Neither Selexis nor any of its employees providing the Services has been debarred, or convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetics Act, 21 U.S.C. § 335a.

7.6	Additional Warranties by COMPANY. COMPANY hereby warrants, represents and covenants to Selexis that, to the best of its knowledge:
7.6.1

To the best of COMPANY’S knowledge there are no Third Party intellectual property rights that may be asserted against Selexis claiming that Selexis was or is, through the performance of the Services, directly infringing or is helping and abetting COMPANY to infringe upon such Third Party’s rights.

7.6.2

As of the Effective Date, there is no pending litigation which alleges that the use of the DNA sequence expressed by the COMPANY Cell Line by or on behalf of COMPANY has infringed or misappropriated any of the intellectual property rights of any Third Party, and COMPANY has not received any claim or, to its knowledge, any threatened claim, that the use thereof infringes on any intellectual property rights of a Third Party or a request or demand from any Third Party for the licensing of any intellectual property rights of such party in connection with the use of the DNA sequence expressed by the COMPANY Cell Line;

7.7

Timeliness Covenant. Selexis shall use reasonable endeavours to perform the Services In compliance with the specifications and timelines set forth in the Proposal. Selexis shall inform COMPANY in writing if Selexis becomes aware of any potential delay in such timing.

7.8

No Guarantee of Success. Selexis shall perform the Services in accordance with the standards described in Section 2.1 and specifications set forth in the Proposal. Except for Selexis’ performance of the Services in accordance with Section 2.1, Selexis does not give any assurance or warranty as to any particular results or success of performing the Services; provided that, notwithstanding anything in Section 5 and the Proposal, the COMPANY shall not owe any amounts for modules 6 and 7 of the Proposal if upon completion of module 7 as set forth in the Proposal, the titer yield of the Product has not increased to greater than [**].

7.9	Notification. Selexis shall notify COMPANY during the term of this Agreement, if:
7.9.1

Any Selexis Patents become involved in any interference or opposition proceeding, or Selexis receives any request, demand or notice from any Third Party threatening or disclosing such a proceeding with respect to any Selexis Patents; or

7.9.2

Selexis receives any statement or assertion that (i) any claim in any Selexis Patents is, or may be or become rendered, invalid or unenforceable, (ii) any Third Party is aware of any basis as to the future potential invalidity or unenforceability of any claim of any Selexis Patent, or (iii) any Selexis Patents do not list all required inventors.

7.10

Disclaimer of Warranties by Selexis. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELEXIS DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO COMPANY OF ANY NATURE, EXPRESS OR IMPLIED, THAT THE SELEXIS TECHNOLOGY WILL BE USEFUL FOR, OR ACHIEVE ANY PARTICULAR RESULTS AS A RESULT OF ANY USE THEREOF BY SELEXIS OR BY COMPANY PURSUANT TO ANY LICENSE GRANTED TO COMPANY UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELEXIS SPECIFICALLY DISCLAIMS ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

8.	Liability and Indemnification
8.1

Indemnification by Selexis. During the term of this Agreement and thereafter, Selexis hereby agrees to save, defend and hold COMPANY, its Affiliates, and their respective officers, directors, employees, consultants and agents harmless from and against any and all liability, damage, loss or expense (collectively, “Losses”) resulting directly or indirectly from Third Party claims resulting from (i) any material breach of Selexis’ representations, warranties, covenants or obligations set forth In this Agreement, (ii) Selexis’ gross negligence or wilful misconduct, or (iii) the practice of licensed rights by COMPANY in accordance with this Agreement, except in each case to the extent that such Losses result from the gross negligence or wilful misconduct of COMPANY, its Affiliates, and their respective officers, directors, employees, consultants and agents. In the event COMPANY seeks Indemnification under this Section 8.1, COMPANY shall notify Selexis of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Selexis to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at Selexis’ expense) in the defense of the claim, but provided always that Selexis may not settle any such claim or otherwise consent to an adverse judgment or order in any relevant action or other proceeding or make any admission as to liability or fault without the prior express written permission of COMPANY.

8.2

Indemnification by COMPANY. During the term of this Agreement and thereafter, COMPANY hereby agrees to save, defend and hold Selexis and its officers, directors, employees, consultants and agents harmless from and against any and all Losses resulting directly or indirectly from Third Party claims resulting from (i) personal injury or damage to property caused by the Research Material or the Products (including breach of the warranty pursuant to clause 7.6), or (ii) COMPANY’S gross negligence or wilful misconduct, except in each case to the extent that such Losses result from the gross negligence or wilful misconduct of Selexis, its Affiliates, and their respective officers, directors, employees, consultants and agents, or breach of Selexis’ representations, warranties, covenants or obligations set forth in this Agreement. In the event Selexis seeks indemnification under this Section 8.2, Selexis shall notify COMPANY of a claim as soon as reasonably practicable after it receives notice of the claim. Selexis shall permit COMPANY to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at COMPANY’S expense) in the defense of the claim.

8.3

Refund. Subject to Section 7.8, COMPANY is not entitled to any refund of moneys paid to Selexis if the Services do not yield the desired results despite Selexis having performed the Services as stipulated in this Agreement.

8.4

No Incidental or Consequential Damages. In no event shall either Party be responsible for any incidental or consequential damages including but not limited to lost profits or opportunities; provided that the foregoing shall in no event limit a Party’s indemnification obligation under Section 8.1 or Section 8.2.

8.5

Limitation of Liability. Other than with respect to Selexis’ obligations under Section 8.1(11), Selexis’ liability to COMPANY, whether In contract or in tort shall in no event exceed the aggregate amount equal to one and one half times (1.5x) the amount paid by COMPANY under this agreement.

8.6

Insurance. COMPANY shall obtain and maintain, during the term of this Agreement and for [**] years thereafter so long as any Product is being used in a human clinical trial or commercialized, product liability insurance in respect of any Products with a reputable and solvent insurance provider in a commercially adequate amount. Such liability insurance shall insure against all mandatory liability including liability for personal injury, physical injury and property damage. COMPANY shall provide Selexis with written proof of the existence of such insurance upon Selexis’ reasonable written request. Selexis shall obtain and maintain during the term of this Agreement and for [**] years thereafter appropriate insurance with a reputable and solvent insurance provider in a commercially adequate amount and type as is customary in its industry.

9.	Confidentiality
9.1

Nondisclosure and Non-Use. During the term of this Agreement and for [**] years thereafter, each of Selexis and COMPANY shall keep Confidential Information of the other Party confidential and shall not (i) use the other Party’s Confidential Information for any use or purpose not expressly permitted under this Agreement, or (ii) disclose the other Party’s Confidential Information to anyone other than those of its agents, employees, Contractor, Contract Manufacturing Organization, Collaboration Partners, potential Collaboration Partners, and consultants who need to know such Confidential Information for the execution of the Services or for a use or purpose expressly permitted under this Agreement, including for purposes of partnering the Product. Any agent, employee, Collaboration Partner, potential Collaboration Partner or consultant who receives Confidential Information pursuant to clause (ii) in the foregoing sentence shall be bound by written obligations of confidentiality and non-use with respect to the Confidential Information that are no less stringent than the obligations set forth in this Agreement. For the avoidance of doubt, Company Inventions (as defined below) will be deemed Confidential Information of COMPANY.

9.2

Exceptions. The confidentiality and non-use obligations set forth In Section 9.1 shall not apply to Confidential Information that (i) was in the receiving Party’s possession or known to the receiving Party (as shown by its written records) prior to its receipt from the other Party; (ii) is generally available to the public other than as a result of a previous breach of this confidentiality undertaking by the receiving Party, (iii) was legally received from a Third Party authorized to make such disclosure, or (iv) was discovered or developed independently by the receiving Party without reference to or reliance upon the Confidential Information (as shown by its written records).

9.3

Authorized Disclosure. Either Party may disclose Confidential Information of the other Party to the extent necessary to comply with applicable law, regulation or court order, provided that such Party shall give the disclosing Party prompt notice, as is reasonably practical, of any such required disclosure so that the disclosing Party may seek an appropriate protective order. The receiving Party shall reasonably cooperate with the disclosing Party in Its efforts to seek such a protective order.

9.4

Publication. Selexis shall not publish any findings, data or results arising from any Services performed hereunder or the use of any Research Material unless COMPANY has given its prior written consent to such publication.

9.5

Publicity. Except as otherwise required by applicable law or regulation, and only after compliance with this Section 9.5, neither Party shall issue a press release or make any other disclosure of the existence of or the terms of this Agreement, or otherwise use the name or trademarks or products of the other Party or the names of any employee thereof, without the prior written approval of such press release or disclosure by the other Party. However if, in the reasonable opinion of such Party’s counsel, a public disclosure shall be required by applicable law, regulation, or court order, including without limitation In a filing with the United States or Europe Securities and Exchange Commission or the United States Food and Drug Administration or the European Medicines Agency, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the non-disclosing Party’s prior review and comment, and the non-disclosing Party shall provide its comments as soon as practicable. No disclosure permitted by this Section 9.5 shall contain any Confidential Information of the other Party unless otherwise permitted in accordance with the other provisions of this Article 9. Notwithstanding anything to the contrary in this Section 9.5, the Company may freely (i) publish results, data and any other information related to any Product, (ii) disclose the existence and terms of this Agreement or its activities under this Agreement where required, as reasonably determined by the Company, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court, or (iii) disclose the existence and terms of this Agreement, or its activities under this Agreement, under written obligations of confidentiality to existing and potential agents, advisors, contractors, investors, licensees, sublicensees, collaborators and acquirers. Notwithstanding anything to the contrary in this Section 9.5, Selexis may freely (a) disclose the existence and terms of this Agreement or a its activities under this Agreement where required, as reasonably determined by Selexis, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court, or (b) disclose the existence and terms of this Agreement, or its activities under this Agreement, under written obligations of confidentiality to existing investors and potential acquirers or their advisors.

9.6

Use of Name. No right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark or trade name of the other Party including the names “AVEO” and “Selexis” without the prior written consent of the owning Party.

10.	Intellectual Property Rights
10.1	Ownership of Existing Technologies. COMPANY shall retain all right, title and interest in and to COMPANY’S Technology and COMPANY’S Confidential Information,

including without limitation, the Research Materials and all Records, and no right, title or interest therein is transferred or granted to Selexis under this Agreement except for use in performing Services hereunder and for no other purpose. Selexis shall retain all right, title and interest in and to Selexis’ Technology and Selexis’ Confidential Information and, except as expressly set forth in this Agreement, no right, title or interest therein is transferred or granted to COMPANY under this Agreement except for the right to use the Deliverables.

10.2

Inventions. Any and all information, know-how, data, results, new procedures, formulae and any other tangible or intangible objects, whether patentable or not, (i) arising out of the conduct of the Services or generated or derived from, or incorporating or obtained by the use of, any of the Research Material or COMPANY’S Confidential Information and (ii) that are not Selexis Inventions (collectively, the “COMPANY Inventions”), shall be owned by COMPANY. For the avoidance of doubt, the Product shall constitute a Company Invention and shall be owned by COMPANY; provided, however, that COMPANY may use any Product produced using the COMPANY Cell Lines only in connection with the exercise of the Evaluation License or, if applicable, in accordance with the terms of the Commercial License Agreement (as defined below). Selexis shall own all improvements to the Selexis Technology that; (a) relate solely to cell engineering processes (e.g., gene insertion and expression in mammalian cells) or cell culture processes (e.g., protein isolation and purification); and (b) do not relate specifically to the Research Material or the COMPANY Cell Line (collectively, the “Selexis Inventions”). Selexis hereby assigns to COMPANY all right, title and interest it may have in any COMPANY Inventions. Selexis shall promptly notify COMPANY in writing of any COMPANY Inventions generated during the course of performing the Services. Selexis hereby represents that its agents, employees, contractors and consultants have assigned to Selexis all rights, titles and interests in and to such COMPANY Inventions. COMPANY shall have the right to commercially exploit the COMPANY Inventions, to the extent not claiming the Selexis Technology or Selexis Know How, without any further obligations to Selexis.

10.3

Evaluation License. Selexis hereby grants to COMPANY and its Affiliates a non-exclusive license, with the limited right to sublicense to Contractors, Contract Manufacturing Organizations, or Collaboration Partners, under the Selexis Patents and Selexis Know-How to evaluate the Deliverables and to perform any necessary testing of the COMPANY Cell Lines and supernatants, including without limitation, the right to perform tests to evaluate whether the Deliverables meet the standards described in the Proposal and AVEO’s product quality and functional standards, including but not limited to antibody binding, peptide mapping, aggregation, glycosylation, and stability assays, following first delivery hereunder and continuing through a period of [**] days following the delivery of the Deliverables upon completion of Module FIVE as set forth in the Proposal (collectively, the “Module 5 Deliverables”), including without limitation, the COMPANY Cell Lines and supernatants, research cell banks, and cell line development data package (such license, the “Evaluation License”), provided that, such [**] days shall be extended to the extent Selexis causes any delay in the delivery of Module 6 or Module 7 Deliverables, as set forth in the Proposal. Such Evaluation License does not entitle

COMPANY or its Affiliates to undertake any additional clinical research, clinical development, manufacturing, commercialisation or any other use of the COMPANY Cell Lines or supernatants provided by Selexis to COMPANY or to use the Selexis Technology for any other purpose than described in this Agreement. COMPANY shall be responsible for any breach of this Section 10.3 by any COMPANY Affiliate, consultant or agent to whom the COMPANY Cell Line or the Selexis Technology was made available by COMPANY.

10.4

COMPANY’S Option to Obtain a Commercial License. Selexis hereby grants to COMPANY and its Affiliates and, in accordance with the sublicense rights of Section 10.3, a Collaboration Partner an exclusive option to obtain a commercial license pursuant to the terms set forth in Exhibit C attached hereto (“Commercial License Agreement”), which option may be exercised by written notice to Selexis at any time during the term of this Agreement and until the date which is [**] days after COMPANY’S receipt of the Module 5 Deliverables, provided that, such [**] days shall be extended to the extent Selexis causes any delay in the delivery of Module 6 or Module 7 Deliverables, as set forth in the Proposal. If COMPANY, its Affiliate, or its Collaboration Partner exercises the option, the applicable parties shall enter into a definitive commercial license agreement in substantially the form attached here to as Exhibit C. If COMPANY does not exercise its option to obtain a commercial license within the time period set forth above, or any mutually agreed extension of such period, then in such event, COMPANY shall destroy or return to Selexis all remaining COMPANY Cell Lines and supernatants delivered to COMPANY by Selexis and send to Selexis a letter attesting to such actions signed by the head of Research & Development (or his/her equivalent) of COMPANY.

11.	Term and Termination
11.1

Term. This Agreement is effective as of Effective Date and shall remain in force for the period of performing the Services by Selexis under this Agreement and for four (4) months thereafter, unless earlier terminated as provided below.

11.2

Termination for Cause and Force Majeure. If either Party breaches any of the terms or conditions of this Agreement and such breach is not remedied, or the breaching Party has not initiated reasonable steps to remedy the breach to the non-breaching Party’s reasonable satisfaction, within [**] days after receipt by the breaching Party of a written notice thereof from the non-breaching Party, then the non-breaching Party may terminate this Agreement upon notice to the breaching Party immediately after the expiration of the [**] day period.

11.3

Termination by COMPANY. In addition to termination for cause as provided in Section 11.2, COMPANY may terminate this Agreement at any time and for any reason, by giving Selexis written notice thereof. In the event of such termination by COMPANY, COMPANY shall pay all fees due as of the effective date of termination and pay all committed, non-cancellable pass-through-costs owed to Selexis as of the effective date of termination.

11.4

Effects of Expiration or Termination. Upon the expiration or termination of this Agreement, unless otherwise agreed by the Parties in writing, each Party shall return to the other Party (or, if so requested in writing, destroy and provide a certificate of destruction signed by the respective Party’s Head of Research and Development attesting to such destruction) all tangible embodiments, and render inaccessible or useless all  electronic embodiments, of the other Party’s Confidential Information, Research Materials, Deliverables, and other items belonging to the other Party, except that either Party may retain one (1) copy of the other Party’s Confidential Information for legal archival purposes only. Selexis shall deliver a report to COMPANY of the results and other information achieved or generated by Selexis in the course of performing the Services up to the time of termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

11.5

Survival. Expiration or termination of this Agreement for any reason shall not relieve either Party of any obligation accruing prior to such expiration or termination. In addition, the terms of Sections 2.1 (last sentence), 4.5, 4.6, 6, 7.10, 8, 9, 10, 11.4, 11.5 and 12 of this Agreement shall survive termination or expiration of this Agreement.

12.	Miscellaneous
12.1

Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, that either Party may assign this Agreement and all of its rights and obligations hereunder, without such prior written consent, to an entity which acquires all or substantially all of the business or assets of such Party (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale or otherwise; and COMPANY may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an Affiliate if COMPANY remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder, and provided that such Affiliate is not a contract manufacturing organization. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the Intent of this Agreement. Any assignment not in accordance with this Section 12.1 shall be null and void.

12.2

Compliance with Governmental Obligations. Each Party shall comply, upon reasonable notice from the other Party, with all governmental requests directed to a Party and relevant to the other Party and this Agreement, and provide all Information and assistance reasonably necessary to allow the other Party to comply with the governmental requests.

12.3

Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles.

12.4

Dispute Resolution. The Parties agree that in the event of a dispute between them arising from, concerning or in any way relating to this Agreement, the Parties shall undertake good faith efforts to resolve any such dispute in good faith with the matter being referred at the request of either Party to the Chief Business Officer for each Party and, if remaining unresolved after [**] days, then to the Chief Executive Officers of each Party (or their designees). If after [**] days of the matter first being referred to the Chief Business Officer of the Parties are unable to resolve such dispute, either Party may seek any remedy available pursuant to Section 12.8 of this Agreement.

12.5

Entire Agreement. This Agreement (including Appendix A - the Proposal attached hereto, which is incorporated herein by reference) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof, and constitutes and contains the complete, final, and exclusive understanding and agreement of the Parties with respect to the subject matter hereof, and cancels, supersedes and terminates all prior agreements and understanding between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations conditions or understandings, whether oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. For the avoidance of doubt, to the extent of any Inconsistency between this Agreement and the Proposal, the terms of this Agreement shall govern and prevail.

12.6

Force Majeure. Neither Party shall be liable to the other for loss or damages for any default or delay attributable to any Force Majeure, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it Is thereby disabled from performing for so long as it is so disabled, provided, however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause. For purposes of this Agreement, an event of “Force Majeure” means conditions beyond the control of the Party, including without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of facilities or materials by fire, earthquake, storm or the like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).

12.7

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

12.8	Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of Switzerland.

12.9

Independent Contractors. The relationship between Selexis and COMPANY created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other Party except as expressly set forth in this Agreement.

12.10

Interpretation of Agreement. Article and other descriptive headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

12.11

English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

12.12

Notices. All notices and other communications required by this Agreement shall be in writing in the English language and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service (receipt verified), to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon written receipt thereof):

If to COMPANY, addressed to:	AVEO Pharmaceuticals, Inc. 650 East Kendall Street, Cambridge, MA 02139
Attention:	Chief Business Officer
Copy to:	Legal
Facsimile:	617-995-4995
If to Selexis, addressed to:	Selexis, S.A. 18 Chemin des Aulx 1228 Plan-Ies-Ouates Geneva, Switzerland
Attention:	Accountant, Sophie Vock
With a copy to:	CEO, Igor Fisch, Ph.D.
Facsimile:	+41 22 308-9361

Notices shall be deemed to have been sufficiently given or made: (i) if by facsimile with confirmed transmission, when performed, and (ii) if by express courier upon receipt by the Party.

12.13

Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of COMPANY and Selexis (and their Affiliates and permitted successors and assigns) and nothing in this Agreement (express or implied) is Intended to or shall confer upon any Third Party any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

12.14

Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by applicable law. The parties undertake, in such case, to replace the invalid or unenforceable provision by a valid or enforceable one coming closest to the spirit and purpose of the provision to be replaced; the same shall apply if this Agreement should be incomplete.

12.15

Waiver. The failure on the part of a Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

In Witness Whereof, the Parties, having read the terms of this Agreement and intending to be legally bound hereby, do hereby execute this Agreement.

Selexis SA	COMPANY

By:	By: AVEO Pharmaceuticals, Inc.

Signature: /s/ Regine Brokamp	Signature: /s/ Emile Farhan

Place, Date: PLO, Sept. 26th, 2013	Place, Date: Cambridge, 23 September 2013

Name: Regine Brokamp	Name: Emile Farhan

Title: Chief Operating Officer	Title: V.P. Technical Operations

By:

Signature:

Place, Date:

Name:

Title: Duly authorized

exhibit a

proposal

Exhibit A

PROPOSAL STR_2013 075793v3

SCOPE OF WORK

FOR

AVEO, Inc.

Prepared for:

Nasir Khan

Senior Manager, Biologies Outsourcing

Utilizing Selexis SURE Cell Line Development Platform™ generation of a High
Performance Stable Cell Line for Manufacturing

Proposal Valid through September 30, 2013

Prepared by: Selexis SA

Date of Issue: July 9, 2013	CONFIDENTIAL

SELEXIS	CONFIDENTIAL SUBJECT TO CONTRACT	YOUR PARTNER OF CHOICE FOR CELL LINE DEVELOPMENT

Table of Contents

table of contents		23

ii.	Selexis project management	24

iii.	estimated project timeline	25

it is highly recommended that third-party gene synthesis can be ordered while contract review is underway. this will remove this activity from the project critical path

iv.	module one - project kick-off & technology transfer	25

v.	module two - construction of ten (10) Selexis sureTech VECTOR™ containing variants of the AVEO Antibody	26

vi.	module three - rapid development of ten (10) high performance stable cell pools - SUREPOOLS™, expansion to 100 ml cell culture scale and shipment of supernatants to AVEO	28

vii.	module four - development of high performance standard clonal cell line (scc1)	28

viii	module five - establishment of high performance regulatory standard clonal cell line (scc2)[optional]	29

ix.	module six - media screening and feed evaluation [optional]	30

x.	module seven - clonal cell line stability study [optional]	30

xi.	pricing & payment terms	30

xii.	proposal assumptions and excluded costs	31

xiii.	summary of project deliverables	32

exhibit a		34

exhibit b		Selexis SA

I.	Project Overview

AVEO, Inc. (AVEO) has requested that Selexis SA (Selexis) rapidly develop a high-performance clonal cell Line for the production of AVEO Product(s) using Selexis Genetic Elements™ (SGEs) and the Selexis SURE Cell Line Development™ process.

The goal of this program is the rapid development of a high-performance cell line and transfer developed clonal cell line to AVEO (or a Contract Manufacturing Organization) for process development and manufacturing under cGMP.

As part of this program, Selexis proposes synthesizing product coding gene(s) so they are ready for cloning into the Selexis Genetic Elements™. This synthesis activity can be conducted during contract negotiations -saving precious time. Alternatively, Selexis can utilize AVEO sequenced plasmid DNA to construct the Selexis vectors containing the Selexis Genetic Elements™.

[**]

This proposal defines the timescales and the costs for the generation and delivery of a research cell bank for the top [**] clonal cell lines as measured by ELISA and cell growth characteristics.

The Selexis work is broken out into the following modules:

■	Module ONE - Project Kick-off & Technology Transfer
■	Module TWO - Construction of SUREtech Vectors™ for the expression of each AVEO-Antibody
■	Module THREE - Rapid development of [**] high performance stable cell pools - SUREpools™-, expansion to [**] cell culture scale and shipment of supernatants to AVEO
■	Module FOUR - Development of high performance clonal cell lines (SCC1)
■	Module FIVE - Development of high performance clonal cell line (SCC2)
■	Module SIX - Media Screen and Feed Evaluation
■	Module SEVEN - Clonal cell line stability study
II.	Selexis Project Management

Once the Services Agreement has been executed, Selexis will form a dedicated multi-disciplinary project team under the control of a Selexis Project Manager. This person is responsible for the day-to-day management of the work program at Selexis and will be the main technical contact for AVEO. The Selexis Project Manager will be responsible for facilitating the agreed upon communications plan (i.e., teleconferences, review meetings, etc.).

AVEO will identify a primary point of contact [“Contact Person”] at AVEO. The Selexis Project Manager will channel all communications, documents and reports to this Contact Person for appropriate distribution within AVEO. As required, face-to-face meetings will be arranged with the approval of the Contact Person.

Project Scope Changes:

It is the nature of development programs that targets can change as more data emerge. Should AVEO request Selexis complete work outside of the work described in this proposal, and should this change be deemed by Selexis to be significant, written approval (e-mail or fax) by AVEO will be required prior to initiation of the additional work. This additional work could impact the pricing of the project.

III.	Estimated Project Timeline

Table 1: Project estimated timelines (the outlined plan below (for guidance only) reflects our current assessment of the development time required)

[**]

IV.	Module ONE - Project Kick-off & Technology Transfer

Objective(s):
Establishment of project team and project communication plan
Rapid and effective transfer of AVEO Technology

Est. Duration: [**]

Assumptions:
AVEO will nominate single individual as point of contact at AVEO
AVEO has gene sequences coding for AVEO Antibody(s) in electronic format

Activities:

1.	Kick-off Meeting:
a.	Selexis and AVEO will participate in a project kick-off telecom meeting organized by Selexis Project Manager.
b.	Selexis and AVEO will review and agree upon cloning strategy.
2.	Technology Transfer
a.	AVEO will transfer to Selexis, electronically, DNA sequences coding for AVEO Antibody(s) further described in EXHIBIT A.
b.	AVEO will provide plasmid DNA upon request

c.	AVEO will transfer prior data/results on expression of AVEO-Antibody(s)
d.	AVEO will transfer ELISA method

Deliverable:

—	Selexis will append the agreed upon cloning strategy to this Scope of Work. Strategy should include annotation of vector components and a detailed work flow diagram.
—	AVEO will electronically deliver DNA sequences encoding for AVEO-Antibody(s)
—	AVEO will provide plasmid DNA for AVEO-Antibody(s) upon request by Selexis AVEO will provide prior data/results on expression of AVEO-Antibody(s)
—	AVEO will provide ELISA method
—	Selexis will deliver to AVEO an e-mail summary of activities in Module ONE
V.	Module TWO - Construction of [**] Selexis SUREtech Vector™ containing variants of the AVEO Antibody

Objective:

Construction of SUREtech vectors™ containing AVEO-Antibody gene

Est. Duration: [**]

AVEO proposed cDNA plan:

-	[**]
NOTE:	[**]

Assumptions:

-	[**].

Activities:

1.	If required, Selexis will contract DNA 2.0 laboratory to synthesize AVEO gene sequence.

2.	Vector Construction and Validation at Selexis
a.	Using plasmid DNA received in Activity 1, Selexis will construct expression vectors according to the following table:

AVEO Antibody Name	Selexis Vector Reference
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]

b.	Selexis will verify by restriction digestion and DNA sequencing the final expression vectors for transgene sequence integrity.

Deliverables:

—	Selexis will forward to AVEO an e-mail summary of activities for Module TWO.
—	Selexis will provide a Report detailing the sequence of the cloned DNA in the expression vector and comparison of DNA and amino acid sequences to the sequence provided by AVEO
—	Selexis will provide a Report containing the sequence of the entire expression vector as required for regulatory purposes
—	Selexis will provide vector construction protocols and final reports, including vector maps / constructs, including intermediate and final expression vector maps.

—	Selexis will provide sequence in an editable text file and/or Vector NTI/Genbank file format.
—	Selexis will provide all remaining synthesized DNA to AVEO
VI.	Module THREE - Rapid development of [**] high performance stable cell pools - SUREpools™, Expansion to [**] Cell Culture Scale and Shipment of Supernatants to AVEO

Objective(s):

—	Rapid development of [**] high performance Selexis SUREpools™
—	Screening of up to [**] MABs using Selexis ELISA
—	Shipment of supernatants to AVEO for Antibody analysis and activity evaluation

Est. Duration: [**]

Assumptions:

[**]

Activities:

[**].

Deliverable(s):

[**]

—	Selexis will provide to AVEO an e-mail report for Module THREE.
—	AVEO will provide to Selexis an e-mail summary of quality data for each high-performance pool
VII.	Module FOUR - Development of High Performance Standard Clonal Cell Line (SCC1)

Work will not start on Module FOUR without prior approval from AVEO

Objective(s):

—	Rapid development of high performance clonal cell lines expressing AVEO Antibody

Est. Duration: - Selexis SUREfection™ procedures: [**]

Assumptions:

—	[**]

Selexis implementation SURE Cell Line Development™ Program

Activities:

[**]

Deliverable(s):

—	[**]
VIII.	Module FIVE - Establishment of High Performance Regulatory Standard Clonal Cell Line (SCC2)

Work will not start on Module FIVE without prior approval from AVEO

Objective(s):

—	Rapid development of high performance regulatory standard clonal cell line(s) expressing AVEO Antibody

Est. Duration: [**]

Assumptions:

—	[**]

Selexis implementation SURE Cell Line Development™ Program

Activities:

[**]

Deliverable(s):

[**]

IX.	Module SIX - Media Screening and Feed Evaluation [OPTIONAL]

Objective (s):

•	Use parallel cultures to survey growth and feed media libraries for combinations that deliver most effective results in the specified cell line
•	Determine the best feed blend and feeding strategy, and culture processes

Duration time: [**]

Assumptions:

[**]

Experiment Design:

[**]

Deliverable(s):

[**]

X.	Module SEVEN - Clonal Cell Line Stability Study

Objective (s):

Test the stability of expression by sub-cultivation of the [**] final candidates

Duration time: [**]

Procedure:

•	[**]

Deliverable(s):

[**]
XI.	Pricing & Payment Terms

[**]

Payment Schedule

-	$$[**] due upon signature of Agreement

-	$[**] due upon initiation of Module FOUR
-	$[**] due upon shipment of high performance clonal cell line developed in Module FOUR (SCC1)
-	$[**] due upon initiation of Module FIVE
-	$[**] due upon shipment of high performance clonal cell line developed in Module FIVE (SCC2)
-	$[**] due upon completion of Module Seven[1]

Important Note:

Within [**] days following AVEO receipt of Stable High-Performance cell clonal cell line (End of Module SEVEN) AVEO will need to decide on the following:

(1)Execute Commercial License Agreement (see License Terms Exhibit B)

(2)Return or destroy all materials containing the Selexis Technology

XII.	Proposal Assumptions and Excluded Costs

Proposal Assumptions:

•	The AVEO transgene DNA sequences (encoding the recombinant protein molecule) will be cloned in Selexis’ DNA expression vector as agreed upon.
•	The amino acid sequence of the protein must be preserved.
•	There is freedom to modify non-coding sequences.

Excluded costs:

•	Expenses associated with visits of Selexis’ personnel to AVEO will be charged back to AVEO as a pass through cost.
•	Assay development activities.
•	Any pre-approved costs (including third-party) incurred by Selexis on behalf of AVEO associated with the execution of the work described in this proposal.
•	All payments made to Selexis for work described in this proposal do not in any way in support AVEO rights to access Selexis Technology under a Technology License.

[1]	See Section 7.8 of Services Agreement for relevant payment conditions

XIII.	Summary of Project Deliverables (To be completed after project “Kick-off” meeting)
Deliverable	Responsible Party	Timing
Append the agreed upon cloning strategy to Scope of Work. Strategy should include a detailed work flow diagram.	[**]
Deliver Electronic DNA sequences encoding for AVEO Antibody(s)	[**]
Deliver Plasmid DNA for AVEO-Antibody(s) upon request by Selexis	[**]
Deliver Prior data/results on expression of AVEO-Antibody	[**]
Transfer AVEO-Antibody ELISA method to Selexis	[**]
E-mail summary of activities in Module ONE	[**]
Report detailing the sequence of the cloned DNA in the expression vector and comparison of DNA and amino acid sequences to the sequence provided by AVEO	[**]
Report containing the sequence of the entire expression vector as required for regulatory purposes	[**]
Vector construction protocols and final reports, including vector maps / constructs, including intermediate and final expression vector maps.	[**]
Sequence in an editable text file and/or Vector NTI/Genbank file format	[**]

E-mail summary of activities for Module TWO.	[**]

Shipment of supernatants of approximately [**] containing [**] MAB variants. The supernatants should be split prior to shipment so that half can be shipped refrigerated (2-8°C) and half can be shipped frozen on dry ice. The shipments should have temperature tracking devices (i.e. TempTales).

[**]

Transfection and pool screening protocol and final report. It should include any additional rounds of Transfection and amplification (data consisting of tables, figures, and graphs including selection criteria and recommendations used in the selection of pools for screening of high producing clones)

[**]
Laboratory samples of Null strain ([**] cryopreserved tubes)	[**]

Deliverable	Responsible Party	Timing
E-mail summary report for Module THREE.	[**]
E-mail summary of quality data for each high-performance pool (module 3)	[**]

E-mail data report that includes tables, figures and graphs including the information listed below as well as selection criteria and recommendations used in the selection of top and back-up clones Titer, Cell density, Cell viability

[**]
Shipment of supernatants of the top [**] lead clones for evaluation	[**]
E-mail summary of quality data for each lead clone (Module 4)	[**]
Shipment to AVEO and third party contractor top [**]	[**]
High Performance clonal cell lines (SCC2) and samples of the respective supernatant.
Research Cell Banks consisting of [**] vials for each of the top [**]clonal cell line	[**]
E-mail summary of quality data generated from the third party contractor for the top SCC2 clones	[**]

Stability study Protocol and Final Report on Top and Back up clones (data consisting of tables, figures, and graphs on serial passage and batch culture conditions). Cell culture data includes VCD, viability, titer, and metabolites.

[**]
Shipment to AVEO and third party contractor supernatants at a range of stability timepoints	[**]

Report with the final sequence of cDNA derived from mRNA of the Top Clone and [**] Back up Clones. The sequence must conform 100% to the provided AV-380 protein sequence and the expected DNA sequence based on the plasmid(s) transfected.

[**]
E-mail summary of quality data generated at the third party contractor (Module 7)	[**]
E-mail summary report for Module SEVEN.	[**]

Exhibit A

Description of AVEO Antibody

Description of AVEO Antibody: Minimum of DNA Sequence and Amino Acid Sequence

AVEO Antibody	Variant Designation	Variant Description
	[**]	[**]
AV-380-127	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
AV-380-135	[**]	[**]
[**]
[**]
[**]

SEQUENCE INFORMATION WILL BE PROVIDED BY AVEO FOLLOWING EXECUTION OF THIS AGREEMENT

exhibit b

patents

Selexis SA

EXHIBIT 1

SELEXIS PATENT RIGHTS

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

Selexis SA

exhibit c

commercial license agreement

VA PII CRADA	MODEL 8AUG08

SCHEDULE 13.3(o)

Department of Veterans Affairs

PRINCIPAL INVESTIGATOR INITIATED STUDY
COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT (CRADA)

This cover page identifies the Parties to this CRADA as follows:

The U.S. Department of Veterans Affairs, a Federal government agency, as represented by

Michael E. DeBakey VA Medical Center
2002 Holcombe Boulevard
Houston, Texas 77030

hereinafter referred to as “VA” or “Government”

and

AVEO Pharmaceuticals, Inc.,

hereinafter referred to as “Collaborator”,

having offices at 75 Sidney Street, Cambridge, MA 02139,

created and operating under the laws of Delaware,

and

Houston VA Research and Education Foundation, Inc.

hereinafter referred to as “NPC”,

having offices at 2002 Holcombe Blvd.
Bldg 110, Rm 321
Houston, Texas 77030

created and operating under the laws of Texas.

The title of the project to which this CRADA pertains is Biomarker evaluation for cachexia inducing/mediating factors in plasma from cancer patients.

VA Principal Investigator: Jose M Garcia, MD

VA PII CRADA	MODEL 8AUG08

VA PRINCIPAL INVESTIGATOR INITIATED STUDY
COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

Article 1.Introduction

This PRINCIPAL INVESTIGATOR INITIATED STUDY Cooperative Research and Development Agreement (CRADA) is entered into under the authority of the Federal Technology Transfer Act (FTTA) of 1986, 15 U.S.C. § 3710a, et seq., and shall be effective on the date of the last signature of the Parties.

Any inconsistency between the standard terms of Articles 1 through 13 of this CRADA and any appendices to this CRADA shall be resolved by giving precedence to Articles 1 through 13.

Article 2.Definitions

The terms listed in this Article shall carry the meanings indicated throughout the CRADA. Terms defined in applicable statutes or regulations, but not defined in this CRADA, shall carry the meaning of the statutory or regulatory definition.

“Background Invention” means an invention conceived and reduced to practice or made the subject of a patent application in accordance with patent law in the United States, or in any other country or region, before the effective date of this CRADA.

“Collaborator Confidential Information” means scientific, business and financial information, disclosed by or on behalf of Collaborator in writing and marked or otherwise identified as confidential.

“VA Material” means human blood, serum or tissue samples that are owned or controlled by the VA, and are used in the performance of the SOW.

“Confidential Information” means Collaborator Confidential Information and VA Confidential Information so marked or otherwise identified by notification, provided that the information is not:

(a)	publicly known or available from public sources; or
(b)	made available by its owner to others without a confidentiality obligation; or
(c)	already known by the receiving Party, or independently created or compiled by the receiving Party without reference to or use of information provided under this CRADA; or
(d)	related to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the SOW.

“CRADA Data” means recorded information first produced by Parties in the performance of the Statement of Work. CRADA Data does not include patient medical records or Individually Identifiable Information.

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“CRADA Material” means all tangible material, other than CRADA Data, first produced in the performance of the Statement of Work.

“CRADA Subject Invention” means any invention conceived or first actually reduced to practice in the performance of this Statement of Work.

“Individually Identifiable Information” means any information, including health information maintained by the Veterans Health Administration (VHA), pertaining to an individual that also identifies the individual, or for which there is a reasonable basis to believe the information can be used to identify the individual.

“Investigational New Drug Application” or “IND” means a filing in accordance with 21 C F R. Part 312.

“NPC” means the VA-affiliated non-profit research, or research and education, corporation created and operated under the laws of the state identified on the cover page. The NPC’s role and obligations are set forth in this CRADA pursuant to its statutory authority under 38 U.S.C. §§ 7361-68 and VHA Handbook 1200.17.

“Principal Investigator” means the VA Employee who actually conducts a clinical investigation in accordance with the Statement of Work, i.e., under whose immediate direction the research is conducted or, in the event of research conducted by a team of investigators, is the responsible leader of that team.

“Protocol” means the formal, detailed description of the study to be performed under this CRADA and includes amendments and associated documents such as an informed consent form template.

“Statement of Work” (SOW), Appendix A, defines the research to be conducted under this CRADA and includes the Protocol, whether or not attached to this CRADA.

“VA Confidential Information” means patient medical records, Individually Identifiable Information, CRADA Data, CRADA Material, Protocol, summaries of results, and scientific information disclosed in written form by or on behalf of VA.

“VA Employee” means any individual who is employed by VA, including one who is salaried by VA or is working under a VA Without Compensation (WOC) appointment (38 U.S.C. § 513 and § 7405) or under an Intergovernmental Personnel Act assignment (5 U.S.C. §§ 3371-3375). When used in this Agreement, the term ‘VA” includes VA employees.

Article 3.Cooperative Research and Development

3.1

Performance of Research and Development. VA and Collaborator shall carry out the collaborative research as described in the SOW and in accordance with applicable Federal laws, regulations and VA policies and procedures. Each Party agrees to comply with, and to ensure that its contractors and agents comply with, applicable statutes, Executive Orders, and VA regulations relating to research on human subjects including but not limited to 38 C.F.R. Parts 16 and 17, 21 C.F.R. Parts 50, 56, and 312 as

VA PII CRADA	MODEL 8AUG08

applicable to the research described in the SOW. Such regulations may include the Standards for Privacy of Individually Identifiable Health Information and the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Parts 160 and 164), as well as those set forth in VA’s security directives.

3.2

Principal Investigator Responsibilities. Prior to beginning research under this CRADA, the Principal Investigator shall obtain R&D Committee approval of the Protocol. Such approval entails Institutional Review Board (IRB) approval of the Protocol and all associated documents including informational documents, the informed consent form, and advertisements used in the performance of this CRADA.

3.3

Human Subjects Protection. The research to be conducted under this CRADA involves human subjects or human tissues as described in 38 C.F.R. Part 16. All research to be performed under this CRADA shall conform to laws, regulations and VA policies and procedures pertaining to protections for human subjects. VA shall promptly notify Collaborator and the IRB upon identifying any aspect of the Protocol or study results that may adversely affect the safety, well-being, or medical care of subjects, or that may affect the willingness of subjects to continue participation in the research, may influence the conduct of the study, or may alter the IRB’s approval to continue the study. When subject safety or medical care could be directly affected by study results, VA shall send study subjects a written communication the content of which is subject to IRB approval.

3.4	VA Material Information, Supply and Delivery
3.4.1	VA agrees to provide VA Materials to Collaborator according to the quantity and schedule specified in the SOW.
3.4.2	VA shall ship the VA Materials to Collaborator packaged and addressed as mutually agreed by Principal Investigator and Collaborator.
3.5

Use and Disposition of Collaborator Material. Collaborator agrees to use VA Material only in accordance with the SOW. Upon completion, expiration or termination of this CRADA, any unused quantity of VA Material will be returned to VA or disposed of as directed by VA.

3.6

Registration of Protocol. Principal Investigator will register the Protocol with www.clinicaltrials.gov if applicable, and any other registry with requirements consistent with the registration and publication guidelines of the International Committee of Medical Journal Editors.

Article 4.Financial and Equipment Contributions

4.1

Financial Contributions. Collaborator’s commitment to provide funds to support this study is set forth in the SOW. All payments by Collaborator shall be made to NPC and shall be in U.S. dollars by check or bank draft, sent in accordance with Article 13.14.4, or shall be made by electronic transfer. Collaborator’s failure to make any scheduled payment shall be deemed a material breach. If Collaborator fails to cure such breach

VA PII CRADA	MODEL 8AUG08

within [**] days, VA and NPC shall not be obligated to perform their responsibilities under this CRADA and may terminate this CRADA in accordance with the procedures set forth in Article 10.3. All remedies for such non-payment remain available to VA and NPC under Federal and state law.

Article 5.Inventions and Intellectual Property

5.1	Background Inventions. Nothing in this CRADA shall be construed to grant a Party any rights in another Party’s Background Invention.
5.2

Ownership of CRADA Subject Inventions. Subject to Article 6.2, each Party shall retain ownership of and title to CRADA Subject Inventions made by its employees. NPC neither acquires nor retains any intellectual property rights in CRADA Subject Inventions and shall have no obligation or responsibility to participate in the reporting, filing, or prosecution of patents.

5.3

Reporting. VA and Collaborator shall promptly report to each other in writing each CRADA Subject Invention reported by its personnel. Such reports shall be in sufficient detail to allow determination of inventorship in accordance with U.S. patent law.

5.4	Filing of Patent Applications. VA shall make timely decisions regarding whether it will file patent applications on CRADA Subject Inventions and shall notify Collaborator in advance of filing.

Article 6.Licensing

6.1

License Options. VA grants to Collaborator an exclusive option to elect a nonexclusive, partially exclusive or exclusive license on any sole VA or joint CRADA Subject Invention. To exercise this option, Collaborator shall submit a written notice to the VA Director of Technology Transfer within [**] days after notification by VA of a CRADA Subject Invention in accordance with Article 13.6. Any license granted shall be subject to negotiation of reasonable license terms within [**] days after the exercise of the option and shall be substantially in the form of the model VA license agreement. Collaborator agrees to negotiate and pay reasonable patent costs.

6.2

Government Rights in CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a the Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced CRADA Subject Inventions throughout the world by or on behalf of the Government for research or other Government purposes.

Article 7.Ownership and Rights of Access to Data and Publication

7.1

Data Ownership. CRADA Data, Individually Identifiable Information, patient medical records, source documents, original notes, and other documents records produced by VA in the course of the study shall be the property of VA. CRADA Data, source documents, original notes, and other documents records produced by Collaborator in the course of the study shall be the property of Collaborator.

VA PII CRADA	MODEL 8AUG08

7.2

Sharing of Results. The Parties will share information and results obtained in the study to the extent agreed upon in the SOW. Such information and results shall be considered VA Confidential Information and Collaborator Confidential Information. Information and results exchanged by the Parties, including any Individually Identifiable Information, is limited to what is permitted by the signed informed consent and HIPAA authorization document(s) of subjects, this CRADA, and by applicable confidentiality statutes and regulations.

7.3

Presentations and Publications. VA and Collaborator will have the right to make publicly available the results of their research. Authorship shall be determined by the Parties in accordance with customary scientific practices. Confidential Information of either Party contained in the manuscript or presentation shall be excised from the manuscript or presentation prior to publication. VA and Collaborator agree to seek the other Party’s approval of any proposed publication based on the Crada Data before submitting the proposed publication to a publisher. VA and Collaborator agree to respond to the other regarding approval within [**] days from receipt of the proposed publication. If the Party proposing publication does not receive a decision from the other Party within this time period, the Party proposing publication will be free to proceed with the publication. If the non-proposing Party determines that a patent application should be filed before any public disclosure, the non-proposing Party will so notify the other Party. The proposing Party will cooperate with the non-proposing party regarding such filing, and will delay its publication up to an additional [**] days to permit such filing.

Article 8.Confidentiality

8.1	Non-disclosure and Non-use. No Party may disclose or use any Confidential Information, or use or distribute CRADA Materials, except as expressly permitted in this CRADA.
8.2	Disclosure and Use of Confidential Information
8.2.1	Subject to the limitation of Article 7.2, each Party may use and disclose to each other Confidential Information as needed to accomplish the SOW.
8.2.2	Collaborator may use or disclose Collaborator Confidential Information and VA may use or disclose VA Confidential Information without any limitations imposed by this CRADA.
8.2.3	A Party may disclose Confidential Information:
(a)	As required by a court, administrative or regulatory body of competent jurisdiction, or by law, regulation or other applicable legal authority, or for patent filings and/or prosecution.
(b)	When requested by the chairman of a congressional oversight committee of jurisdiction acting in its oversight capacity.
VA PII CRADA	MODEL 8AUG08

(c)	When needed to provide medical care to a research subject when, in the opinion of the research subject’s health care providers, such treatment is reasonable and necessary.
(d)	To other entities to which a Party has a prior legal or contractual obligation to disclose.
(e)	As permitted in Article 7.2 and as necessary for publications and presentations in accordance with Article 7.3.
(f)	With the prior written consent of the providing Party.
8.2.4

A Party shall provide notice to the other Parties of an intended disclosure under (a), (b), (c), or (d) of Article 8.2.3 as soon as possible and shall limit any such disclosure to the extent possible. Disclosure in accordance with Article 8.2.3 will not otherwise affect the confidential nature of the information.

8.3	Duration of Confidentiality Obligation.
8.3.1

Confidential Information that is a trade secret, commercial or financial information under the meaning of section 552(b)(4) of title 5 of United States Code, obtained either in the conduct of this CRADA or as a result of activities related to this CRADA, and is from the Collaborator, shall not be disclosed by VA. See, 15 U.S.C. §3710a(c)(7)(A).

8.3.2

Confidential Information that results from research and development activities under this CRADA (that would be a trade secret or commercial or financial information if the information had been obtained from Collaborator under Article 8.3.1) shall be maintained as confidential by a Party for (5) years after development of such information. See, 15 U.S.C. § 3710a(c)(7)(B).

8.3.3	The obligation to maintain confidentiality of Individually Identifiable Information shall last as long as the Party or any successor-in-interest maintains the Individually Identifiable Information.
Article 9.	Warranties
9.1	Party Warranties. The Parties warrant:
(a)	Each has authority to enter into this CRADA;
(b)	The signatories have authority to sign on behalf of their organization;
(c)

Neither they nor any of their personnel involved in this CRADA are debarred or suspended by any agency of Government, or are excluded from any Federal health care program, or have received notice of intent to seek such action;

VA PII CRADA	MODEL 8AUG08

(d)	No person or organization that becomes debarred or suspended during the performance of this CRADA shall be allowed to provide services or to participate in research under this CRADA.
9.2	Additional Collaborator Warranties.
(a)	Collaborator warrants it is financially able to satisfy the funding obligations described herein.
(b)	Collaborator maintains insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, Collaborator shall provide evidence of such insurance.

Article 10.Expiration and Termination

10.1	Expiration. This CRADA shall expire in accordance with the SOW. The term of this CRADA may be extended by mutual written consent of the Parties in accordance with Article 13.6.
10.2	Termination by Mutual Consent. VA and Collaborator may terminate this CRADA at any time by mutual written consent given in accordance with Article 13.6.
10.3

Unilateral Termination. Either VA or Collaborator may unilaterally terminate this CRADA 1) at any time by providing written notice in accordance with Article 13.6 at least sixty (60) days before the desired termination date; or 2) immediately upon a material breach, for good cause, for subject safety, or upon termination of the study by the FDA.

10.4

Payments. If this CRADA is terminated, Collaborator shall pay any funds due through the date of termination and for work accomplished through the date of termination, as well as for reasonable termination costs and non-cancelable obligations, i.e., costs which cannot be prevented or mitigated and which arise directly as a result of this CRADA, including the cost of returning Collaborator property or removal of abandoned Collaborator property. In the event the total payments made by Collaborator exceed the final calculation of the payments owed, NPC shall promptly reimburse such excess to Collaborator.

10.5

New Commitments. No Party shall incur new expenses related to this CRADA after expiration, mutual termination, or unilateral termination and shall, to the extent feasible, cancel all outstanding commitments and contracts by the termination date.

Article 11.	Disputes
11.1

Settlement. Disputes shall be submitted jointly to VA and Collaborator in accordance with Article 13.6. If VA and Collaborator are unable to jointly resolve the dispute within [**] days after notification thereof, the VHA Office of the Under Secretary for Health shall propose a resolution. Nothing in this Article prevents VA or Collaborator from pursuing any additional administrative remedies that may be available and, after

VA PII CRADA	MODEL 8AUG08

exhaustion of such administrative remedies, pursuing judicial remedies. When imposed by the IRB, requirements and modifications pertaining to the conduct of the Protocol are not disputes subject to settlement under this Article. In the event that a joint decision cannot be reached, VA policy is to encourage the use of Alternative Dispute Resolution (ADR) procedures.

11.2	Continuation of Work. Pending the resolution of any dispute pursuant to this Article, the Parties agree to diligently pursue performance of all obligations to the extent possible.
Article 12.	Indemnification and Liability
12.1

Collaborator’s Indemnification and Liability. Collaborator shall defend, indemnify and hold harmless VA, VA Employees, the responsible IRB, the NPC and any of their agents (collectively the “Indemnitees”) from all third party liabilities, claims, actions and suits for personal injury, loss or death arising from the Collaborator’s performance of the SOW, except to the extent that, such liability, claim, action and/or suit arises out of the negligence or wrongful act of any Indemnitee.

12.1.1	VA shall promptly notify Collaborator of any liability, claim, action, suit, complaint and/or injury relating to its obligations under this Article.
12.1.2

Collaborator shall have the right to select defense counsel and to direct the defense or settlement of any such liability, claim, action and/or suit except to the extent that the Department of Justice is defending the Indemnitee.

12.2

VA’s Indemnity and Liability. The parties agree that any claims that VA employees were negligent or committed other tortuous acts in the performance of this CRADA shall be handled in accordance with the Federal Tort Claims Act as the exclusive remedy.

12.3

Costs of Subject Injury. Collaborator shall be responsible for reasonable and customary costs incurred for treatment of injury reasonably related to the subject’s participation in the study described in the Protocol when such injury is the result of manufacture, formulation or provision of the Collaborator Material except to the extent that such costs arise out of the negligence or wrongful act of any Indemnitee.

Article 13.	Miscellaneous
13.1

Governing Law. This CRADA shall be governed by U.S. Federal law, as applied by the Federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any U.S. Federal law or regulation, the applicable U.S. Federal law or regulation shall preempt that provision.

13.2

Waivers. None of the provisions of this CRADA shall be considered waived by any Party unless a waiver is given in writing to the other Parties. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any Party.

VA PII CRADA	MODEL 8AUG08

13.3

Severability. The illegality or invalidity of any provisions of this CRADA shall not impair, affect, or invalidate the other provisions of this CRADA. If any provision is found illegal or invalid, the Parties shall promptly negotiate a substitute provision.

13.4

Amendments. This CRADA may be modified only by written instrument executed by an authorized signatory for each Party. The SOW and the Protocol may be modified by mutual written consent of Collaborator and the Principal Investigator, subject to approval, if required, by the IRB and R&D Committee. VA may deviate from or modify the Protocol for subject safety with appropriate notification to the IRB and Collaborator.

13.5

Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder may be assigned or otherwise transferred by any Party without the prior notification in accordance with Article 13.6, except that Collaborator may assign this Agreement in connection with the sale or transfer of all or substantially all of its business relating to the subject matter of this Agreement, or in the event of a merger, acquisition or change in control. This CRADA shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assignees.

13.6

Notices. All notices pertaining to or required by this CRADA shall be in writing and signed by an authorized representative of the notifying Party. Parties shall send notices by registered or certified mail by U.S. Postal Service with return receipt, or by an express/overnight commercial delivery service, with delivery prepaid. Notices shall be properly addressed to the other Parties at the addresses provided below or to any other address designated in writing by the other Parties.

13.7	Party Relationships. All Parties are independent from one another. This agreement does not establish a contract between any VA entity and NPC.
13.8

Use of Name; Press Releases. By entering into this CRADA, VA does not endorse any product or service. Collaborator shall not state or imply that the Government or any of its organizational units or employees endorses any product or service. The Parties shall provide proposed press releases related to this CRADA to each other for review and comment at least [**] business days before publication. Any Party may disclose the title of this CRADA to the public without the approval of the other Parties.

13.9	Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission shall not be unreasonably withheld.
13.10	Export Controls. Collaborator agrees to comply with U.S. export law and regulations.
13.11	Record Retention.
13.11.1

Study Records. Study records are managed in accordance with the VA Privacy Act System of Records Notice, currently identified as “Veteran, Patient, Employee and Volunteer Research and Development Project Records-VA” (34VA12), which provides, in part, that records shall be retained for five (5) years after the completion of the research project and/or publication of a final

VA PII CRADA	MODEL 8AUG08

report. VA will retain study records for this study in accordance with applicable regulations and VA policy. Study records may be destroyed thereafter in accordance with Privacy Act guidelines.
13.11.2

Storage. The expense of storage of research records in excess of five years when requested by Collaborator shall be paid by Collaborator. The costs for this additional retention will be negotiated in good faith at the time Collaborator undertakes this expense. Ownership of the records remains with VA.

13.11.3

Patient Medical Records. Patient medical records of clinical treatment of VA patients in the course of the SOW are covered by the VA Privacy Act System of Records entitled “Patient Medical Records-VA” (24VA19). VA shall retain and dispose of these records in accordance with the published Federal Register notice for these records and the applicable VA Records Control Schedule.

13.12	Entire Agreement. This CRADA constitutes the entire agreement of the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.
13.13	Survivability. The provisions of Articles 3.1, 3.2,4.1 -9.2, 10.3-10.5, 11.1, 12.1 -13.2, 13.5, 13.8 and 13.13 shall survive the expiration or early termination of this CRADA.
VA PII CRADA	MODEL 8AUG08

13.14	Contacts.
13.14.1	CRADA Notices.

For VA: ACOS/R&D:
Thomas R. Kosten, MD
2002 Holcombe Blvd., Bldg 110
Houston, TX 77030
Tel: 713-794-7032

Principal Investigator:
Jose M Garcia MD, PhD
2002 Holcombe Blvd, Mail Code:111
Room 3B-243
Houston, Texas 77030
Tel: 713-794-7989

For Collaborator:
AVEO Pharmaceuticals, Inc.
75 Sidney Street
Cambridge, MA 02139
Attn: VP, Intellectual Property
With cc to: VP, Translational Medicine

For NPC:
Sachiko Takase
Houston VA Research and Education Foundation, Inc.
2002 Holcombe Blvd. Bldg 110, Rm 321
Houston, TX 77030
713-794-7934 (Tel)
713-794-7938 (Fax)

13.14.2	Patenting and Licensing

For VA:
Department of Veterans Affairs
Director, Technology Transfer (12TT)
810 Vermont Av NW
Washington, DC 20420
Email: Amy.Centanni@va.gov;
Telephone: (202) 254-0199; Fax: (202) 254-0473

For Collaborator:
AVEO Pharmaceuticals, Inc.
75 Sidney Street
Cambridge, MA 02139
Attn: VP, Intellectual Property

SIGNATURES ARE FOUND ON THE NEXT PAGE.

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SIGNATURE PAGE

ACCEPTED AND AGREED:

By executing this agreement, each Party represents that all statements made herein are true, complete, and accurate to the best of its knowledge; that each has read and understood this CRADA prior to signing; and that each enters into it freely and voluntarily.

FOR COLLABORATOR	9/8/11
Date
/s/ Isabel Chiu
Signature

Isabel Chiu, PhD
Typed Name

Vice President, Translational Medicine
Title

FOR VA:

/s/ Adam Walmus	9-19-11
Signature (NPC Executive Director or Other Authorized Signatory)	Date

Sachiko Takase
Typed Name

Executive Director
Title

Principal Investigator Acknowledgement

While not a Party, I understand and agree to the Principal Investigator obligations stated in this Agreement. Further, I certify that I am not debarred under subsections 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act and shall not use in any capacity the services of any person debarred under such law with respect to services to be performed under this Agreement. I also certify that I am not excluded from any Federal health care program, including but not limited to Medicare and Medicaid.

   /s/ Jose Garcia
Principal Investigator Signature

Jose M Garcia MD, PhD
Principal Investigator Name

VA CT CRADA	Appendices	MODEL 5/2007
CONFIDENTIAL

Department of Veterans Affairs

PRINCIPAL INVESTIGATOR INITIATED STUDY

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT (CRADA)

APPENDIX A-1

CRADA PERIOD OF PERFORMANCE

The term of this CRADA shall begin as of the date of the last signature of the Parties and shall terminate when the statement of work is completed

VA CT CRADA	Appendices	MODEL 5/2007
CONFIDENTIAL

Department of Veterans Affairs

PRINCIPAL INVESTIGATOR INITIATED STUDY
COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT (CRADA)

APPENDIX A-2

CRADA STATEMENT OF WORK (PROTOCOL)

Scope of Work for collaboration between Dr. Jose M Garcia, MD, PhD and AVEO
Pharmaceuticals
Title: Biomarker evaluation for cachexia inducing/mediating factors in plasma from cancer patients

Background

Symptoms including cachexia (involuntary weight loss), anorexia (decreased appetite and food intake) and poor functional performance affect the majority of patients with cancer. These symptoms are associated with poor prognosis and have a profound impact on the quality of life and return to productivity of these patients. Cachexia is the result of an imbalance between energy intake and energy expenditure and both mechanisms are thought to be affected in the setting of cancer. Current evidence suggests that a proinflammatory state may be responsible for many of the symptoms associated with cancer (1-4). Cytokines are increased in cancer-cachexia patients. IL-6 administration in rodents (5) and humans (6) reduces body weight, increases the resting metabolic rate and suppresses appetite.

AVEO Pharmaceuticals is committed to discovering and developing targeted therapies to impact cancer patients’ lives. Using a proprietary Human Response Platform, which includes the use of in vivo genetic screens to identify targets important for cancer, AVEO has discovered a pipeline of candidate therapeutics, including ficlatuzumab, a potent inhibitor of the HGF/c-MET pathway currently under investigation in a phase 2 clinical trial in patients with non-small cell lung cancer (NSCLC). One class of candidate genes identified through the in vivo genetic screens possess the ability to induce profound weight loss when tumors overexpressing the genes are implanted into recipient mice. The cachexia-like phenotype is reproducible and propagated along with the tumor cells that overexpress the candidate genes. Further, the extent of weight loss observed appears to be a genetic property of the tumor, and not merely a result of tumor burden. Thus, we postulate that this class of genes represents a promising pool from which to identify factors responsible for inducing or mediating cancer-associated cachexia.

Hypothesis

[**].

Specific Aims

[**]

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CONFIDENTIAL

Research Plan

Step 1: [**]

Timeline: [**].

References

[**].

Research Costs

The financial fees associated with this study represent overhead costs to be paid by AVEO to the Houston VA Research and Education Foundation, Inc. In addition to a per-sample fee, a start-up fee to cover supportive activities such as documents preparation, reviews and approval process, initial set-up for data base, submission of RB amendment, meeting attendance to present data, retrieving samples is also included.

RESEARCH COSTS:		Payment Schedule
Fee	Amount	Timing
Start-up Fees: 1. HVAREF Start-up Fee Documents preparation Review and approval process 2. IRB Amendment No overhead cost associated with these fees	[**] [**] [**]	Upon Execution of agreement Upon Execution
3. Initial setup-up for data base and Meeting attendance to present data Retrieving samples Indirect Costs: [**]%	[**] [**]	Upon Execution Upon Execution
Total Start-up fee upon execution:	[**]
4. Sample Fee: [**] Invoice to be generated by the PI upon delivery of samples to the sponsor	[**]	Upon receipt of Samples

VA CT CRADA	Appendices	MODEL 5/2007
CONFIDENTIAL